Exhibit 10.3

FIRST AMENDED AND RESTATED REVOLVING CREDIT

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS LENDER, AS ADMINISTRATIVE AGENT AND

AS SYNDICATION AGENT)

AND

CITICORP USA, INC. (AS LENDER, AS COLLATERAL AGENT AND AS CO-DOCUMENTATION AGENT), DEUTSCHE BANK TRUST COMPANY AMERICAS (AS LENDER AND AS CO-DOCUMENTATION AGENT), NATIONAL CITY BUSINESS CREDIT, INC. (AS LENDER AND AS CO-DOCUMENTATION AGENT), KEY BANK NATIONAL ASSOCIATION (AS LENDER AND AS CO-DOCUMENTATION AGENT) AND SUCH OTHER LENDERS WHICH ARE NOW OR HEREAFTER A PARTY HERETO

AND

PNC CAPITAL MARKETS, INC., CITIGROUP GLOBAL MARKETS INC. AND DEUTSCHE BANK SECURITIES INC. (AS JOINT LEAD ARRANGERS AND JOINT BOOK RUNNERS)

AND

THE BORROWERS PARTY HERETO

(AS BORROWERS)

AND

THE GUARANTORS PARTY HERETO

(AS GUARANTORS)

DECEMBER 9, 2004

TABLE OF CONTENTS

I. DEFINITIONS		1

1.1	Accounting Terms	1
1.2	General Terms	2
1.3	Uniform Commercial Code Terms	29
1.4	Certain Matters of Construction	29

II. ADVANCES, PAYMENTS		29

2.1	Revolving Advances	29
2.2	Procedure for Borrowing Advances	31
2.3	Disbursement of Advance Proceeds	33
2.4	Maximum Advances	33
2.5	Repayment of Advances	33
2.6	Repayment of Excess Advances	34
2.7	Statement of Account	34
2.8	Letters of Credit	35
2.9	Issuance of Letters of Credit	35
2.10	Requirements For Issuance of Letters of Credit	36
2.11	Additional Payments	37
2.12	Manner of Borrowing and Payment	38
2.13	Increase of Maximum Revolving Advance Amount	39
2.14	Use of Proceeds	40
2.15	Defaulting Lender	41
2.16	Swing Loan	42

III. INTEREST AND FEES		43

3.1	Interest	43
3.2	Letter of Credit Fees	44
3.3	Facility Fee	45
3.4	Reserved	46
3.5	Computation of Interest and Fees	46
3.6	Maximum Charges	46
3.7	Increased Costs	46
3.8	Basis For Determining Interest Rate Inadequate or Unfair	47
3.9	Capital Adequacy	48
3.10	Other Considerations	48

IV. COLLATERAL: GENERAL TERMS		49

4.1	Security Interest in the Collateral	49
4.2	Perfection of Security Interest	49
4.3	Disposition of Collateral	50
4.4	Preservation of Collateral	50
4.5	Ownership of Collateral	50
4.6	Defense of Administrative Agent’s and Lenders’ Interests	51
4.7	Books and Records	51

4.8	Financial Disclosure	52
4.9	Compliance with Laws	52
4.10	Inspection of Premises	52
4.11	Insurance	53
4.12	Failure to Pay Insurance	55
4.13	Payment of Taxes	55
4.14	Payment of Leasehold Obligations	55
4.15	Receivables	56
4.16	Maintenance of Equipment	59
4.17	Exculpation of Liability	59
4.18	Environmental Matters	59
4.19	Financing Statements	61

V. REPRESENTATIONS AND WARRANTIES		61

5.1	Authority	61
5.2	Formation and Qualification	61
5.3	Survival of Representations and Warranties	62
5.4	Tax Returns	62
5.5	Financial Statements	62
5.6	Corporate Name	63
5.7	O.S.H.A. and Environmental Compliance	63
5.8	Solvency; No Litigation, Violation, Indebtedness or Default	64
5.9	Patents, Trademarks, Copyrights and Licenses	65
5.10	Licenses and Permits	65
5.11	Material Adverse Effect	65
5.12	No Default	66
5.13	No Burdensome Restrictions	66
5.14	No Labor Disputes	66
5.15	Margin Regulations	66
5.16	Investment Company Act	66
5.17	Disclosure	66
5.18	Delivery of Senior Unsecured Notes Documentation	67
5.19	Hedging Contracts	67
5.20	Conflicting Agreements	67
5.21	Application of Certain Laws and Regulations	67
5.22	Business and Property of Loan Parties	67
5.23	Section 20 Subsidiaries	67
5.24	Anti-Terrorism Laws	68

VI. AFFIRMATIVE COVENANTS		68

6.1	Payment of Fees	68
6.2	Conduct of Business and Maintenance of Existence and Assets	69
6.3	Violations	69
6.4	Government Receivables	69
6.5	Reserved	69
6.6	Fixed Charge Coverage Ratio	69
6.7	Suspension of Financial Covenant Triggering Event	70

6.8	Execution of Supplemental Instruments	70
6.9	Payment of Indebtedness	70
6.10	Standards of Financial Statements	70
6.11	Anti-Terrorism Laws	71
6.12	First Amendment; IMCO Escrow Merger; Closing Date Available Liquidity	71
6.13	Dissolution of Certain Subsidiaries	71

VII. NEGATIVE COVENANTS		71

7.1	Merger, Consolidation, Acquisition and Sale of Assets	71
7.2	Creation of Liens	74
7.3	Guarantees	74
7.4	Investments	75
7.5	Loans	75
7.6	Capital Expenditures	76
7.7	Dividends	76
7.8	Indebtedness	77
7.9	Nature of Business	78
7.10	Transactions with Affiliates	78
7.11	Leases	78
7.12	Subsidiaries	79
7.13	Fiscal Year and Accounting Changes	79
7.14	Pledge of Credit	79
7.15	Amendment of Articles of Incorporation, By-Laws, Certificate of Organization, Operating Agreement, Etc.	79
7.16	Compliance with ERISA	80
7.17	Prepayment of Indebtedness	80
7.18	Other Agreements	81

VIII. CONDITIONS PRECEDENT		81

8.1	Conditions to Initial Advances	81
8.2	Conditions to Each Advance	85

IX. INFORMATION AS TO LOAN PARTY		86

9.1	Disclosure of Material Matters	86
9.2	Schedules	86
9.3	Environmental Reports	87
9.4	Litigation	87
9.5	Material Occurrences	87
9.6	Annual Financial Statements	88
9.7	Quarterly Financial Statements	89
9.8	Other Reports	89
9.9	Additional Information	89
9.10	Projected Operating Budget	90
9.11	Notice of Suits, Adverse Events	90
9.12	ERISA Notices and Requests	91
9.13	Additional Documents	91

X. EVENTS OF DEFAULT		92

XI. LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT		95

11.1	Rights and Remedies	95
11.2	Administrative Agent’s and Collateral Agent’s Discretion	96
11.3	Setoff	96
11.4	Rights and Remedies not Exclusive	96
11.5	Allocation of Payments After Event of Default	96

XII. WAIVERS AND JUDICIAL PROCEEDINGS		97

12.1	Waiver of Notice	97
12.2	Delay	98
12.3	Jury Waiver	98

XIII. EFFECTIVE DATE AND TERMINATION		98

13.1	Term	98
13.2	Termination	98

XIV. REGARDING ADMINISTRATIVE AGENT AND COLLATERAL AGENT		99

14.1	Appointment	99
14.2	Nature of Duties	99
14.3	Lack of Reliance on Administrative Agent or Collateral Agent and Resignation	100
14.4	Certain Rights of Administrative Agent and Collateral Agent	101
14.5	Reliance	101
14.6	Notice of Default	101
14.7	Indemnification	102
14.8	Administrative Agent and Collateral Agent in their Individual Capacity	102
14.9	Delivery of Documents	102
14.10	Borrowers’ Undertaking to Administrative Agent	102
14.11	No Reliance on Administrative Agent’s Customer Identification Program	103
14.12	Administrative Agent and Collateral Agent	103

XV. BORROWING AGENCY		103

15.1	Borrowing Agency Provisions	103
15.2	Waiver of Subrogation	104

XVI. MISCELLANEOUS		104

16.1	Governing Law	104
16.2	Entire Understanding	105
16.3	Successors and Assigns; Participations; New Lenders	107
16.4	Application of Payments	109
16.5	Indemnity	109
16.6	Notice	110
16.7	Survival	112
16.8	Severability	112
16.9	Expenses	113
16.10	Injunctive Relief	113

16.11	Consequential Damages	113
16.12	Captions	113
16.13	Counterparts; Telecopied Signatures	113
16.14	Construction	113
16.15	Confidentiality; Sharing Information	114
16.16	Tax Withholding Clause	114
16.17	USA Patriot Act	115
16.18	Publicity	116
16.19	Transitional Arrangements	116

FIRST AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT

First Amended and Restated Revolving Credit and Security Agreement (“Agreement”), dated December 9, 2004, by and among the Borrowers (as hereinafter defined), each of the Guarantors (as hereinafter defined), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually a “Lender”), PNC Bank, National Association (“PNC”), as administrative agent and syndication agent for the Lenders (PNC, in such capacity, the “Administrative Agent”), Citicorp USA, Inc. (“CUSA”), as collateral agent and co-documentation agent for the Lenders (CUSA, in such capacity, the “Collateral Agent”), Deutsche Bank Trust Company Americas (“DB”), as co-documentation agent for the Lenders (DB, in such capacity, a “Co-Documentation Agent”), National City Business Credit, Inc. (“NCBC”), as co-documentation agent for the Lenders (NCBC, in such capacity, a “Co-Documentation Agent”), and Key Bank National Association (“Key”), as co-documentation agent for the Lenders (Key, in such capacity, a “Co-Documentation Agent” and together with CUSA, DB and NCBC, the “Co-Documentation Agents”).

WITNESSETH:

WHEREAS, the Borrowers, various financial institutions (the “Existing Lenders”), PNC, as administrative agent, syndication agent and collateral agent for the Existing Lenders, and JPMorgan Chase Bank, as documentation agent for the Existing Lenders entered into that certain Revolving Credit and Security Agreement, dated October 3, 2003 (as amended prior to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, the Borrowers, the Guarantors, the Lenders, the Administrative Agent, the Collateral Agent and the Co-Documentation Agents desire to amend and restate the Existing Credit Agreement, pursuant to the terms and conditions set forth herein.

IN CONSIDERATION of the mutual covenants and undertakings herein contained, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Guarantors, the Lenders, the Administrative Agent, the Collateral Agent and the Co-Documentation Agents hereby agree as follows:

I.	DEFINITIONS.

1.1 Accounting Terms.

As used in this Agreement, the Notes, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP. All financial computations to be made under this Agreement shall, unless otherwise specifically provided herein, be made in accordance with GAAP applied on a basis consistent in all material respects with the financial statements delivered to the Administrative Agent and the Lenders on or prior to the Closing Date.

1.2 General Terms.

For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.6 hereof.

“Advances” shall mean and include the Revolving Advances, Letters of Credit and Swing Loans.

“Advance Rates” shall have the meaning set forth in Section 2.1(a) hereof.

“Administrative Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Administrative Agent’s Letter” shall mean the Administrative Agent’s fee letter dated December 9, 2004, by and among the Borrowers and the Administrative Agent.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Aggregate Consideration” shall mean with respect to any Permitted Acquisition the sum of (a) the cash paid by any Loan Party, directly or indirectly, to the seller in connection therewith, plus (b) Indebtedness incurred or assumed by any Loan Party, whether in favor of the seller or otherwise and whether fixed or contingent, in connection with such Permitted Acquisition, plus (c) any Guaranty given or incurred by any Loan Party in connection therewith, and plus (d) any other consideration (excluding any common stock of IMCO issued in connection therewith) given or obligation incurred by any Loan Party in connection therewith.

“Agreement” shall have the meaning set forth in the preamble to this Agreement, as amended, restated, modified or supplemented from time to time.

“Alchem” shall mean Alchem Aluminum, Inc., a Delaware corporation and its successors and assigns.

“Alchem Shelbyville” shall mean Alchem Aluminum Shelbyville Inc., a Delaware corporation and its successors and assigns.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the higher of (i) the Base Rate in effect on such day and (ii) the Federal Funds Open Rate in effect on such day plus one-half of one percent (.50%) per annum.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Base Rate Margin” shall have the meaning set forth in Section 3.1(b) hereof.

“Applicable Eurodollar Rate Margin” shall have the meaning set forth in Section 3.1(b) hereof.

“Applicable Facility Fee Percentage” shall have the meaning set forth in Section 3.3 hereof.

“Applicable Letter of Credit Fee Percentage” shall have the meaning set forth in Section 3.2(a) hereof.

“Authority” shall have the meaning set forth in Section 4.18(d) hereof.

“Available Liquidity” shall mean, at a particular date, an amount equal to the sum of (a) Undrawn Availability, plus (b) cash and Cash Equivalents not otherwise restricted of the Borrowers on a consolidated basis.

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Billed Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Bills of Sale” shall mean those certain bills of sale or similar transfer documents, dated as of December 9, 2004, by and among Commonwealth Concast and Commonwealth Financing, as sellers, and IMCO, as purchaser, with respect to the sale of accounts and inventory.

“Blocked Account Agreements” shall mean, collectively, each of the Blocked Account Agreements in substantially the form of Exhibit B attached hereto and made a part hereof entered into by the Borrowers, as applicable, the Administrative Agent and the bank at which the applicable Blocked Account is located, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Blocked Accounts” shall have the meaning set forth in Section 4.15(h) hereof.

“Blocked Person” shall have the meaning assigned to such term in Section 5.24(b) hereof.

“Borrower” shall mean IMCO, Alchem, Alchem Shelbyville, Gulf Reduction, IMCO Energy, IMCO International, IMCO Investment, IMCO Management, IMCO Recycling of California, IMCO Recycling of Idaho, IMCO Recycling of Illinois, IMCO Recycling of Indiana, IMCO Recycling of Michigan, IMCO Recycling of Ohio, IMCO Recycling of Utah, IMCO Recycling Services, IMSAMET, Indiana Aluminum, Interamerican, MetalChem, Midwest Zinc, Rock Creek, U.S. Zinc, U.S. Zinc Export, Western Zinc and any other person who may hereafter become a party hereto and “Borrowers” shall collectively mean all such Persons.

“Borrowers’ Account” shall have the meaning set forth in Section 2.7 hereof.

“Borrowing Agent” shall mean IMCO.

“Borrowing Base Certificate” shall mean a certificate duly executed by an officer of Borrowing Agent appropriately completed and in substantially the form of Exhibit A hereto.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Pittsburgh, Pennsylvania and, if the applicable Business Day relates to any Eurodollar Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“CA Lewisport” shall mean CA Lewisport, LLC, a Delaware limited liability company and its successors and assigns.

“Capital Expenditures” shall mean any expenditure made or liability incurred which is, in accordance with GAAP, treated as a capital expenditure and not as an expense item for the year in which it was made or incurred, as the case may be.

“Capital Stock” shall mean, with respect to any Person, (a) any share of capital stock of or other unit of ownership interest in such Person and (b) any security convertible into, or any option, warrant or other right to acquire, any share of capital stock of or other unit of ownership interest in such Person.

“Cash Dominion Triggering Event” shall mean (a) the occurrence of a Default or Event of Default that is continuing, (b) after the Closing Date, the Borrowers’ Undrawn Availability is less than Sixty-Five Million and 00/100 Dollars ($65,000,000.00) for any period of five (5) consecutive days, (c) after the Closing Date, the Borrowers’ Undrawn Availability is less than Sixty Million and 00/100 Dollars ($60,000,000.00) on any day, or (d) the Borrowers’ daily average Undrawn Availability for any full calendar month after the Closing Date is less than Sixty-Five Million and 00/100 Dollars ($65,000,000.00) at which time the Borrowers shall comply with the terms of Section 4.15(d) and (h).

“Cash Equivalents” shall mean: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within six (6) months from the date of acquisition thereof; (b) commercial paper maturing no more than six (6) months from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s or at least P-1 from Moody’s Investors Service, Inc.; and (c) certificates of deposits or bankers’ acceptances maturing within six (6) months from the date of issuance thereof issued by any commercial bank organized under the laws of the United States of America, or any state thereof or the District of Columbia, having combined capital and surplus of not less than Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00) and not subject to setoff rights in favor of such bank.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change of Control” shall mean (i) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than twenty five percent (25%) of the total voting power of the voting stock of IMCO (for the purposes of this clause, such person or group shall be deemed to beneficially own any voting stock of IMCO held by a parent entity, if such persons or group “beneficially owns” (as defined above), directly or indirectly, more than twenty five percent (25%) of the voting power of the voting stock of such parent entity); or (ii) the first (1st) day on which a majority of the members of the Board of Directors of IMCO are not Continuing Directors; (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of IMCO and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or (iv) the adoption by the stockholders of IMCO of a plan or proposal for the liquidation or dissolution of IMCO.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, Capital Stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other similar governmental authority, domestic or foreign (including, without limitation, the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Loan Party or any Affiliates of any Loan Party.

“CI Holdings” shall mean CI Holdings, LLC, a Delaware limited liability company and its successors and assigns.

“CIP Regulations” shall have the meaning assigned to such term in Section 14.11 hereof.

“Closing Date” shall mean December 9, 2004 or such other date as may be agreed to by the parties hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Co-Documentation Agent” and “Co-Documentation Agents” shall each have the meaning set forth in the preamble to this Agreement and shall include its or their successors and assigns.

“Collateral” shall mean and include:

(a) all Receivables;

(b) all General Intangibles;

(c) all Inventory;

(d) all Investment Property;

(e) all Subsidiary Stock;

(f) all of each Loan Party’s right, title and interest in and to (i) its respective goods and other personal property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Loan Party’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to any Loan Party from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing this Agreement; (v) all of each Loan Party’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts including, but not limited to, the Blocked Accounts, letters of credit, and money; (vi) all commercial tort claims (whether now existing or hereafter arising); (vii) if and when obtained by any Loan Party, all real and personal property of third parties in which such Loan Party has been granted a lien or security interest as security for the payment or enforcement of Receivables; and (viii) any other goods or personal property, if any, in which any Loan Party may hereafter in writing grant a security interest to Administrative Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Administrative Agent and any Loan Party;

(g) all of each Loan Party’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computer software (owned by any Loan Party or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e) or (f) of this Paragraph; and

(h) all proceeds and products of (a), (b), (c), (d), (e), (f) and (g) in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

“Collateral Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Collateral Agent’s Letter” shall mean the Collateral Agent’s fee letter, dated December 9, 2004, by and among the Borrowers and the Collateral Agent.

“Commitment Percentage” of any Lender shall mean the percentage set forth below such Lender’s name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 16.3(c) hereof and by any increases under Section 2.13.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Administrative Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances (other than Swing Loans) under this Agreement.

“Commonwealth” shall mean Commonwealth Industries, Inc., a Delaware corporation and the corporation surviving the Merger.

“Commonwealth Concast” shall mean Commonwealth Aluminum Concast, Inc., an Ohio corporation and its successors and assigns.

“Commonwealth Existing Credit Agreement” shall mean that certain Third Amended and Restated Credit Agreement, dated March 21, 2002, by and among Commonwealth, CI Holdings, Commonwealth Concast, CA Lewisport, Commonwealth Lewisport, Commonwealth Metals, Commonwealth LLC, certain subsidiary guarantors of Commonwealth, each of the lenders party thereto, and PNC, as administrative agent for the lenders, as amended, modified or supplemented from time to time.

“Commonwealth Existing Lender Indebtedness” shall mean the Indebtedness of Commonwealth, CI Holdings, Commonwealth Concast, CA Lewisport, Commonwealth Lewisport, Commonwealth Metals and Commonwealth LLC pursuant to the Commonwealth Existing Credit Agreement.

“Commonwealth Financing” shall mean Commonwealth Financing Corp., a Delaware corporation and its successors and assigns.

“Commonwealth Lewisport” shall mean Commonwealth Aluminum Lewisport, LLC, a Delaware limited liability company and its successors and assigns.

“Commonwealth LLC” shall mean Commonwealth Aluminum LLC, a Delaware limited liability company and its successors and assigns.

“Commonwealth Metals” shall mean Commonwealth Aluminum Metals, LLC, a Delaware limited liability company and its successors and assigns.

“Commonwealth Notes” shall mean the Senior Subordinated Notes in the aggregate principal amount of One Hundred Twenty Five Million and 00/100 Dollars ($125,000,000.00), due 2006 and issued on September 20, 1996 pursuant to the Commonwealth Notes Indenture.

“Commonwealth Notes Indenture” shall mean the Indenture dated September 20, 1996 by and among Commonwealth, the Subsidiary Guarantors (as defined therein), as guarantors, and Harris Trust and Savings Bank, as trustee, with respect to the issuance by Commonwealth of the Commonwealth Notes in the aggregate principal amount of One Hundred Twenty Five Million and 00/100 Dollars ($125,000,000.00).

“Commonwealth Sales” shall mean Commonwealth Aluminum Sales Corporation, a Delaware corporation and its successors and assigns.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business, including, without limitation, any Consents required under all applicable federal, state or other applicable law.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of IMCO who: (i) was a member of such Board of Directors on the date hereof; or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election, provided that the Commonwealth directors added to the IMCO Board of Directors pursuant to the Merger shall be deemed to be Continuing Directors.

“Contract Rate” shall mean, as of the date of determination, the then applicable interest rate on any Domestic Rate Loan or Eurodollar Rate Loan in accordance with Section 3.1(a) or 3.1(b), as the case may be.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.

“Default” shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1(d) hereof.

“Defaulting Lender” shall have the meaning set forth in Section 2.15(a) hereof.

“Depository Accounts” shall have the meaning set forth in Section 4.15(h) hereof.

“Disqualified Stock” means any Capital Stock of Subsidiaries that, by its terms (or by the terms of any security into which it is convertible or for which it is exercisable, redeemable or exchangeable), or upon the happening of any event or with the passage of time, matures, or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, in each case on, or prior to, the expiration of the Term, or is convertible into or is exchangeable for debt securities of IMCO or any of its Subsidiaries.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Domestic Subsidiary” shall mean a Subsidiary organized under the laws of any state of the United States of America or the District of Columbia.

“Earnings Before Interest and Taxes” shall mean for any fiscal period the sum of (i) net income (or loss) of IMCO and its Subsidiaries (excluding all Non-Loan Party Subsidiaries) on a consolidated basis for such period (excluding extraordinary gains or losses including, without limitation, those items created by mandated changes in accounting treatment), (ii) plus all interest expense of IMCO and its Subsidiaries (excluding all Non-Loan Party Subsidiaries) on a consolidated basis for such period, and (iii) plus all charges against or minus credits to income of IMCO and its Subsidiaries (excluding all Non-Loan Party Subsidiaries) on a consolidated basis for such period for federal, state and local taxes.

“EBITDA” shall mean for any fiscal period the sum of (i) Earnings Before Interest and Taxes for such period, (ii) plus depreciation expenses of IMCO and its Subsidiaries (excluding all Non-Loan Party Subsidiaries) on a consolidated basis for such period, (iii) plus amortization expenses of IMCO and its Subsidiaries (excluding all Non-Loan Party Subsidiaries) on a consolidated basis for such period, (iv) plus all non-recurring non-cash charges against and minus all non-recurring non-cash credits to income of IMCO and its Subsidiaries (excluding all Non-Loan Party Subsidiaries) on a consolidated basis for such period, in each case to the extent not included in the calculation of Earnings Before Interest and Taxes, (v) plus charges against IMCO and its Subsidiaries (excluding all Non-Loan Party Subsidiaries) related to restructuring as a result of the Merger arising after September 30, 2004 which are expensed and not capitalized and which do not exceed Fifteen Million and 00/100 Dollars ($15,000,000.00) in the aggregate, (vi) plus non-cash charges related to the issuance by IMCO of restricted Capital Stock, and (vii) plus or minus, as applicable, (a) any other non-cash non-recurring items of loss or gain of IMCO and its Subsidiaries (excluding all Non-Loan Party Subsidiaries) with respect to such fiscal period not already excluded hereunder, and (b) all items of loss or gain arising from non-cash gains or losses accrued as a result of mark to market accounting (pursuant to Financial Accounting Standards number 133) for Hedging Obligations.

“Eligible Inventory” shall mean and include with respect to each Borrower, Inventory, including work in process (unless otherwise deemed ineligible by Administrative Agent and Collateral Agent), of each Borrower valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Administrative Agent’s and Collateral Agent’s opinion, obsolete, slow moving or unmerchantable and which Administrative Agent and Collateral Agent, in their reasonable discretion, shall not deem ineligible Inventory, based on such considerations as Administrative Agent and Collateral Agent may from time to time reasonably deem appropriate including, without limitation, whether the Inventory is subject to a perfected, first priority security interest in favor of Administrative Agent and whether the Inventory conforms to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof.

In addition, no Inventory of any Borrower shall be Eligible Inventory if it:

(a) is not owned by such Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower’s performance with respect to that Inventory), except the Liens in favor of Administrative Agent, on behalf of itself and Lenders, and other Permitted Encumbrances (subject to reserves established by Administrative Agent and Collateral Agent in accordance with the terms of this Agreement);

(b) (i) is not located on premises owned, leased or rented by such Borrower and set forth in Schedule 4.5 (as such Schedule may be updated from time to time), or (ii) is stored at a leased location, unless a reasonably satisfactory landlord waiver has been delivered to Administrative Agent, or reserves reasonably satisfactory to Administrative Agent and Collateral Agent have been established by Administrative Agent with respect thereto or (iii) is stored with a bailee, warehouseman, processor or similar party unless a reasonably satisfactory warehouseman waiver or processing facility waiver or a reasonably satisfactory, acknowledged bailee letter has been received by Administrative Agent or reserves reasonably satisfactory to Administrative Agent and Collateral Agent have been established by Administrative Agent with respect thereto, or (iv) is located at a location owned by a Borrower that is subject to a mortgage in favor of a lender other than Administrative Agent unless a reasonably satisfactory mortgagee waiver has been delivered to Administrative Agent, or reserves reasonably satisfactory to Administrative Agent and Collateral Agent have been established by Administrative Agent with respect thereto;

(c) is in transit unless such otherwise Eligible Inventory is in transit from a domestic location owned by a Borrower or a domestic location identified on Schedule 8.1(t) (as such Schedule may be updated from time to time) to a domestic location owned by a Borrower or a location identified on Schedule 8.1(t) (as such Schedule may be updated from time to time);

(d) is covered by a negotiable document of title, unless such document has been delivered to Administrative Agent with all necessary endorsements, free and clear of all Liens except those in favor of Administrative Agent and Lenders;

(e) is placed on consignment (or is being held pursuant to a consignment agreement);

(f) is excess, obsolete, unsalable, shopworn, seconds, damaged or unfit for sale;

(g) consists of goods which have been returned by the Customer, excluding goods returned for reprocessing in the ordinary course of business;

(h) consists of display items or packing or shipping materials, manufacturing supplies or replacement parts;

(i) is not of a type held for sale in the ordinary course of such Borrower’s business;

(j) breaches any of the representations or warranties pertaining to Inventory of such Borrower set forth in this Agreement or in any of the Other Documents;

(k) consists of any costs associated with “freight-in” charges;

(l) consists of any gross profit mark-up in connection with the sale and distribution thereof to any division of any Borrower or to any Affiliate of such Borrower;

(m) consists of Hazardous Substances or goods that can be transported or sold only with licenses that are not readily available (unless otherwise deemed to be Eligible Inventory by Administrative Agent and Collateral Agent);

(n) is not covered by casualty insurance as required by terms of this Agreement reasonably acceptable to Administrative Agent and Collateral Agent;

(o) was produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provision contained in Title 29 U.S.C. §215(a)(1); or

(p) is not otherwise satisfactory to Administrative Agent and Collateral Agent as determined in good faith by Administrative Agent and Collateral Agent in the exercise of their discretion in a reasonable manner.

“Eligible Receivables” shall mean and include with respect to each Borrower, each Receivable of such Borrower arising in the ordinary course of such Borrower’s business and which Administrative Agent and Collateral Agent, in their reasonable credit judgment, shall deem to be an Eligible Receivable, based on such considerations as Administrative Agent and Collateral Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Administrative Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Administrative Agent and Collateral Agent. In addition, no Receivable of a Borrower shall be an Eligible Receivable if:

(a) it arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;

(b) it is due or unpaid more than sixty (60) days after the original due date or more than one hundred twenty (120) days after the original invoice date;

(c) fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder;

(d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f) the sale is to a Customer outside the continental United States of America or Canada, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Administrative Agent and Collateral Agent in their reasonable discretion;

(g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h) Administrative Agent and Collateral Agent believe, in their reasonable judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable laws and has complied with Section 6.4 hereof;

(j) (i) the goods giving rise to such Receivable have not been shipped to the Customer or the goods have been shipped to the Customer with shipping terms of FOB destination and the goods have not been received by the Customer, (ii) the services giving rise to such Receivable have not been performed by the applicable Borrower, or (iii) the Receivable otherwise does not represent a final sale;

(k) the Receivables of the Customer exceed a credit limit determined by Administrative Agent and Collateral Agent, in their reasonable discretion, to the extent such Receivables exceed such limit;

(l) the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim, or is owed by a Customer that is also a creditor or supplier of a Borrower (but only to the extent of such Borrower’s obligations to such customer from time to time) or the Receivable is contingent in any respect or for any reason (the amount of each such offset includes, but is not limited to, tolling liability, which is represented by the value of materials that are owned by any Customer but that are in the possession of a Borrower for the purpose of being tolled into finished goods for a Customer);

(m) the applicable Borrower has made any agreement with any Customer for any deduction therefrom (but only to the extent of such deductions from time to time), except for discounts or allowances made in the ordinary course of business for prompt payment and except for volume discounts, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(o) such Receivable is not payable to a Borrower;

(p) such Receivable has not been invoiced; or

(q) such Receivable is not otherwise satisfactory to Administrative Agent and Collateral Agent as determined in good faith by Administrative Agent and Collateral Agent in the exercise of their discretion in a reasonable manner.

“Eligible Unbilled Receivables” shall mean Receivables (which are Eligible Receivables except for their failure to comply with clause (p) of the definition of Eligible Receivables) which have not been invoiced but for which Inventory has been sold and shipped or services have been rendered and which shall be billed not more than thirty (30) days after such Receivable is first included on the Borrowing Base Certificate or otherwise reported to the Administrative Agent as Collateral.

“Eligible Unbilled Receivables Sublimit” shall mean, at any time, an amount equal to the lesser of (A) fifteen percent (15%) of the sum of (i) the product of Eligible Receivables multiplied by the Billed Receivables Advance Rate, plus (ii) the product of Eligible Unbilled Receivables multiplied by the Unbilled Receivables Advance Rate, subject to the provisions of Section 2.1(b) hereof and (B) Thirty Million and 00/100 Dollars ($30,000,000.00).

“Environmental Complaint” shall have the meaning set forth in Section 4.18(d) hereof.

“Environmental Laws” shall mean all federal, state and local environmental, health, chemical use, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include as to each Loan Party all of such Loan Party’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including, without limitation, all equipment, machinery, apparatus, vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto the interest rate per annum determined by PNC by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by PNC in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates for U.S. Dollars quoted by the British Bankers’ Association as set forth on the Moneyline Telerate (or appropriate successor or, if British Banker’s Association or its successor ceases to provide such quotes, a comparable replacement determined by PNC) display page 3750 (or such other display page on the Moneyline Telerate Service as may replace display page 3750) two (2) Business Days prior to the first day of such Interest Period for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Reserve Percentage. The Eurodollar Rate may also be expressed by the following formula:

Eurodollar Rate =	Average of London interbank offered rates quoted by BBA as shown on Moneyline Telerate Service display page 3750 or appropriate successor
1.00 - Reserve Percentage

“Eurodollar Rate Loan” shall mean an Advance at any time that bears interest based on the Eurodollar Rate.

“Event of Default” shall mean the occurrence of any of the events set forth in Article X hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Credit Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Existing Lenders” shall have the meaning set forth in the preamble to this Agreement.

“Existing Letters of Credit” shall have the meaning set forth in Section 2.9(a).

“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” shall mean the rate per annum determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the “open” rate for federal funds transactions as of the opening of business for federal funds transactions among members of the Federal Reserve System arranged by federal funds brokers on such day, as quoted by Garvin Guybutler, any successor entity thereto, or any other broker selected by the Administrative Agent, as set forth on the applicable Telerate display page; provided, however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day, or if no such rate shall be quoted by a Federal funds broker at such time, such other rate as determined by the Administrative Agent in accordance with its usual procedures.

“Financial Covenant Triggering Event” shall mean (a) the occurrence of a Default or Event of Default that is continuing, or (b) the Borrowers’ Undrawn Availability is less than Fifty Million and 00/100 Dollars ($50,000,000.00) on any day, at which time the Borrowers shall comply with the terms of Section 6.6.

“First Amendment” shall mean the First Amendment to the First Amended and Restated Revolving Credit and Security Agreement, to be executed and delivered on or about December 9, 2004, subsequent to the execution and delivery of this Agreement, by and among the Borrowers, Commonwealth, CI Holdings, CA Lewisport, Commonwealth Concast, Commonwealth Sales, Commonwealth Lewisport, Commonwealth LLC, Commonwealth Metals, Silver Fox Holding, each of the Guarantors (as listed on the signature pages thereto), if any, PNC, CUSA, DB, NCBC, Key and each other lender listed on the signature pages thereto, the Administrative Agent, the Collateral Agent, and the Co-Documentation Agents.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA minus Capital Expenditures that were not specifically funded by Indebtedness (other than a Revolving Advance or Swing Loan) of IMCO and its Subsidiaries (excluding all Non-Loan Party Subsidiaries) on a consolidated basis with respect to such period, minus cash taxes paid of IMCO and its Subsidiaries (excluding all Non-Loan Party Subsidiaries) on a consolidated basis with respect to such period to (b) Fixed Charges; provided, however, that, to the extent any Capital Expenditures are made with funds directly attributable to and constituting proceeds of VAW-IMCO’s prepayment of Indebtedness under the VAW-IMCO Note (including all earnings and income earned on such funds) and such funds are withdrawn from the collateral account in accordance with the terms of the Senior Secured Notes Indenture, such Capital Expenditures shall not be deemed to be Capital Expenditures for purposes of the Fixed Charge Coverage Ratio.

“Fixed Charges” shall mean, with respect to any fiscal period, the sum of (a) interest expense of IMCO and its Subsidiaries (excluding all Non-Loan Party Subsidiaries) on a consolidated basis with respect to such period to the extent also actually paid in cash, plus (b) scheduled principal payments on Indebtedness of IMCO and its Subsidiaries (excluding all Non-Loan Party Subsidiaries) on a consolidated basis with respect to such period, plus (c) dividends and distributions of IMCO and its Subsidiaries (excluding all Non-Loan Party Subsidiaries) on a consolidated basis with respect to such period as permitted by Section 7.7 hereof.

“Foreign Subsidiary” shall mean any Subsidiary that is not organized under the laws of any state of the United States of America or the District of Columbia.

“Formula Amount” shall have the meaning set forth in Section 2.1(a).

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” shall mean and include as to each Loan Party all of such Loan Party’s general intangibles, whether now owned or hereafter acquired including, without limitation, all payment intangibles, choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and dates, registration, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security, other than real property, held by or granted to such Loan Party to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables), all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“German Loan Agreement” shall mean, collectively, (a) the Credit Agreement for a long-term credit line in the amount of EUR $5,000,000.00 between COMMERZBANK and VAW-IMCO, dated November 10, 2004, and (b) the Credit Agreement for a credit line in the amount of EUR $12,500,000.00 between COMMERZBANK and VAW-IMCO, dated June 24, 2004 / July 5, 2004.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Guarantor” shall mean any Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Guaranty” shall mean any guaranty of the obligations of Borrowers executed by a Guarantor in favor of Administrative Agent for its benefit and for the ratable benefit of

Lenders, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof and “Guaranties” means, collectively, all such Guaranties.

“Gulf Reduction” shall mean Gulf Reduction Corporation, a Delaware corporation and its successors and assigns.

“Hazardous Discharge” shall have the meaning set forth in Section 4.18(d) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Toxic Substances Control Act, as amended (TSCA) (15 U.S.C. Sections 2601, et seq.), RCRA or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedging Contracts” shall mean foreign exchange contracts, currency swap agreements, futures contracts, commodity hedges, interest rate protection agreements, interest rate future agreements, interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, option agreements or any other similar hedging agreements or arrangements entered into by a Loan Party in the ordinary course of business and not for speculative purposes.

“Hedging Obligations” shall mean all liabilities of a Loan Party under Hedging Contracts.

“IMCO” shall mean IMCO Recycling Inc., a Delaware corporation and its successors and assigns which, upon consummation of the Name Change Merger shall be named Aleris International, Inc.

“IMCO Energy” shall mean IMCO Energy Corp., a Delaware corporation and its successors and assigns.

“IMCO Escrow” shall mean IMCO Recycling Escrow Inc., a Delaware corporation and its successors and assigns.

“IMCO Escrow Certificate of Merger” shall mean the Certificate of Ownership and Merger, dated December 9, 2004 merging IMCO Escrow with and into IMCO.

“IMCO Escrow Merger” shall mean the merger of IMCO Escrow with and into IMCO pursuant to the IMCO Escrow Certificate of Merger, the surviving Person of which is IMCO.

“IMCO International” shall mean IMCO International, Inc., a Delaware corporation and its successors and assigns.

“IMCO Investment” shall mean IMCO Investment Company, a Delaware corporation and its successors and assigns.

“IMCO Management” shall mean IMCO Management Partnership L.P., a Texas limited partnership and its successors and assigns.

“IMCO Recycling of California” shall mean IMCO Recycling of California, Inc., a Delaware corporation and its successors and assigns.

“IMCO Recycling of Idaho” shall mean IMCO Recycling of Idaho Inc., a Delaware corporation and its successors and assigns.

“IMCO Recycling of Illinois” shall mean IMCO Recycling of Illinois Inc., an Illinois corporation and its successors and assigns.

“IMCO Recycling of Indiana” shall mean IMCO Recycling of Indiana Inc., a Delaware corporation and its successors and assigns.

“IMCO Recycling of Michigan” shall mean IMCO Recycling of Michigan L.L.C., a Delaware limited liability company and its successors and assigns.

“IMCO Recycling of Ohio” shall mean IMCO Recycling of Ohio Inc., a Delaware corporation and its successors and assigns.

“IMCO Recycling of Utah” shall mean IMCO Recycling of Utah Inc., a Delaware corporation and its successors and assigns.

“IMCO Recycling Services” shall mean IMCO Recycling Services Company, a Delaware corporation and its successors and assigns.

“IMSAMET” shall mean IMSAMET, Inc., a Delaware corporation and its successors and assigns.

“Immaterial Subsidiary” shall mean a Subsidiary of IMCO the total assets (tangible, intangible, real and personal) of which do not exceed Five Thousand and 00/100 Dollars ($5,000.00) in the aggregate at any time.

“Incentive Pricing Effective Date” shall have the meaning set forth in Section 3.1(b) hereof.

“Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all Hedging Obligations, indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

“Indebtedness for Borrowed Money” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any Letter of Credit or Hedging Contract, or (iv) obligations with respect to capitalized leases.

“Indiana Aluminum” shall mean Indiana Aluminum Inc., an Indiana corporation and its successors and assigns.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Intellectual Property” shall have the meaning set forth in Section 5.9.

“Interamerican” shall mean Interamerican Zinc, Inc., a Delaware corporation and its successors and assigns.

“Interest Period” shall mean the period provided for any Eurodollar Rate Loan pursuant to Section 2.2(b) hereof.

“Inventory” shall mean and include as to each Loan Party all of such Loan Party’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Loan Party’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(iii) hereof.

“Inventory Availability Sublimit” shall mean, at any time, an amount which shall not exceed the sum of (i) the product of Eligible Receivables multiplied by the Billed Receivables Advance Rate, plus (ii) the lesser of (a) the product of Eligible Unbilled Receivables multiplied by the Unbilled Receivables Advance Rate, or (b) the Eligible Unbilled Receivables Sublimit, subject to the provisions of Section 2.1(b) hereof.

“Investment Property” shall mean and include as to each Loan Party, all of such Loan Party’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

“Involuntary Overadvances” shall mean overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to Collateral previously deemed to be either Eligible Receivables, Eligible Unbilled Receivables or Eligible Inventory, as applicable, becomes ineligible or collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds.

“ISP” shall have the meaning set forth in Section 2.9(b) hereof.

“Issuer” shall mean any Person who issues a Letter of Credit pursuant to the terms hereof.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

“Letter of Credit Application” shall have the meaning set forth in Section 2.9(a) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2 hereof.

“Letters of Credit” shall have the meaning set forth in Section 2.8 hereof.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Loan Party” or “Loan Parties” shall mean, singularly or collectively, as the context may require, each Borrower and each Guarantor.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, results of operations, business or prospects of the Loan Parties taken as a whole, (b) the Loan Parties’ (taken as a whole) ability to pay the Obligations in accordance with the terms thereof, (c) the value of the Collateral taken as a whole, or Administrative Agent’s Liens on the Collateral or, subject to Permitted Encumbrances, the priority of any such Lien or (d) the practical realization of the benefits of Administrative Agent’s, Collateral Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

“Maximum Revolving Advance Amount” shall mean Three Hundred Twenty Five Million and 00/100 Dollars ($325,000,000.00) or such higher amount which may result from the provisions of Section 2.13 hereof.

“Merger” shall mean the merger of Commonwealth with and into Silver Fox on or prior to the Closing Date pursuant to the Merger Agreement, the surviving Person of which is Commonwealth.

“Merger Agreement” shall mean the Agreement and Plan of Merger dated June 16, 2004, by and among Commonwealth, IMCO and Silver Fox.

“MetalChem” shall mean MetalChem, Inc., a Pennsylvania corporation and its successors and assigns.

“Midwest Zinc” shall mean Midwest Zinc Corporation, a Delaware corporation and its successors and assigns.

“Monthly Advances” shall have the meaning set forth in Section 3.1(a) hereof.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA that is maintained or contributed to by any Loan Party or member of the Controlled Group.

“Name Change Certificate of Merger” shall mean the Certificate of Ownership and Merger, dated December 9, 2004 merging Aleris International, Inc. with and into IMCO.

“Name Change Merger” shall mean the merger of Aleris International, Inc. with and into IMCO pursuant to the Name Change Certificate of Merger, the surviving Person of which is IMCO and pursuant to which IMCO will change its name to “Aleris International, Inc.”.

“Net Orderly Liquidation Value” means with regard to any Inventory, the net proceeds that could be expected from an orderly liquidation sale of such Inventory, after all expenses, professionally managed, with the seller obligated to sell over a defined period not to exceed eight (8) weeks or twelve (12) weeks, as applicable, from the commencement of such sale, assuming that (a) the Borrowers’ facilities are in limited operation, utilizing select current employees of the Borrowers, for the purpose of liquidating the Inventory, (b) the Inventory would be disposed of on a piecemeal basis or through appropriate groupings, under a scenario whereby the purchasers are buying “as is, where is” for cash or cash equivalent, (c) the terms are sold on a Free On Board (“FOB”) warehouse basis, and (d) taking into consideration current economic trends, condition, location and marketability.

“NOLV Advance Rate” shall have the meaning set forth in Section 2.1(a)(iii) hereof.

“Non-Loan Party Subsidiaries” shall collectively mean all Subsidiaries of any Loan Party that are not Loan Parties hereunder.

“Notes” shall mean each Revolving Credit Note and the Swing Note and “Notes” shall collectively, mean all of the Revolving Credit Notes and the Swing Note.

“Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties (absolute, contingent, matured or unmatured) owing by the Loan Parties to Lenders or Administrative Agent or to any other direct or indirect subsidiary or affiliate of Administrative Agent or any Lender of any kind or nature, present or future (including, without limitation, any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including, without limitation, this Agreement and the Other Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any Hedging Contract or in connection with any cash management or treasury administration services or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Administrative Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of any Loan Party’s Indebtedness and/or liabilities under this Agreement, the Other Documents or under any other agreement between Administrative Agent or Lenders and any Loan Party and any amendments, extensions, renewals or increases and all costs and expenses of Administrative Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Loan Party to Administrative Agent or Lenders to perform acts or refrain from taking any action.

“Other Documents” shall mean the Revolving Credit Notes, the Swing Note, the Blocked Account Agreements, the Waivers, any Guaranty, the Pledge Agreements and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, powers of attorney, consents, and all other writings heretofore, now or hereafter executed by any Loan Party and/or delivered to Administrative Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances (other than the Swing Loans) and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Administrative Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permitted Acquisition” shall mean as set forth in Section 7.1 hereof.

“Permitted Encumbrances” shall mean (a) Liens in favor of Administrative Agent for the benefit of Administrative Agent and Lenders; (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by the Loan Parties in accordance with GAAP; provided, that, such Liens shall have no effect on the priority of the Liens in favor of Administrative Agent or the value of the assets in which Administrative Agent has such a Lien and a stay of enforcement of any such Lien shall be in effect; (c) deposits or pledges to secure obligations that are not past due for more than thirty (30) days under worker’s compensation, social security or similar laws, or under unemployment insurance or general liability or product liability insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, performance bonds, surety and appeal bonds and other obligations of like nature that are not past due for more than thirty (30) days arising in the ordinary course of any Loan Party’s business; (e) mechanics’, workers’, materialmen’s, warehousemen’s, common carriers, landlord’s or other like Liens arising in the ordinary course of any Loan Party’s business with respect to obligations which are not due or which are being contested in good faith by the applicable Loan Party; (f) Liens placed upon equipment and real estate assets acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of IMCO or its Subsidiaries other than insurance and other proceeds of such equipment and real estate and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6; (g) zoning restrictions, easements, encroachments, rights of way, restrictions, leases, licenses, restrictive covenants and other similar title exceptions or Liens affecting Real Property, none of which materially impairs the use of such Real Property or the value thereof, and none of which is violated in any material respect by existing or supporting structures or land use; (h) Senior Secured Noteholder Liens; (i) Liens on assets (other than Collateral) acquired in connection with a Permitted Acquisition, provided that such Liens extend only to the assets acquired in such Permitted Acquisition; (j) attachment and judgment liens which do not constitute an Event of Default under Section 10.7; (k) Liens disclosed on Schedule 1.2 provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien; (l) extensions and renewals of any of the Liens described in this definition of Permitted Encumbrances, subject to the limitations set forth above; provided that the aggregate amount of such extended or renewed Liens is not increased and such extended or renewed Liens are on terms and conditions no more restrictive than the terms and conditions of the Liens being extended or renewed; (m) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback in favor of collecting or payor banks with respect to money or instruments of any Loan Party on deposit with or in the possession of such bank that do not constitute proceeds of Collateral; (n) contractual options or rights to purchase Real Property and Equipment from any Loan Party, (o) other Liens not described by any of the foregoing on assets (other than Collateral) provided that such Liens secure Indebtedness in an aggregate principal amount at any time outstanding not to exceed Five Million and 00/00 Dollars ($5,000,000.00).

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, maintained for employees of any Loan Party or for employees of any member of the Controlled Group or to which any Loan Party or any member of the Controlled Group is required to contribute on behalf of any of its employees.

“Pledge Agreement” shall mean (i) the Pledge Agreement executed and delivered by IMCO to the Administrative Agent for the benefit of the Lenders with respect to all of the issued and outstanding Capital Stock of IMCO Investment, IMCO Energy, IMCO Recycling of Indiana, IMCO Recycling of Illinois, Alchem, IMSAMET, Rock Creek, Alchem Shelbyville, Interamerican, U.S. Zinc, IMCO Recycling of California, IMCO Recycling of Ohio, IMCO Recycling Services and IMCO International; (ii) the Pledge Agreement executed and delivered by IMCO and IMCO Investment to the Administrative Agent for the benefit of the Lenders with respect to all of the issued and outstanding partnership interests of IMCO Management; (iii) the Pledge Agreement executed and delivered by IMCO and Alchem to the Administrative Agent for the benefit of the Lenders with respect to all of the issued and outstanding membership interests of IMCO Recycling of Michigan; (iv) the Pledge Agreement executed and delivered by IMSAMET to the Administrative Agent for the benefit of the Lenders with respect to all of the issued and outstanding Capital Stock of IMCO Recycling of Idaho and IMCO Recycling of Utah; (v) the Pledge Agreement executed and delivered by U.S. Zinc to the Administrative Agent for the benefit of the Lenders with respect to all of the issued and outstanding Capital Stock of Gulf Reduction, Midwest Zinc, MetalChem, Western Zinc and U.S. Zinc Export; (vi) the Pledge Agreement executed and delivered by IMCO Recycling of California to the Administrative Agent for the benefit of the Lenders with respect to all of the issued and outstanding Capital Stock of Indiana Aluminum; (vii) the Pledge Agreement executed and delivered by IMCO International to the Administrative Agent for the benefit of the Lenders with respect to sixty-five percent (65%) of the issued and outstanding partnership interests of Dutch Aluminum C.V., a Netherlands partnership; (viii) any other Pledge Agreement executed and delivered by any Loan Party to the Administrative Agent for the benefit of the Lenders with respect to all of the issued and outstanding Capital Stock, partnership interests, or membership interests, as the case may be, of any other Domestic Subsidiary of such Loan Party; and (ix) any other Pledge Agreement executed and delivered by any Loan Party to the Administrative Agent for the benefit of the Lenders with respect to sixty-five percent (65%) of the issued and outstanding Capital Stock, partnership interests, or membership interests, as the case may be, of any other Foreign Subsidiary of such Loan Party, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof and “Pledge Agreements” means collectively, all such Pledge Agreements.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Projections” shall have the meaning set forth in Section 5.5(a) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3 hereof.

“Qualified Stock” means, with respect to any Person, any Capital Stock of such Person that is not Disqualified Stock.

“Real Property” shall mean all real property, both owned and leased, of the Loan Parties.

“Receivables” shall mean and include, as to each Loan Party, all of such Loan Party’s accounts, contract rights, instruments (including those evidencing indebtedness owed to the Loan Parties by their Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables, and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale or lease of Inventory or the rendition of services (including, but not limited to, tolling arrangements), all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Administrative Agent hereunder.

“Receivables Purchase Facility” shall mean the Receivables financing arrangement pursuant to the Receivables Purchase Agreement, dated as of September 29, 1997, as amended, by and among Commonwealth Financing, Commonwealth, Market Street Funding Corporation and PNC.

“Regulations” shall have the meaning set forth in Section 16.16 hereof.

“Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than an event for which the thirty (30) day notice period has been waived under PBGC regulations promulgated thereunder.

“Required Lenders” shall mean Lenders holding at least fifty and one-tenth of one percent (50.1%) of the Advances (excluding Swing Loans) and, if no Advances (excluding Swing Loans) are outstanding, shall mean Lenders holding fifty and one-tenth of one percent (50.1%) of the Commitment Percentages.

“Required Pledge Amount” shall mean sixty-five percent (65%).

“Reserve Percentage” shall mean the maximum effective percentage in effect on any day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding.

“Revolving Advances” shall mean Advances made other than Letters of Credit and Swing Loans.

“Revolving Credit Note” or “Revolving Credit Notes” shall mean, singularly or collectively, as the context may require, the promissory notes referred to in Section 2.1(a) hereof,

together with all amendments, restatements, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

“Rock Creek” shall mean Rock Creek Aluminum, Inc., an Ohio corporation and its successors and assigns.

“Section 20 Subsidiary” shall mean the Subsidiary of the bank holding company controlling PNC, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

“Senior Secured Notes” shall mean the Senior Secured Notes in the aggregate principal amount of Two Hundred Ten Million and 00/100 Dollars ($210,000,000.00), due 2010 and issued on October 6, 2003 pursuant to the Senior Secured Notes Indenture.

“Senior Secured Notes Documentation” shall mean collectively, the Senior Secured Notes Indenture, the Senior Secured Notes and all related agreements, documents and instruments.

“Senior Secured Notes Indenture” shall mean the Indenture dated October 6, 2003 by and among IMCO, the other Loan Parties, as guarantors, and JPMorgan Chase Bank, as trustee, with respect to the issuance by IMCO of the Senior Secured Notes in the aggregate principal amount of Two Hundred Ten Million and 00/100 Dollars ($210,000,000.00), as amended from time to time.

“Senior Secured Noteholder Liens” shall mean Liens on the Real Property, fixtures and Equipment of the Loan Parties in favor of the holders of the Senior Secured Notes.

“Senior Unsecured Notes” shall mean the Senior Unsecured Notes in the aggregate face amount of One Hundred Twenty Five Million and 00/100 Dollars ($125,000,000.00), due 2014 and issued on November 4, 2004 pursuant to the Senior Unsecured Notes Indenture.

“Senior Unsecured Notes Documentation” shall mean collectively, the Senior Unsecured Notes Indenture, the Senior Unsecured Notes, the Senior Unsecured Notes Escrow Agreement and all related agreements, documents and instruments.

“Senior Unsecured Notes Escrow Agreement” shall mean the Escrow Agreement dated November 4, 2004 by and between IMCO Escrow and LaSalle Bank National Association, with respect to the release of the proceeds received by IMCO Escrow pursuant to the Senior Unsecured Notes issuance.

“Senior Unsecured Notes Indenture” shall mean the Indenture dated as of November 4, 2004 by and between IMCO Escrow and LaSalle Bank National Association, as trustee, with respect to the issuance by IMCO Escrow of the Senior Unsecured Notes in the aggregate face amount of One Hundred Twenty Five Million and 00/100 Dollars ($125,000,000.00), pursuant to which IMCO will assume the obligations under the Senior Unsecured Notes, as amended from time to time.

“Settlement Date” shall mean the Closing Date and thereafter Wednesday or Thursday of each week unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

“Silver Fox” shall mean Silver Fox Acquisition Company, a Delaware corporation and its successors and assigns.

“Silver Fox Holding” shall mean Silver Fox Holding Company, a Delaware corporation and its successors and assigns.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Subsidiary” shall mean a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean with respect to each Subsidiary of each Loan Party (a) all of the issued and outstanding Capital Stock in the case of each Wholly Owned Subsidiary of the Loan Parties which is a Domestic Subsidiary, and (b) sixty-five percent (65%) or such lesser percentage actually owned of the issued and outstanding Capital Stock in the case of first tier Foreign Subsidiaries of the Loan Parties that are Domestic Subsidiaries.

“Supermajority Lenders” shall mean Lenders holding at least sixty-six and 2/3 percent (66 2/3%) of the Advances (excluding Swing Loans) and, if no Advances (excluding Swing Loans) are outstanding, shall mean Lenders holding sixty-six and 2/3 percent (66 2/3%) of the Commitment Percentages.

“Swing Loan Commitment” shall mean PNC’s commitment to make Swing Loans to the Borrowers pursuant to Section 2.16(a) hereof in an aggregate principal amount up to Thirty Million and 00/100 Dollars ($30,000,000.00).

“Swing Note” shall mean the promissory note referred to in Section 2.16(d) hereof, together with all amendments, restatements, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

“Swing Loan Request” shall mean a request for Swing Loans made in accordance with Section 2.16(b) hereof.

“Swing Loans” shall mean collectively and “Swing Loan” shall mean separately all Swing Loans or any Swing Loan made by PNC to the Borrowers pursuant to 2.16 hereof.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Termination Event” shall mean (i) a Reportable Event; (ii) the withdrawal of any Loan Party or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (v) any event or condition (a) which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (b) that results in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Loan Party or any member of the Controlled Group from a Multiemployer Plan.

“Transferee” shall have the meaning set forth in Section 16.3(b) hereof.

“UCP” shall have the meaning set forth in Section 2.9(b) hereof.

“Unbilled Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Undrawn Availability” shall mean, at a particular date, an amount equal to (a) the lesser of (i) the Formula Amount, minus the aggregate amount of outstanding Letters of Credit or (ii) the Maximum Revolving Advance Amount, minus the aggregate amount of outstanding Letters of Credit, minus (b) the sum of (w) the outstanding amount of Revolving Advances plus (x) the outstanding amount of Swing Loans plus (y) all amounts due and owing to Borrowers’ trade creditors which are outstanding sixty (60) days or more beyond the due date (without duplication with respect to any such amount deducted from the Formula Amount), plus (z) fees and expenses for which Borrowers are liable but which have not been paid or charged to Borrowers’ Account.

“Unfunded Pension Liability” means the excess of the actuarial present value of accumulated plan benefits (within the meaning of Statement of Financial Accounting Standards No. 35) of a Plan that is subject to Title IV of ERISA over the current value of such Plan’s assets both determined as of the most recently completed fiscal year of the Plan.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“U.S. Zinc” shall mean U.S. Zinc Corporation, a Delaware corporation and its successors and assigns.

“U.S. Zinc Export” shall mean U.S. Zinc Export Corporation, a Texas corporation and its successors and assigns.

“VAW-IMCO” shall mean VAW-IMCO Guss und Recycling GmbH and its successors and assigns.

“VAW-IMCO Note” shall mean the Intercompany Note, dated October 6, 2003, in the principal amount of Twenty-Four Million Two Thousand and 00/100 Dollars ($24,002,000.00) made by VAW-IMCO to the order of IMCO.

“Waivers” shall mean, collectively, any and all Landlord’s Waivers, Warehouseman’s Waivers, Creditor’s Waivers, Landlord’s Waiver and Agreements, Mortgagee Waivers, Bailee Letters and Processing Facility Waivers, executed and delivered in connection with this Agreement, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Website Posting” shall have the meaning set forth in Section 16.6 hereof.

“Week” shall mean the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.

“Western Zinc” shall mean Western Zinc Corporation, a California corporation and its successors and assigns.

“Wholly Owned Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person all of the Capital Stock of which (except directors’ qualifying shares) are, directly or indirectly, owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more of such Subsidiaries.

1.3 Uniform Commercial Code Terms.

All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time shall have the meaning given therein unless otherwise defined herein. To the extent the definition of any category or type of Collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4 Certain Matters of Construction.

The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Administrative Agent is a party, including, without limitation, references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

II.	ADVANCES, PAYMENTS.

2.1 (a) Revolving Advances. Subject to the terms and conditions set forth in this Agreement including, without limitation, Section 2.1(b) [Discretionary Rights], each Lender,

severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the aggregate amount of outstanding Letters of Credit and Swing Loans or (y) an amount equal to the sum of:

(i) up to eighty-five percent (85%), subject to the provisions of Section 2.1(b) [Discretionary Rights] hereof (“Billed Receivables Advance Rate”), of Eligible Receivables, plus

(ii) up to the lesser of (A) seventy-five percent (75%), subject to the provisions of Section 2.1(b) [Discretionary Rights] hereof (“Unbilled Receivables Advance Rate”), of Eligible Unbilled Receivables, or (B) the Eligible Unbilled Receivables Sublimit, plus

(iii) up to the lesser of (A) eighty-five percent (85%) of the Net Orderly Liquidation Value (expressed as a percentage of cost based on the most recent inventory appraisal) (the “NOLV Advance Rate”) of Eligible Inventory subject to the provisions of Section 2.1(b) [Discretionary Rights] hereof, (B) seventy-five percent (75%) of the value of Eligible Inventory subject to the provisions of Section 2.1(b) [Discretionary Rights] hereof (the lesser of (A) and (B) above is the “Inventory Advance Rate”) (the Billed Receivables Advance Rate, the Unbilled Receivables Advance Rate and the Inventory Advance Rate shall be referred to collectively, as the “Advance Rates”) or (C) the Inventory Availability Sublimit, minus

(iv) the aggregate amount of outstanding Letters of Credit, minus

(v) the aggregate amount of outstanding Swing Loans, minus

(vi) such reserves as Administrative Agent and Collateral Agent may reasonably deem proper and necessary from time to time.

The amount derived from the sum of Sections 2.1(a)(y)(i), (ii) and (iii) minus Section 2.1(a)(y)(vi) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).

(b) Discretionary Rights. Subject to Section 16.2(b), the Advance Rates may be increased or decreased by Administrative Agent and Collateral Agent at any time and from time to time in the exercise of their reasonable discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing the reserves may limit or restrict Advances requested by Borrowing Agent. Administrative Agent shall give Borrowing Agent five (5) days prior written notice of its, and Collateral Agent’s, intention to decrease the Advance Rates.

2.2 Procedure for Borrowing Advances.

(a) Borrowing Agent on behalf of any Borrower may notify Administrative Agent prior to 1:00 p.m. (Pittsburgh, Pennsylvania time) on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Administrative Agent, Collateral Agent or Lenders, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Administrative Agent, Collateral Agent or Lenders, and such request shall be irrevocable.

(b) Notwithstanding the provisions of (a) above, in the event any Borrower desires to obtain a Eurodollar Rate Loan, Borrowing Agent shall notify Administrative Agent in writing no later than 1:00 p.m. (Pittsburgh, Pennsylvania time) at least three (3) Business Days’ prior to the date of such proposed borrowing, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such Revolving Advance to be borrowed, which amount shall be in a minimum amount of Five Million and 00/100 Dollars ($5,000,000.00) and in integral multiples of One Million and 00/100 Dollars ($1,000,000.00) thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for Eurodollar Rate Loans shall be for one (1), two (2), three (3) or six (6) months; provided, (A) if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day and (B) the Borrowing Agent shall not select, convert to or renew any Interest Period for any portion of the Revolving Advances that ends after the last day of the Term. No Eurodollar Rate Loan shall be made available to a Borrower during the continuance of a Default or an Event of Default.

(c) Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

The Borrowing Agent shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by its notice of borrowing given to Administrative Agent pursuant to Section 2.2(b) [Procedure for Borrowing Advances] or by its notice of conversion given to Administrative Agent pursuant to Section 2.2(d) [Procedure for Borrowing Advances], as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Administrative Agent of such duration not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Administrative Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowers shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.2(d) [Procedure for Borrowing Advances] hereinbelow.

(d) Any Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Eurodollar Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan. If a Borrower desires to convert a loan, Borrowing Agent shall give Administrative Agent not less than three (3) Business Days’ prior written notice to convert from a Domestic Rate Loan to a Eurodollar Rate Loan or one (1) Business Day’s prior written notice to convert from a Eurodollar Rate Loan to a Domestic Rate Loan, specifying the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor; provided, however, a Borrower shall not be permitted to convert a Domestic Rate Loan to a Eurodollar Rate Loan or continue to select a Eurodollar Rate Loan during the continuance of a Default or an Event of Default. After giving effect to each such conversion, there shall not be outstanding more than ten (10) Eurodollar Rate Loans, in the aggregate.

(e) At its option and upon three (3) Business Days’ prior written notice, any Borrower may prepay the Eurodollar Rate Loans in whole at any time or in part from time to time, without premium or penalty (except as set forth in the last sentence of this Section 2.2(e)), but with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Advances which are Eurodollar Rate Loans and the amount of such prepayment. In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Administrative Agent and Lenders therefor in accordance with Section 2.2(f) [Procedure for Borrowing Advances] hereof.

(f) Each Borrower shall indemnify Administrative Agent and Lenders and hold Administrative Agent and Lenders harmless from and against any and all losses or expenses that Administrative Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Administrative Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Administrative Agent or any Lender to Borrowing Agent shall be presumed correct absent manifest error.

(g) Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Administrative Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type. If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, Borrowers shall pay Administrative Agent, upon Administrative Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be presumed correct absent manifest error.

2.3 Disbursement of Advance Proceeds.

All Advances shall be disbursed from whichever office or other place Administrative Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Administrative Agent or Lenders, shall be charged to Borrowers’ Account on Administrative Agent’s books. During the Term, Borrowers may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance requested by Borrowers or deemed to have been requested by Borrowers under Section 2.2(a) [Procedure for Borrowing Advances] hereof shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as an authorized officer of Borrowing Agent may designate in writing following notification to Administrative Agent, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by any Borrower, be disbursed to Administrative Agent to be applied to the outstanding Obligations giving rise to such deemed request.

2.4 Maximum Advances.

Subject to Section 16.2(b) [Entire Understanding], the aggregate balance of outstanding Advances outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount or (b) the Formula Amount.

2.5 Repayment of Advances.

(a) The Revolving Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.

(b) To the extent that Collateral of the Borrowers is required to be deposited into Blocked Accounts or Depository Accounts pursuant to Section 4.15(h) [Establishment of Lockbox Account] hereof, each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Administrative Agent on the date received. In consideration of Administrative Agent’s agreement to conditionally credit Borrowers’ Account as of the Business Day on which Administrative Agent receives those items of payment, each Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Administrative Agent on account of the Obligations one (1) Business Day after the Business Day Administrative Agent receives such payments via wire transfer or electronic depository check. Administrative Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Administrative Agent and Administrative Agent may charge Borrowers’ Account for the amount of any item of payment which is returned to Administrative Agent unpaid.

(c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Administrative Agent at the Payment Office not later than 1:00 P.M. (Pittsburgh, Pennsylvania time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Administrative Agent. Administrative Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Revolving Advances as provided in Section 2.2 [Procedure for Borrowing Advances] hereof.

(d) Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.6 Repayment of Excess Advances.

The aggregate balance of outstanding Advances at any time in excess of the maximum amount of such Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.7 Statement of Account.

Administrative Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Administrative Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Administrative Agent to record the date and amount of any Advance shall not adversely affect Administrative Agent or any Lender. Each month, Administrative Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Administrative Agent and Borrowers, during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Administrative Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Administrative Agent with respect to the loan account shall be presumed correct evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.8 Letters of Credit.

Subject to the terms and conditions hereof, Administrative Agent shall (a) issue or cause the issuance of documentary, standby or direct pay letters of credit (such Letters of Credit and the Existing Letters of Credit are collectively, the “Letters of Credit”) on behalf of any Borrower; provided, however, that Administrative Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the face amount of such Letters of Credit would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding amount of Letters of Credit plus (iii) the outstanding Swing Loans to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount. The maximum amount of the amount of Letters of Credit outstanding shall not exceed Thirty Million and 00/100 Dollars ($30,000,000.00) in the aggregate at any time. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans (in Dollars) consisting of Revolving Advances and shall bear interest at the applicable Contract Rate for Domestic Rate Loans; Letters of Credit that have not been drawn upon shall not bear interest.

2.9 Issuance of Letters of Credit.

(a) Borrowing Agent, on behalf of any Borrower, may request Administrative Agent to issue or cause the issuance of a Letter of Credit by delivering to Administrative Agent at the Payment Office, Administrative Agent’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Administrative Agent; and, such other certificates, documents and other papers and information as Administrative Agent may reasonably request no later than 12:00 noon (Pittsburgh, Pennsylvania time) at least five (5) Business Days’ prior to the date of such proposed issuance. Borrowing Agent, on behalf of Borrowers, also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Administrative Agent upon any amendment, extension or renewal of any Letter of Credit. As of the date hereof, those letters of credit set forth on Schedule 2.9 attached hereto and made a part hereof, which were issued pursuant to the Existing Credit Agreement by the Administrative Agent and are outstanding on the date hereof (the “Existing Letters of Credit”), are hereby deemed to be Letters of Credit issued and outstanding hereunder.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or other forms of written demand for payment or, acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than the last day of the Term. Each documentary and direct pay Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments or revisions thereof adhered to by the Issuer (the “UCP”). Each standby Letter of Credit shall be subject to the International Standby Practices 1998, International Chamber of Commerce Publication 590 and any amendments or revisions thereof adhered to by the Issuer (the “ISP”) or the UCP, as determined by the Issuer. Each Letter of Credit shall be governed, to the extent not inconsistent with the UCP or the ISP, as applicable, by the laws of the State of New York (provided, however, upon the request of the

Borrowing Agent and the consent of the Issuer, a Letter of Credit may be governed by the laws of a state other than New York).

(c) Administrative Agent shall notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder within a reasonable time after receiving such request.

(d) The Issuer shall have absolute discretion whether to accept any draft. Without in any way limiting the Issuer’s absolute discretion whether to accept any draft, Borrowing Agent will not present for acceptance any draft, and the Issuer will generally not accept any drafts (i) that arise out of transactions involving the sale of goods by any Borrower not in the ordinary course of its business, (ii) that involve a sale to an Affiliate of any Borrower, (iii) that involve any purchase for which the Issuer has not received all related documents, instruments and forms requested by the Issuer, or (iv) that is not eligible for discounting with Federal Reserve Banks pursuant to paragraph 7 of Section 13 of the Federal Reserve Act, as amended.

2.10 Requirements For Issuance of Letters of Credit.

(a) In connection with the issuance of any Letter of Credit, Borrowers shall indemnify, save and hold Administrative Agent, each Lender and each Issuer harmless from any loss, cost, expense or liability, including, without limitation, payments made by Administrative Agent, any Lender or any Issuer and expenses and reasonable attorneys’ fees incurred by Administrative Agent, any Lender or Issuer arising out of, or in connection with, any Letter of Credit to be issued or created for any Borrower. Borrowers shall be bound by Administrative Agent’s or any Issuer’s regulations and good faith interpretations of any Letter of Credit issued or created for Borrowers’ Account, although this interpretation may be different from its own; and, neither Administrative Agent, nor any Lender, nor any Issuer nor any of their correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrowing Agent’s or any Borrower’s instructions or those contained in any Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit, except for Administrative Agent’s, any Lender’s, any Issuer’s or such correspondents’ gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

(b) Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Administrative Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct the Issuer to deliver to Administrative Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Administrative Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any acceptance therefor.

(c) In connection with all Letters of Credit issued or caused to be issued by Administrative Agent under this Agreement, each Borrower hereby appoints the Issuer, or its designee, as its attorney, with full power and authority upon the occurrence and during the continuance of an Event of Default or Default, (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances; (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of such Borrower or Issuer or Issuer’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Issuer’s, or in the name of Issuer’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Issuer nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Issuer’s or its attorney’s willful misconduct or gross negligence. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

(d) Each Lender shall to the extent of the percentage amount equal to the product of such Lender’s Commitment Percentage times the aggregate amount of all unreimbursed reimbursement obligations arising from disbursements made or obligations incurred with respect to the Letters of Credit be deemed to have irrevocably purchased an undivided participation in each such unreimbursed reimbursement obligation. In the event that at the time a disbursement is made the unpaid balance of Advances exceeds or would exceed, with the making of such disbursement, the Formula Amount (as permitted by Section 16.2(b)(vi)), and such disbursement is not reimbursed by Borrowers within two (2) Business Days, Administrative Agent shall promptly notify each Lender and upon Administrative Agent’s demand each Lender shall pay to Administrative Agent such Lender’s proportionate share of such unreimbursed disbursement together with such Lender’s proportionate share of Administrative Agent’s reasonable unreimbursed costs and expenses relating to such unreimbursed disbursement. In the event an Issuer other than Administrative Agent makes a disbursement in respect of a Letter of Credit, each Lender shall pay to such Issuer, upon such Issuer’s demand, such Lender’s proportionate share of such disbursement together with such Lender’s proportionate share of such Issuer’s reasonable unreimbursed costs and expenses relating to such disbursement. Upon receipt by Administrative Agent of a repayment from any Borrower of any amount disbursed by Administrative Agent for which Administrative Agent had already been reimbursed by Lenders, Administrative Agent shall deliver to each Lender that Lender’s pro rata share of such repayment. Each Lender’s participation commitment shall continue until the last to occur of any of the following events: (A) Administrative Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (B) no Letter of Credit issued hereunder remains outstanding and uncancelled or (C) all Persons (other than the applicable Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.11 Additional Payments.

Any sums reasonably expended by Administrative Agent or any Lender due to any Loan Party’s failure to perform or comply with its obligations under this Agreement or any Other Document including, without limitation, any Loan Party’s obligations under Sections 4.2 [Perfection of Security Interest], 4.4 [Preservation of Collateral], 4.12 [Failure to Pay Insurance], 4.13 [Payment of Taxes], 4.14 [Payment of Leasehold Obligations] and 6.1 [Payment of Fees] hereof, may be charged to Borrowers’ Account as a Revolving Advance and added to the Obligations.

2.12 Manner of Borrowing and Payment.

(a) Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders.

(b) Each payment (including each prepayment) by Borrowers on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances pro rata according to the applicable Commitment Percentages of Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to PNC with respect to Swing Loans and to Administrative Agent on behalf of the Lenders to the Payment Office with respect to Revolving Advances, in each case on or prior to 1:00 P.M., Pittsburgh, Pennsylvania time, in Dollars and in immediately available funds.

(c) (i) Notwithstanding anything to the contrary contained in Sections 2.12(a) and (b) [Manner of Borrowing and Payment] hereof, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Administrative Agent and each payment by any Borrower on account of Revolving Advances shall be applied first to those Revolving Advances advanced by Administrative Agent. On or before 1:00 P.M., Pittsburgh, Pennsylvania time, on each Settlement Date commencing with the first Settlement Date following the Closing Date, Administrative Agent and Lenders shall make certain payments as follows: (I) if the aggregate amount of new Revolving Advances made by Administrative Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then each Lender shall provide Administrative Agent with funds in an amount equal to its applicable Commitment Percentage of the difference between (w) such Revolving Advances and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new Revolving Advances made during such Week, then Administrative Agent shall provide each Lender with funds in an amount equal to its applicable Commitment Percentage of the difference between (y) such repayments and (z) such Revolving Advances.

(ii) Each Lender shall be entitled to earn interest at the applicable Contract Rate on outstanding Advances (other than Swing Loans) which it has funded.

(iii) Promptly following each Settlement Date, Administrative Agent shall submit to each Lender a certificate with respect to payments received and Advances (other than Swing Loans) made during the Week immediately preceding such Settlement Date. Such certificate of Administrative Agent shall be presumed correct in the absence of manifest error.

(d) If any Lender or Participant (a “benefitted Lender”) shall at any time receive any payment of all or part of its Advances (other than Swing Loans), or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances (other than Swing Loans), or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefitted Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances (other than Swing Loans), or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Advances (other than Swing Loans) may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(e) Unless Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Advances (other than Swing Loans) available to Administrative Agent, Administrative Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Administrative Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrowers a corresponding amount. Administrative Agent will promptly notify Borrowers of its receipt of any such notice from a Lender. If such amount is made available to Administrative Agent on a date after such next Settlement Date, such Lender shall pay to Administrative Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Administrative Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Administrative Agent. A certificate of Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be presumed correct, in the absence of manifest error. If such amount is not in fact made available to Administrative Agent by such Lender within three (3) Business Days after such Settlement Date, Administrative Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advances hereunder, on demand from Borrowers; provided, however, that Administrative Agent’s right to such recovery shall not prejudice or otherwise adversely affect Borrowers’ rights (if any) against such Lender.

2.13 Increase of Maximum Revolving Advance Amount.

If at any time after the Closing Date, and so long as no Event of Default or Default has occurred and is continuing, the Borrowers desire to increase the Maximum Revolving Advance Amount, the Borrowers shall notify the Administrative Agent, who will promptly notify each Lender thereof, provided that any such increase shall be in a minimum of Ten Million and 00/100 Dollars ($10,000,000.00) and the aggregate of all such increases shall not exceed Fifty Million and 00/100 Dollars ($50,000,000.00). The existing Lenders shall have the right (but not the obligation) at any time or from time to time within fifteen (15) Business Days following such notice to increase their respective commitments to make Advances (other than Swing Loans) so as to provide such additional commitment to make Advances (other than Swing Loans) pro-rata in accordance with the Commitment Percentages of each, and any portion of such requested increase which is not provided by any such existing Lender shall be available to the other existing Lenders; provided, that if more than one existing Lender desires to increase its commitment to make Advances (other than Swing Loans) in respect of the portion not provided by an existing Lender, such participating Lenders shall provide such portion of the additional commitments to make Advances (other than Swing Loans) on a pro rata basis in accordance with the proportion that their respective Commitment Percentage bears to each other, and thereafter, to the extent not provided by existing Lenders, to any additional lending institution or institutions proposed by the Borrowers and which is approved by the Administrative Agent (which approval will not be unreasonably withheld) and which becomes a party to this Agreement pursuant to documentation reasonably acceptable to the Administrative Agent and prepared at the Borrowers’ expense, which documentation may be executed by the Loan Parties and the Administrative Agent (as administrative agent for the Lenders) without further consent or action of the Lenders, such consent hereby deemed to be irrevocably given to the Administrative Agent by the Lenders; provided, however, that those Lenders that are increasing their commitments to make Advances pursuant hereto, or are becoming party hereto for purposes of effecting such increase, may charge certain fees in connection with such increase as may be agreed to among the Borrowers and the Lenders and that the Borrowers shall have the right to have all of such increase provided by such approved additional lending institution or institutions if all the existing Lenders decline to increase their commitments to make Advances (other than Swing Loans) to accommodate any such requested increase. In the event of any such increase in the Maximum Revolving Advance Amount and in the commitment to make Advances (other than Swing Loans) of any Lender affected pursuant to the terms of this Section 2.13 [Increase of Maximum Revolving Advance Amount], new Revolving Credit Notes shall, to the extent deemed reasonably necessary or appropriate by the Administrative Agent (or as may be reasonably requested by an existing Lender increasing its commitment to make Advances hereunder or an additional Lender that becomes a party hereto), be executed and delivered by the Borrowers and, to the extent deemed appropriate by the Administrative Agent, the surrender and cancellation of existing Revolving Credit Note(s) shall be effected; and the Loan Parties shall execute and deliver such additional documentation setting forth the new commitments to make Advances (other than Swing Loans) as the Administrative Agent shall reasonably request (which documentation may be executed by the Loan Parties and the Administrative Agent (as administrative agent for the Lenders) without further consent or action of the Lenders, such consent herein is deemed to be irrevocably given to the Administrative Agent by the Lenders).

2.14 Use of Proceeds.

Borrowers shall apply the proceeds of Advances (i) to consummate the Merger, (ii) to purchase accounts and inventory pursuant to the Bills of Sale, the proceeds from such sale being used to repurchase the Commonwealth Notes, to repay the Commonwealth Existing Lender Indebtedness and to repay and retire the Receivables Purchase Facility, (iii) to repay the Indebtedness owing to the Existing Lenders under the Existing Credit Agreement, (iv) to pay fees and expenses relating to the transaction contemplated by this Agreement, (v) for general corporate purposes and (vi) to provide for working capital needs.

2.15 Defaulting Lender.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance (other than a Swing Loan) or (y) notifies either Administrative Agent or Borrowing Agent that it does not intend to make available its portion of any Advance (other than a Swing Loan) (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.15 [Defaulting Lender] while such Lender Default remains in effect.

(b) Advances (other than a Swing Loan) shall be incurred pro rata from Lenders which are not Defaulting Lenders (the “Non-Defaulting Lenders”) based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances (other than a Swing Loan) required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Advances (other than a Swing Loan) shall be applied to reduce the applicable Advances (other than a Swing Loan) of each Lender pro rata based on the aggregate of the outstanding Advances (other than a Swing Loan) of that type of all Lenders at the time of such application; provided, that, such amount shall not be applied to any Advances (other than a Swing Loan) of a Defaulting Lender at any time when, and to the extent that, the aggregate amount of Advances (other than a Swing Loan) of any Non-Defaulting Lender exceeds such Non-Defaulting Lender’s Commitment Percentage of all Advances (other than a Swing Loan) then outstanding. Notwithstanding any of the foregoing, each borrowing or payment or pre-payment by the Borrowers of principal, interest, fees or other amounts from the Borrowers with respect to Swing Loans shall be made by or to PNC according to Section 2.16 [Swing Loans].

(c) A Defaulting Lender shall not be entitled to give instructions to Administrative Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents. All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have Advances outstanding.

(d) Other than as expressly set forth in this Section 2.15 [Defaulting Lender], the rights and obligations of a Defaulting Lender (including the obligation to indemnify Administrative Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.15 [Defaulting Lender] shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Administrative Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event a Defaulting Lender retroactively cures to the satisfaction of Administrative Agent the breach which caused a Lender to become a Defaulting

Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

2.16 Swing Loans

(a) Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate advances and repayments between Settlement Dates, PNC may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the “Swing Loans”) (which shall be Domestic Rate Loans only) to the Borrowers at any time or from time to time after the date hereof to, but not including, the last day of the Term, in an aggregate principal amount up to but not in excess of Thirty Million and 00/100 Dollars ($30,000,000.00) (the “Swing Loan Commitment”), provided that the aggregate principal amount of PNC’s Swing Loans and the Revolving Advances of all the Lenders shall not exceed the lesser of (x) the Maximum Revolving Advance Amount less the aggregate amount of outstanding Letters of Credit or (y) the Formula Amount less the aggregate amount of outstanding Letters of Credit. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.16 [Swing Loans].

(b) Except as otherwise provided herein, the Borrowing Agent may from time to time prior to the last day of the Term request PNC to make Swing Loans by delivery to PNC not later than 10:00 a.m., Pittsburgh, Pennsylvania time on the proposed borrowing date of a duly completed request therefor in writing or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed borrowing date and the principal amount of such Swing Loan, which shall be in integral multiples of Five Hundred Thousand and 00/100 Dollars ($500,000.00) and not less than One Million and 00/100 Dollars ($1,000,000.00).

(c) So long as PNC elects to make Swing Loans, PNC shall, after receipt by it of a Swing Loan Request pursuant to Section 2.16(b) [Swing Loans], fund such Swing Loan to the Borrowing Agent in U.S. Dollars and immediately available funds at the Payment Office or other place that PNC may designate from time to time prior to 2:00 p.m., Pittsburgh, Pennsylvania time on the borrowing date.

(d) The obligation of the Borrowers to repay the aggregate unpaid principal amount of the Swing Loans made to the Borrowing Agent by PNC, together with interest thereon, shall be evidenced by a Swing Note dated the Closing Date payable to the order of PNC in a face amount equal to the Swing Loan Commitment.

(e) PNC may, at its option, exercisable at any time for any reason whatsoever but not less frequently than on each Settlement Date, request repayment of the Swing Loans from the Lenders, and each Lender shall make a Revolving Advance in an amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Advances in excess of its commitment to make Advances. Revolving Advances made pursuant to the preceding sentence shall bear interest at the applicable Contract Rate for Domestic Rate Loans and shall be deemed to have been properly requested in accordance with Section 2.2 [Procedure for Borrowing Advances] without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Advances are to be made under this Section 2.16(e) [Swing Loans] and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Advances (whether or not (i) the conditions specified in Section 8.2 [Conditions to Each Advance] are then satisfied or (ii) a Default or an Event of Default has occurred and is continuing unless, prior to the time such Swing Loans were made, the Required Lenders shall have directed the Administrative Agent not to make Advances to the Borrowers) by the time PNC so requests, which shall not be earlier than 3:00 p.m. Pittsburgh, Pennsylvania time on the next Business Day after the date the Lenders receive such notice from PNC.

III.	INTEREST AND FEES.

3.1 Interest.

(a) Interest on Advances shall be payable in arrears on the first (1st) day of each calendar quarter with respect to Domestic Rate Loans and on the last day of the Term and, with respect to Eurodollar Rate Loans, at the end of each Interest Period or, for Eurodollar Rate Loans with an Interest Period in excess of three (3) months, at the earlier of (a) each three months anniversary date of the commencement of such Eurodollar Rate Loan or (b) the end of the Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month (the “Monthly Advances”). On the Closing Date through the day immediately preceding the first (1st) Incentive Pricing Effective Date, (x) Domestic Rate Loans shall bear interest for each day at a rate per annum equal to the Alternate Base Rate plus one and one quarter of one percent (1.25%) and (y) Eurodollar Rate Loans shall bear interest for each applicable Interest Period at a rate per annum equal to the Eurodollar Rate plus two and one quarter of one percent (2.25%).

(b) Subject to the terms and conditions of this Agreement, during each calendar month of the Borrowers, in accordance with Section 9.2 [Schedules] hereof, the Borrowing Agent shall submit to the Administrative Agent and Collateral Agent a Borrowing Base Certificate as of the last day of the prior calendar month. Upon receipt of the Borrowing Base Certificate by the Administrative Agent and Collateral Agent as of January 31, 2005 and as of the last day of each calendar month thereafter, the Borrowers’ daily average Available Liquidity shall be calculated for the calendar month then ending. From the first (1st) day of the first (1st) full calendar month following the Administrative Agent’s and Collateral Agent’s receipt of such Borrowing Base Certificate (the “Incentive Pricing Effective Date”) until the next Incentive Pricing Effective Date, (x) Domestic Rate Loans shall bear interest for each day at a rate per annum equal to the Alternate Base Rate plus the applicable margin determined by reference to the Borrowers’ Available Liquidity (the “Applicable Base Rate Margin”) set forth below and (y) Eurodollar Rate Loans shall bear interest during each applicable Interest Period at a rate per annum equal to the Eurodollar Rate plus the applicable margin determined by reference to the Borrowers’ Available Liquidity (the “Applicable Eurodollar Rate Margin”) set forth below:

Tier	Available Liquidity (in Millions)	Applicable Eurodollar Rate Margin	Applicable Base Rate Margin	Applicable Letter of Credit Fee Percentage	Applicable Facility Fee Percentage
I	> $125	2.00%	1.00%	2.00%	0.50%
II	> $100 < $125	2.25%	1.25%	2.25%	0.50%
III	> $75 < $100	2.50%	1.50%	2.50%	0.50%
IV	< $75	2.75%	1.75%	2.75%	0.375%

(c) Subject to the terms and conditions of this Agreement, in the event that the Borrowers fail to timely deliver the Borrowing Base Certificate in accordance with Section 9.2 [Schedules] hereof, the Applicable Eurodollar Rate Margin, the Applicable Base Rate Margin and the Applicable Letter of Credit Fee Percentage shall be the amount corresponding to Tier IV until the delivery of such Borrowing Base Certificate. In addition, subject to the terms and conditions of this Agreement, in the event that the Borrowers fail to timely deliver the Borrowing Base Certificate in accordance with Section 9.2 [Schedules] hereof, the Applicable Facility Fee Percentage shall be the amount corresponding to Tier I until the delivery of such Borrowing Base Certificate.

(d) Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the Obligations shall bear interest at the applicable Contract Rate plus two percent (2%) per annum (the “Default Rate”).

3.2 Letter of Credit Fees.

(a) Borrowers shall pay (x) to Administrative Agent, for the ratable benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by (i) until the first (1st) Incentive Pricing Effective Date, two and one quarter of one percent (2.25%) per annum and (ii) on and after the first (1st) Incentive Pricing Effective Date, the applicable percentage per annum determined by reference to the Borrowers’ Available Liquidity as set forth in Section 3.1(b) [Interest] hereof (the “Applicable Letter of Credit Fee Percentage”), such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term and (y) to the Issuer, for its own account, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by one eighth of one percent (.125%) per annum, such fees to be calculated on the basis of a three hundred sixty (360)

day year for the actual number of days elapsed and to be payable quarterly in arrears on the first (1st) day of each calendar quarter and on the last day of the Term and (z) to the Issuer, for its own account, any and all fees and expenses as agreed upon by the Issuer and the Borrowing Agent in connection with any Letter of Credit, including, without limitation, in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Administrative Agent for any and all fees and expenses, if any, paid by Administrative Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”). All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the Letter of Credit Fees otherwise applicable pursuant to this Section 3.2 shall be increased by two percent (2.0%) per annum.

(b) Immediately upon the request of the Administrative Agent after the occurrence and during the continuance of a Default or an Event of Default, Borrowers will cause cash to be deposited and maintained in an account with Administrative Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the outstanding amount of Letters of Credit, and each Borrower hereby irrevocably authorizes Administrative Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. Administrative Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Administrative Agent and such Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. So long as such Default or Event of Default is continuing, no Borrower may withdraw amounts credited to any such account except upon payment and performance in full of all Obligations and termination of this Agreement.

3.3 Facility Fee.

If, for any fiscal quarter during the Term, the average daily unpaid balance of the Advances (including the undrawn amount of outstanding Letters of Credit) for each day of such fiscal quarter does not equal the Maximum Revolving Advance Amount (for purposes of this computation, PNC’s Swing Loans shall be deemed to be borrowed amounts under its commitment to make Revolving Advances), then Borrowers shall pay to Administrative Agent for the ratable benefit of Lenders a fee at a rate per annum equal to (i) until the first (1st) Incentive Pricing Effective Date, one half of one percent (.50%) per annum and (ii) on and after the first (1st) Incentive Pricing Effective Date, the applicable percentage determined by reference to the Borrowers’ Available Liquidity as set forth in Section 3.1(b) [Interest] hereof (the “Applicable Facility Fee Percentage”) multiplied by the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance, such fees shall be payable to the Administrative Agent in arrears on the first (1st) day of each fiscal quarter after the date hereof until the termination hereof and on the earlier of (i) such termination date or (ii) the last day of the Term.

3.4 Reserved.

3.5 Computation of Interest and Fees.

Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

3.6 Maximum Charges.

In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrowers, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7 Increased Costs.

In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.7 [Increased Costs], the term “Lender” shall include Administrative Agent or any Lender and any corporation or bank controlling Administrative Agent or any Lender) and the office or branch where Administrative Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject Administrative Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Administrative Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of Administrative Agent or any Lender by the jurisdiction in which it maintains its principal office);

(b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Administrative Agent or any Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on Administrative Agent or any Lender or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to Administrative Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Administrative Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Administrative Agent or such Lender deems to be material, then, in any case Borrowers shall promptly pay Administrative Agent or such Lender, upon its demand, such additional amount as will compensate Administrative Agent or such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Eurodollar Rate. Administrative Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrowers, and such certification shall be presumed correct absent manifest error.

3.8 Basis For Determining Interest Rate Inadequate or Unfair.

In the event that Administrative Agent or any Lender shall have determined that:

(a) reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 2.2 [Procedure for Borrowing Advances] hereof for any Interest Period; or

(b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan, then Administrative Agent shall give Borrowing Agent prompt written, telephonic or telegraphic notice of such determination. If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Administrative Agent no later than 1:00 p.m. (Pittsburgh, Pennsylvania time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Domestic Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Administrative Agent, no later than 1:00 p.m. (Pittsburgh, Pennsylvania time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Administrative Agent, no later than 1:00 p.m. (Pittsburgh, Pennsylvania time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.

3.9 Capital Adequacy.

(a) In the event that Administrative Agent or any Lender shall have determined that any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Administrative Agent or any Lender (for purposes of this Section 3.9 [Capital Adequacy], the term “Lender” shall include Administrative Agent or any Lender and any corporation or bank controlling Administrative Agent or any Lender) and the office or branch where Administrative Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Administrative Agent or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Administrative Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Administrative Agent’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Administrative Agent or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Administrative Agent or such Lender such additional amount or amounts as will compensate Administrative Agent or such Lender for such reduction. In determining such amount or amounts, Administrative Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 [Capital Adequacy] shall be available to Administrative Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

(b) A certificate of Administrative Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Administrative Agent or such Lender with respect to Section 3.9(a) [Capital Adequacy] hereof when delivered to Borrowers shall be presumed correct absent manifest error.

3.10 Other Considerations.

The obligations of Borrowers in Sections 3.7 [Increased Costs] and 3.9 [Capital Adequacy] hereof, are subject to the following: (a) no Lender shall enforce these provisions solely against Borrowers or against a few of such Lender’s customers without in each case generally enforcing these or similar provisions in other contracts (provided that, anything herein to the contrary notwithstanding, no Lender shall be required to disclose to Borrowers the identity of, or the nature of the Lender’s relationship with, any other of such Lender’s customers) and (b) each Lender shall designate a different lending office if such designation will avoid the need for, or materially reduce the amount of, such compensation, costs or charges and will not be otherwise materially disadvantageous to such Lender; and (c) any charges, costs or compensation charged to any Lender pursuant to such sections must be directly attributable to the Revolving Advances.

IV.	COLLATERAL: GENERAL TERMS.

4.1 Security Interest in the Collateral.

To secure the prompt payment and performance to Administrative Agent and each Lender of the Obligations, each Loan Party hereby (reaffirms the security interest granted to the Administrative Agent pursuant to the Existing Credit Agreement and, to the extent not already assigned, pledged or granted) assigns, pledges and grants to Administrative Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Each Loan Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Administrative Agent’s security interest and shall cause its financial statements to reflect such security interest. Each Loan Party shall promptly provide Administrative Agent with written notice of all commercial tort claims for which the amount of damages sought exceeds Five Hundred Thousand and 00/100 Dollars ($500,000.00), such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, such Loan Party shall be deemed to hereby grant to Administrative Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof.

4.2 Perfection of Security Interest.

Each Loan Party shall take all action that may be necessary or desirable, or that Administrative Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Administrative Agent’s security interest in the Collateral or to enable Administrative Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) using commercially reasonable efforts to obtain applicable Waivers, as Administrative Agent may reasonably request, (iii) delivering to Administrative Agent, endorsed or accompanied by such instruments of assignment as Administrative Agent may specify, and stamping or marking, in such manner as Administrative Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Administrative Agent as and to the extent required hereunder, and (v) executing and delivering control agreements, instruments of pledge, notices and assignments, in each case in form and substance satisfactory to Administrative Agent, relating to the creation, validity, perfection, maintenance or continuation of Administrative Agent’s security interest in Collateral under the Uniform Commercial Code or other applicable law. Administrative Agent is hereby authorized to file financing statements in accordance with the Uniform Commercial Code as adopted in the State of New York from time to time. By its signature hereto, each Loan Party hereby authorizes Administrative Agent to file against such Loan Party, one or more financing, continuation, or amendment statements pursuant to the Uniform Commercial Code to perfect Liens securing Obligations arising hereunder in form and substance satisfactory to Administrative Agent. All reasonable charges, expenses and fees Administrative Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate

Loan and added to the Obligations, or, at Administrative Agent’s option, shall be paid to Administrative Agent for the ratable benefit of Lenders immediately upon demand.

4.3 Disposition of Collateral.

Each Loan Party will safeguard and protect all Collateral for Administrative Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except as otherwise permitted under this Agreement.

4.4 Preservation of Collateral.

Following the occurrence and during the continuation of a Default or Event of Default in addition to the rights and remedies set forth in Section 11.1 [Rights and Remedies] hereof, Administrative Agent and Collateral Agent: (a) may at any time take such steps as Administrative Agent and Collateral Agent deem necessary to protect Administrative Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Administrative Agent and Collateral Agent may deem appropriate; (b) may employ and maintain at any of any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect Administrative Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Administrative Agent or Collateral Agent may move all or part of the Collateral; (d) may use any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of any Loan Party’s owned or leased property. Each Loan Party shall cooperate fully with all of Administrative Agent’s and Collateral Agent’s efforts to preserve the Collateral as permitted in the foregoing sentence and will take such actions to preserve the Collateral as Administrative Agent and Collateral Agent may direct. All of Administrative Agent’s and Collateral Agent’s expenses of preserving the Collateral in accordance with the foregoing, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations.

4.5 Ownership of Collateral.

With respect to the Collateral, at the time the Collateral becomes subject to Administrative Agent’s security interest: (a) each Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Administrative Agent; and, except for Permitted Encumbrances, the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (b) each document and agreement executed by each Loan Party or delivered to Administrative Agent, Collateral Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; (c) all signatures and endorsements of each Loan Party that appear on such documents and agreements shall be genuine and each Loan Party shall have full capacity to execute same; and (d) each Loan Party’s Inventory shall be located as set forth on Schedule 4.5 (as such Schedule may be updated from time to time) and shall not be removed from such location(s) without the prior written consent of Administrative Agent except with respect to the sale of Inventory in the ordinary course of business and with respect to Inventory in transit from one location identified on Schedule 4.5 (as such Schedule may be updated from time to time) to another location identified on Schedule 4.5.

4.6 Defense of Administrative Agent’s and Lenders’ Interests.

Until (a) payment and performance in full of all of the Obligations and (b) irrevocable termination of this Agreement, Administrative Agent’s interests in the Collateral shall continue in full force and effect. During such period no Loan Party shall, without Administrative Agent’s prior written consent, pledge, sell (except Inventory in the ordinary course of business), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, and except for sales, assignments, and transfers expressly permitted elsewhere herein, any part of the Collateral. Each Loan Party shall defend Administrative Agent’s interests in the Collateral against any and all Persons whatsoever. At any time after an Event of Default or Default has occurred and is continuing and after demand by Administrative Agent for payment of all Obligations, Administrative Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including without limitation: labels, stationery, documents, instruments and advertising materials. If Administrative Agent exercises such right to take possession of the Collateral, the Loan Parties shall, upon demand, assemble it in the best manner possible and make it available to Administrative Agent at a place reasonably convenient to Administrative Agent. In addition, with respect to all Collateral, Administrative Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other applicable law. After the occurrence and during the continuance of a Default or an Event of Default, each Loan Party shall, and Administrative Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Administrative Agent holds a security interest to deliver same to Administrative Agent and/or subject to Administrative Agent’s order and if they shall come into any Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as Administrative Agent’s trustee, and such Loan Party will immediately deliver them to Administrative Agent in their original form together with any necessary endorsement.

4.7 Books and Records.

Each Loan Party shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in all material respects in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by the Loan Parties.

4.8 Financial Disclosure.

Upon the Loan Parties prior consent if no Default or Event of Default has occurred and is continuing, which consent shall not be unreasonably withheld, delayed or conditioned, and at any time after the occurrence and during the continuance of a Default or Event of Default, each Loan Party hereby irrevocably authorizes and directs all accountants and auditors employed by such Loan Party at any time during the Term and promptly after the request of the Administrative Agent or Collateral Agent to exhibit and deliver to Administrative Agent, Collateral Agent and each Lender copies of any Loan Party’s financial statements (if any exist at or prior to the date of such request), trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Administrative Agent, Collateral Agent and each Lender any information such accountants may have concerning such Loan Party’s financial status and business operations. In accordance with and subject to the foregoing, each Loan Party hereby authorizes all federal, state and municipal authorities to furnish to Administrative Agent, Collateral Agent and each Lender copies of reports or examinations relating to such Loan Party, whether made by such Loan Party or otherwise; however, Administrative Agent, Collateral Agent and each Lender will attempt to obtain such information or materials directly from such Loan Party prior to obtaining such information or materials from such accountants or such authorities.

4.9 Compliance with Laws.

Each Loan Party shall comply with all laws, acts, rules, regulations and orders of any Governmental Body with jurisdiction over it or its respective Collateral or any part thereof or to the operation of such Loan Party’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect. Each Loan Party may, however, contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Administrative Agent to protect Administrative Agent’s Lien on or security interest in the Collateral. The Collateral at all times shall be maintained in accordance with the material requirements of all insurance carriers which provide insurance with respect to the Collateral so that such insurance shall remain in full force and effect.

4.10 Inspection of Premises.

At all reasonable times (at least once per year and such additional times as the Administrative Agent and Collateral Agent deem necessary), Administrative Agent and Collateral Agent shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business. Administrative Agent, Collateral Agent and their respective agents may, after one day’s prior notice, enter upon any of each Loan Party’s premises at any time during business hours and at any other reasonable time, and from time to time (at least once per year and such additional times as the Administrative Agent and Collateral Agent deem necessary), for the purpose of inspecting and appraising the Collateral and any and all records pertaining thereto and the operation of such Loan Party’s business. The Administrative Agent and Collateral Agent shall conduct an Inventory appraisal at least once per year and at such additional times as the Administrative Agent and Collateral Agent deem necessary. The Administrative Agent and the Collateral Agent shall conduct a field examination of the Borrowers at least twice per year and at such additional times as the Administrative Agent and the Collateral Agent deem necessary. In addition to the foregoing, the Lenders shall have the right to accompany the Administrative Agent and Collateral Agent with respect to the audits, inspections and appraisals conducted by the Administrative Agent and Collateral Agent under this Section 4.10 [Inspection of Premises] provided that all such audits, inspections and appraisals conducted by the Lenders shall be at their sole cost and expense. Notwithstanding anything contained herein to the contrary, upon the occurrence and during the continuance of a Default or an Event of Default, such audits, inspections and appraisals may be conducted at any time and from time to time and neither the Administrative Agent, Collateral Agent nor the Lenders shall be required to provide advance notice to the Loan Parties with respect to conducting such audits, inspections and appraisals.

4.11 Insurance.

Each Loan Party shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At each Loan Party’s own cost and expense in amounts and with carriers acceptable to Administrative Agent, each Loan Party shall (a) keep all its insurable properties and properties in which each Loan Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Loan Party’s including, without limitation, business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Loan Party insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Loan Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Loan Party is engaged in business; (e) furnish Administrative Agent and Collateral Agent with (i) a status report with respect to the renewal of all such insurance no later than ten (10) days before the expiration date thereof, (ii) evidence of the maintenance of all such insurance by the renewal thereof no later than the expiration date thereof, and (iii) appropriate loss payable endorsements in form and substance satisfactory to Administrative Agent, naming Administrative Agent as a co-insured and loss payee as its interests may appear but only with respect to all insurance coverage covering damage, loss or destruction of Collateral, and providing (A) that all proceeds thereunder covering a loss of or damage to Collateral shall be payable to Administrative Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Administrative Agent. The Loan Parties shall provide copies of all such insurance policies (including the appropriate lender loss payee and additional insured endorsements) within thirty (30) days after Administrative Agent’s request, however, only certificates of such insurance shall be required at Closing. In the event of any loss under any insurance covering Collateral, the carriers named in such insurance policies covering Collateral hereby are directed by Administrative Agent and the applicable Loan Party to make payment for such loss to Administrative Agent, for the benefit of the Lenders, and not to such Loan Party and Administrative Agent jointly. If any insurance losses with respect to Collateral are paid by check, draft or other instrument payable to any Loan Party and Administrative Agent jointly, Administrative Agent may endorse such Loan Party’s name thereon and do such other things as Administrative Agent may deem advisable to reduce the same to cash. Administrative Agent is hereby authorized to adjust and compromise claims under insurance coverage with respect to Collateral. All loss recoveries with respect to Collateral received by Administrative Agent upon any such insurance may be applied to the Obligations, in such order as Administrative Agent in its sole discretion shall determine. Any surplus with respect to Collateral shall be paid by Administrative Agent to the Loan Parties or applied as may be otherwise required by law. Any deficiency thereon shall be paid by the Loan Parties to Administrative Agent, on demand. Any loss recoveries not relating to items of Collateral shall be payable directly to the Loan Parties and, if received by Administrative Agent, Administrative Agent shall promptly deliver same to the Loan Parties. Anything hereinabove to the contrary notwithstanding, and subject to the fulfillment of the conditions set forth below, (i) Administrative Agent shall remit to the Loan Parties insurance proceeds with respect to Collateral received by Administrative Agent during any calendar year under insurance policies procured and maintained by the Loan Parties which insure the Loan Parties’ insurable Collateral to the extent such insurance proceeds do not exceed Ten Million and 00/100 Dollars ($10,000,000.00) in the aggregate during such calendar year or Four Million and 00/100 Dollars ($4,000,000.00) per occurrence and (ii) all proceeds of business interruption insurance, and all proceeds of insurance with respect to larceny, embezzlement or other criminal misappropriation, regardless of amount, shall be payable directly and promptly to the applicable Loan Party. In the event the amount of insurance proceeds with respect to Collateral received by Administrative Agent for any occurrence exceeds Four Million and 00/100 Dollars ($4,000,000.00), then Administrative Agent shall not be obligated to remit the insurance proceeds to the Loan Parties unless the Loan Parties shall provide Administrative Agent with evidence reasonably satisfactory to Administrative Agent that the insurance proceeds will be used by the Loan Parties to repair, replace or restore the insured Collateral which was the subject of the insurable loss. In the event the Loan Parties have previously received (or, after giving effect to any proposed remittance by Administrative Agent to the Loan Parties would receive) insurance proceeds with respect to Collateral which equal or exceed Ten Million and 00/100 Dollars ($10,000,000.00) in the aggregate during any calendar year, then Administrative Agent may, in its sole discretion, either remit the insurance proceeds to the Loan Parties upon the Loan Parties providing Administrative Agent with evidence reasonably satisfactory to Administrative Agent that the insurance proceeds will be used by the Loan Parties to repair, replace, restore or reuse the insured Collateral which was the subject of the insurable loss, or apply the proceeds to the Obligations, as aforesaid. The agreement of Administrative Agent to remit insurance proceeds in the manner above provided shall be subject in each instance to satisfaction of each of the following conditions: (x) No Event of Default or Default shall then have occurred and be continuing, and (y) the Loan Parties shall use the insurance proceeds with respect to Collateral to repair, replace, restore or reuse the insured Collateral which was the subject of the insurable loss and for no other purpose.

4.12 Failure to Pay Insurance.

If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Administrative Agent, if Administrative Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Loan Party, and charge Borrowers’ Account therefor as a Revolving Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations.

4.13 Payment of Taxes.

Each Loan Party will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Loan Party or any of the Collateral including, without limitation, real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, except those taxes, assessments or Charges to the extent that any Loan Party has contested or disputed those taxes, assessments or Charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding provided that any related tax Lien is stayed and sufficient reserves are established to the reasonable satisfaction of Administrative Agent to protect Administrative Agent’s security interest in or Lien on the Collateral. If any tax by any governmental authority is or may be imposed on or as a result of any transaction between any Loan Party and Administrative Agent or any Lender which Administrative Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Administrative Agent’s opinion, may possibly create a valid Lien on the Collateral, Administrative Agent may without notice to the Loan Parties pay the taxes, assessments or other Charges and each Loan Party hereby indemnifies and holds Administrative Agent and each Lender harmless in respect thereof. Administrative Agent will not pay any taxes, assessments or Charges to the extent that any Loan Party has contested or disputed those taxes, assessments or Charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding provided that any related tax lien is stayed and sufficient reserves are established to the reasonable satisfaction of Administrative Agent to protect Administrative Agent’s security interest in or Lien on the Collateral. The amount of any payment by Administrative Agent under this Section 4.13 [Payment of Taxes] shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations and, until the Loan Parties shall furnish Administrative Agent with an indemnity therefor (or supply Administrative Agent with evidence satisfactory to Administrative Agent that due provision for the payment thereof has been made), Administrative Agent may hold without interest any balance standing to the Loan Parties’ credit and Administrative Agent shall retain its security interest in any and all Collateral held by Administrative Agent.

4.14 Payment of Leasehold Obligations.

Each Loan Party shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Administrative Agent’s reasonable request will provide evidence of having done so, except to the extent that the aggregate rental payments due or to become due under such lease are not in excess of Two Million and 00/100 Dollars ($2,000,000.00).

4.15 Receivables.

(a) Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Loan Party, or work, labor or services theretofore rendered by a Loan Party as of the date each Receivable is created; provided, however, that with respect to unbilled Receivables no invoice shall be required for up to thirty (30) days. Same shall be due and owing without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by the Loan Parties to Administrative Agent and Collateral Agent.

(b) Solvency of Customers. Each Customer, to the Loan Parties’ knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of any Loan Party who are not solvent such Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover the uncollectible portion.

(c) Locations of the Loan Parties. Each Loan Party’s chief executive office is located at the addresses set forth on Schedule 4.15(c) hereto. Until written notice is given to Administrative Agent and Collateral Agent by Borrowing Agent of any other office at which any Loan Party keeps its records pertaining to Receivables, all such records shall be kept at such executive office or at IMCO’s chief executive office.

(d) Collection of Receivables. Prior to the occurrence of a Cash Dominion Triggering Event, each Loan Party will, at such Loan Party’s cost and expense, collect all amounts due on Receivables; provided, however, that to the extent any Loan Party deposits such amounts in an account, such account shall be an account with respect to which a Blocked Account Agreement has been entered into but will not go into effect until the occurrence of a Cash Dominion Triggering Event. Upon the occurrence of a Cash Dominion Triggering Event and until cash dominion with respect to such Cash Dominion Triggering Event has been suspended in accordance with this Agreement, each Borrower shall deliver to Administrative Agent, or deposit in the Blocked Account, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness payable to any Loan Party.

(e) Notification of Assignment of Receivables. At any time following the occurrence and during the continuance of an Event of Default or a Default, Administrative Agent shall have the right to send notice of the assignment of, and Administrative Agent’s security interest in, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Administrative Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Administrative Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f) Power of Administrative Agent to Act on Loan Parties’ Behalf. Administrative Agent shall have the right, at any time after the occurrence and during the continuance of a Default or an Event of Default, to receive, endorse, assign and/or deliver in the name of Administrative Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Loan Party hereby constitutes Administrative Agent or Administrative Agent’s designee as such Loan Party’s attorney with power at any time after the occurrence and during the continuance of an Event of Default or Default (i) to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; (iv) to demand payment of the Receivables; (v) to enforce payment of the Receivables by legal proceedings or otherwise; (vi) to exercise all of Loan Parties’ rights and remedies with respect to the collection of the Receivables and any other Collateral; (vii) to settle, adjust, compromise, extend or renew the Receivables; (viii) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (ix) to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (x) to prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xi) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done with gross (not mere) negligence or willful misconduct; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Administrative Agent shall have the right at any time following the occurrence of an Event of Default or Default which is continuing, to change the address for delivery of mail addressed to any Loan Party to such address as Administrative Agent may designate and to receive, open and dispose of all mail addressed to any Loan Party.

(g) No Liability. Neither Administrative Agent, Collateral Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom unless such liability arises from Administrative Agent’s, Collateral Agent’s or any Lender’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction. Following the occurrence of an Event of Default or Default which is continuing, Administrative Agent may, without notice or consent from any Loan Party, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Administrative Agent is authorized and empowered to accept following the occurrence and during the continuance of an Event of Default or Default the return of the goods represented by any of the Receivables, without notice to or consent by any Loan Party, all without discharging or in any way affecting any Loan Party’s liability hereunder.

(h) Establishment of a Lockbox Account, Dominion Account. Upon the occurrence of a Cash Dominion Triggering Event and until cash dominion with respect to such Cash Dominion Triggering Event has been suspended in accordance with this Agreement, all proceeds of Collateral of the Borrowers shall be remitted directly by the customers of the Borrowers to (or, to the extent the Borrowers received such proceeds directly, they shall be deposited by Borrowers into) a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) as Administrative Agent may require pursuant to a Blocked Account Agreement. Borrowers shall issue to any such bank, an irrevocable letter of instruction directing said bank to transfer such funds so deposited to Administrative Agent, either to any account maintained by Administrative Agent at said bank or by wire transfer to appropriate account(s) of Administrative Agent. All funds deposited in such Blocked Account shall immediately become the property of Administrative Agent and Borrowers shall obtain the agreement by such bank to waive any offset rights against the funds so deposited. Neither Administrative Agent nor any Lender assumes any responsibility for such blocked account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Alternatively, upon the occurrence of a Cash Dominion Triggering Event and until cash dominion with respect to such Cash Dominion Triggering Event has been suspended in accordance with this Agreement, Administrative Agent may establish depository accounts (“Depository Accounts”) in the name of Administrative Agent at a bank or banks for the deposit of such funds and Borrowers shall deposit all proceeds of Collateral or cause same to be deposited, in kind, in such Depository Accounts of Administrative Agent in lieu of depositing same to the Blocked Accounts.

(i) Suspension of Cash Dominion. Notwithstanding anything that may be contained herein to the contrary, after a Cash Dominion Triggering Event, so long as (a) no Default or Event of Default has occurred and is continuing, and (b) the Borrowers’ daily average Undrawn Availability for the most recent thirty (30) consecutive days has been greater than or equal to One Hundred Million and 00/100 Dollars ($100,000,000.00), upon a written request received by the Administrative Agent from the Borrowing Agent certifying that the above items (a) and (b) have occurred and requesting that (i) the requirements of Sections 4.15(d) [Collection of Receivables] and 4.15(h) [Establishment of Lockbox Account] be suspended until the next Cash Dominion Triggering Event occurs and (ii) the existing Blocked Account Agreements be terminated, the Administrative Agent shall terminate the existing Blocked Account Agreements and shall provide written notice to the Borrowing Agent that the requirements of Sections 4.15(d) [Collection of Receivables] and 4.15(h) [Establishment of Lockbox Account] will be suspended until the next Cash Dominion Triggering Event; provided, however, that the Administrative Agent shall have received, prior to the termination of the requirements for the maintenance of cash dominion of the Administrative Agent hereunder, duly executed new Blocked Account Agreements establishing Blocked Accounts or Depository Accounts, as the case may be, with financial institutions acceptable to the Administrative Agent for the collection or servicing of the Receivables and proceeds of the Collateral and such agreements shall be satisfactory to the Administrative Agent in its sole reasonable discretion and shall not go into effect until the occurrence of the next Cash Dominion Triggering Event.

(j) Adjustments. No Loan Party will, without Administrative Agent and Collateral Agent’s consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore (A) customary in the business or industry of such Loan Party, and (B) done in the ordinary course of such Loan Party’s business.

4.16 Maintenance of Equipment.

The Equipment shall be maintained in good operating condition and repair in substantial accordance with industry standards (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and reserved. No Loan Party shall use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation except to the extent that such violation would not have a Material Adverse Effect.

4.17 Exculpation of Liability.

Nothing herein contained shall be construed to constitute Administrative Agent, Collateral Agent or any Lender as any Loan Party’s agent for any purpose whatsoever, nor shall Administrative Agent, Collateral Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Administrative Agent, Collateral Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Loan Party’s obligations under any contract or agreement assigned to Administrative Agent, Collateral Agent or such Lender, and neither Administrative Agent, Collateral Agent nor any Lender shall be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

4.18 Environmental Matters.

(a) The Loan Parties shall ensure that the Real Property remains in compliance with all Environmental Laws except to the extent that such failure to comply would not reasonably be expected to have a Material Adverse Effect, and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as permitted by applicable law or appropriate governmental authorities and except to the extent that Hazardous Substances placed or permitted to be placed on Real Property in violation of applicable law or governmental authorities would not reasonably be expected to have a Material Adverse Effect.

(b) The Loan Parties shall establish and/or maintain systems to achieve and monitor continued compliance with all applicable Environmental Laws with respect to their operations except to the extent that such failure to comply would not reasonably be expected to have a Material Adverse Effect.

(c) The Loan Parties shall (i) employ in connection with the use of the Real Property appropriate technology necessary to maintain compliance with any applicable Environmental Laws except to the extent that such failure to comply would not reasonably be expected to have a Material Adverse Effect, and (ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws except to the extent that such dispositions at facilities or with carriers that do not maintain the required permits would not reasonably be expected to have a Material Adverse Effect.

(d) In the event any Loan Party obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Loan Party’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), in each case dealing with matters which would reasonably be expected to have a Material Adverse Effect, then Borrowing Agent shall, within five (5) Business Days, give written notice of same to Administrative Agent detailing facts and circumstances of which any Loan Party is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Administrative Agent to protect its security interest in the Collateral and is not intended to create nor shall it create any obligation upon Administrative Agent or any Lender with respect thereto.

(e) The Loan Parties shall promptly forward to Administrative Agent copies of any notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by any Loan Party to dispose of Hazardous Substances and shall continue to forward copies of material correspondence between any Loan Party and the Authority regarding such claims to Administrative Agent until the claim is resolved, in each case dealing with matters which would reasonably be expected to have a Material Adverse Effect. The Loan Parties shall promptly forward to Administrative Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that any Loan Party is required to file under any Environmental Laws, except for documents and reports with respect to Hazardous Discharges that would not reasonably be expected to have a Material Adverse Effect. Such information is to be provided solely to allow Administrative Agent to protect Administrative Agent’s security interest in the Collateral.

(f) The Loan Parties shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all reasonably necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien.

(g) The Loan Parties shall defend and indemnify Administrative Agent and Lenders and hold Administrative Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by Administrative Agent or Lenders under or on account of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Administrative

Agent or any Lender. The Loan Parties’ obligations under this Section 4.18 [Environmental Matters] shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. The Loan Parties’ obligation and the indemnifications hereunder shall survive the termination of this Agreement.

4.19 Financing Statements.

Except as respects (i) the financing statements filed by Administrative Agent, (ii) the financing statements described on Schedule 1.2, and (iii) those financing statements permitted to be filed hereunder, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

V.	REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows:

5.1 Authority.

Each Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder, as the case may be. This Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of each Loan Party, enforceable in accordance with their terms, except as such enforceability may be limited by (a) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (b) general principles of equity. The execution, delivery and performance of this Agreement and of the Other Documents by each Loan Party a party hereto or thereto (a) are within such Loan Party’s corporate, partnership or limited liability company powers, as the case may be, have been duly authorized, are not in contravention of law or the terms of such Loan Party’s by-laws, certificate of incorporation, limited partnership agreement, certificate of limited partnership, operating agreement or certificate of formation or other applicable documents relating to such Loan Party’s formation or to the conduct of such Loan Party’s business or of any material agreement or undertaking to which such Loan Party is a party or by which such Loan Party is bound, and (b) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any Collateral of such Loan Party under the provisions of any material agreement, charter document, instrument, by-law, or other material instrument to which such Loan Party is a party or by which it or its property may be bound.

5.2 Formation and Qualification.

(a) Each Loan Party is duly incorporated or organized, as the case may be, and in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Loan Party has delivered to Administrative Agent true and complete copies of its certificate of incorporation and by-laws, certificate of formation and operating agreement, limited partnership agreement and certificate of limited partnership or other organizational documents, as the case may be, and has promptly notified Administrative Agent of any material amendment or material changes thereto, if any.

(b) The only Subsidiaries of each Loan Party are listed on Schedule 5.2(b).

5.3 Survival of Representations and Warranties.

All representations and warranties of such Loan Party contained in this Agreement and the Other Documents, as the case may be, shall be true at the time of such Loan Party’s execution of this Agreement and the Other Documents, as the case may be, except to the extent such representations and warranties relate to an earlier date in which case they shall be true as of such earlier date, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4 Tax Returns.

Each Loan Party’s federal tax identification number is set forth on Schedule 5.4. Except as set forth on Schedule 5.4, each Loan Party has filed all United States federal, state and local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable, except those taxes, assessments, fees and other governmental charges to the extent any Loan Party has contested or disputed those taxes, assessments, fees or governmental charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding provided that any related tax Lien is stayed and sufficient reserves have been established to the reasonable satisfaction of Administrative Agent and Collateral Agent to protect Administrative Agent’s security interest in or Lien on the Collateral. Except as set forth on Schedule 5.4, all applicable income tax returns of each Loan Party have been examined and reported upon by the appropriate taxing authority or closed by applicable statute and satisfied for all fiscal years prior to and including the fiscal year ending December 31, 2000. The provision for taxes on the books of each Loan Party is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5 Financial Statements.

(a) The twelve-month income and cash flow projections and the projected balance sheets of IMCO and its Subsidiaries on a consolidated basis, copies of which are annexed hereto as Exhibit 5.5(a) (the “Projections”) were prepared by an Officer of IMCO, are based on underlying assumptions and estimates which provide a reasonable basis for the projections contained therein and reflect IMCO’s judgment based on present circumstances of the most likely set of conditions and course of action for the projected period but are not a guarantee of future performance.

(b) The consolidated balance sheet of IMCO and its Subsidiaries and such other Persons described therein as of December 31, 2003, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Administrative Agent, have been prepared in accordance with GAAP, consistently applied by IMCO in accordance with its past practices (except for changes in application in which such accountants concur) and present fairly in all material respects the financial condition of IMCO and its Subsidiaries at such date and the results of their operations for such period. The consolidated balance sheet of Commonwealth and its Subsidiaries as of December 31, 2003, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Administrative Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur) by Commonwealth in accordance with past practices and present fairly in all material respects the financial condition of Commonwealth and its Subsidiaries at such date and the results of their operations for such period. From December 31, 2003 through the Closing Date, there has been no change in the financial condition of Commonwealth and its Subsidiaries taken as a whole as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, Equipment and Real Property owned by Commonwealth and its Subsidiaries, except (i) changes in the ordinary course of business or changes that would result from audit and normal year-end adjustments, none of which individually or in the aggregate has had, or reasonably could be expected to cause in the future, a Material Adverse Effect, and (ii) as otherwise set forth in Commonwealth’s filings with the Securities and Exchange Commission between December 31, 2003 and the Closing Date pursuant to the Securities Exchange Act of 1934, as amended. Since December 31, 2003, other than (i) the issuance of the Senior Unsecured Notes, and (ii) as otherwise set forth in IMCO’s filings with the Securities and Exchange Commission between December 31, 2003 and the Closing Date pursuant to the Securities Exchange Act of 1934, as amended, there has been no change in the financial condition of IMCO and its Subsidiaries taken as a whole as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, Equipment and Real Property owned by IMCO and its Subsidiaries, except changes in the ordinary course of business or changes that would result from audit and normal year-end adjustments, none of which individually or in the aggregate has had, or reasonably could be expected to cause in the future, a Material Adverse Effect.

5.6 Corporate Name.

Except as set forth on Schedule 5.6, no Loan Party has been known by any other corporate name in the past five years and does not sell Inventory or provide any services under any other name, nor has any Loan Party been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person, other than another Loan Party, during the preceding five (5) years.

5.7 O.S.H.A. and Environmental Compliance.

(a) Except as set forth on Schedule 5.7, each Loan Party has complied with, and its facilities, business, assets, property, leaseholds and Equipment are in compliance with, the provisions of the Federal Occupational Safety and Health Act, RCRA and all other Environmental Laws except to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect; there have been no citations, notices or orders of non-compliance issued to any Loan Party or relating to its business, assets, property, leaseholds or Equipment under any Environmental Laws except to the extent that such non-compliance would not reasonably be expected to have a Material Adverse Effect.

(b) Each Loan Party has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws except to the extent the failure to obtain such licenses, certificates or permits would not reasonably be expected to have a Material Adverse Effect.

5.8 Solvency; No Litigation, Violation, Indebtedness or Default.

(a) After giving effect to the transactions contemplated by this Agreement, the Loan Parties will be solvent, able to pay their debts as they mature, have capital sufficient to carry on their business and all businesses in which they are about to engage, and (i) as of the Closing Date, the fair present saleable value of their assets, calculated on a going concern basis, is in excess of the amount of their liabilities and (ii) subsequent to the Closing Date, the fair saleable value of their assets (calculated on a going concern basis) will be in excess of the amount of their liabilities.

(b) Except as disclosed in Schedule 5.8(b), no Loan Party has (i) any pending or threatened litigation, arbitration, investigations, actions or proceedings which could reasonably be expected to have a Material Adverse Effect, and (ii) any liabilities or Indebtedness for Borrowed Money other than the Obligations.

(c) No Loan Party is in violation of any applicable statute, regulation, ordinance, or order of any court, governmental authority or arbitration board or tribunal in any respect which could reasonably be expected to have a Material Adverse Effect.

(d) No Loan Party nor any member of the Controlled Group maintains or contributes to any Plan that is subject to Title IV of ERISA other than those listed on Schedule 5.8(d) hereto. Except as set forth in Schedule 5.8(d), (i) no Plan that is subject to Title IV of ERISA has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived as of the close of the most recently completed fiscal year of the Plan, and each Loan Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each such Plan, (ii) the form of each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code or the applicable remedial amendment period under Section 401(b) for applying for such a determination request has not expired and no event has occurred that would reasonably be expected to result in the loss of the qualified status of any such Plan, (iii) no Loan Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid, (iv) no Plan has been terminated by the plan administrator thereof in a distress termination under Section 4041(c) of ERISA or by the PBGC, and the PBGC has not instituted proceedings under Title IV of ERISA to terminate any Plan, (v) at this time, the aggregate Unfunded Pension Liability of all Plans that are subject to Title IV of ERISA does not exceed Thirty Million and 00/100 Dollars ($30,000,000.00), (vi) no Loan Party nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan, which could reasonably be expected to have a Material Adverse Effect, (vii) no Loan Party nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability, (viii) no Loan Party nor any member of the Controlled Group has engaged in a “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA, (ix) each Loan Party and each member of the Controlled Group has made all contributions due and payable with respect to each Plan that is subject to Title IV of ERISA, (x) there exists no Reportable Event, and (xi) no Loan Party nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

5.9 Patents, Trademarks, Copyrights and Licenses.

All material patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names and licenses owned or utilized by any Loan Party are set forth on Schedule 5.9 (the “Intellectual Property”). The Intellectual Property items (i) are valid and have been duly registered or filed with all appropriate governmental authorities to the extent necessary to be valid; (ii) constitute all of the patents, trademarks, service marks, copyrights, design rights, tradenames, assumed names and licenses which are used in the operation of its business as is conducted by the Loan Parties on the date hereof; and (iii) to the knowledge of the Loan Parties, there is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design right, tradename or license; except in each case of (i), (ii) and (iii) that would not reasonably be expected to have a Material Adverse Effect. Each of the Intellectual Property items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof, except to the extent that the failure to so maintain such items would not reasonably be expected to have a Material Adverse Effect.

5.10 Licenses and Permits.

Except as set forth in Schedule 5.10, each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to comply with or procure such licenses or permits would reasonably be expected to have a Material Adverse Effect.

5.11 Material Adverse Effect.

Since September 30, 2004, there has been no change in the financial condition, results of operations, business or prospects of IMCO and its Subsidiaries taken as a whole, none of which individually or in the aggregate has had, or reasonably could be expected to cause in the future, a Material Adverse Effect.

5.12 No Default.

No Loan Party is in default in the payment or performance of any of its contractual obligations and no Default has occurred that could reasonably be expected to have a Material Adverse Effect.

5.13 No Burdensome Restrictions.

No Loan Party is party to any contract or agreement, the performance of which could reasonably be expected to have a Material Adverse Effect. Except for the Senior Secured Notes Indenture and the Senior Unsecured Notes Indenture, no Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14 No Labor Disputes.

No Loan Party is involved in any labor dispute which could reasonably be expected to have a Material Adverse Effect; there are no strikes or walkouts or union organization of any of Loan Party’s employees threatened or in existence which would reasonably be expected to have a Material Adverse Effect and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

5.15 Margin Regulations.

No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16 Investment Company Act.

No Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17 Disclosure.

No representation or warranty made by any Loan Party in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of fact or omits to state any fact necessary to make the statements herein or therein not misleading in any material respect. There is no fact known to any Loan Party which such Loan Party has not disclosed to Administrative Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.18 Delivery of Senior Unsecured Notes Documentation.

Administrative Agent has received complete copies of the Senior Unsecured Notes Documentation and all amendments thereto, waivers relating thereto and other side letters or agreements effecting the terms thereof. None of such documents and agreements have been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to the Administrative Agent.

5.19 Hedging Contracts.

No Loan Party is a party to, nor will it be a party to, any Hedging Contract unless same provides that damages upon termination following an event of default thereunder are payable (in cash or in kind) on a “two-way basis” without regard to fault on the part of either party, although liability for damages in connection with such fault is not precluded by the foregoing.

5.20 Conflicting Agreements.

No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Loan Party or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained and where a failure to obtain such Consent would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.21 Application of Certain Laws and Regulations.

No Loan Party nor any Affiliate of any Loan Party is subject to any statute, rule or regulation which regulates the incurrence of any Indebtedness and would affect such Loan Party’s ability to perform its Obligations hereunder, including without limitation, statutes or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.22 Business and Property of Loan Parties.

Upon and after the Closing Date, the Loan Parties do not propose to engage in any business other than as set forth on Schedule 5.22 hereto and activities necessary to conduct the foregoing. On the Closing Date, each Loan Party will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Loan Party, except to the extent that such failure to own property or to possess all rights and Consents could not reasonably be expected to have a Material Adverse Effect.

5.23 Section 20 Subsidiaries.

Borrowers do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

5.24 Anti-Terrorism Laws.

(a) To the knowledge of the Loan Parties, none of the Loan Parties nor any Affiliate of any Loan Party, is in violation in any material respect of any Anti-Terrorism Law or engages in or conspires to engage in any material respect in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) To the knowledge of the Loan Parties, none of the Loan Parties nor any Affiliate of any Loan Party, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi) a Person who is affiliated or associated with a Person listed above.

To the knowledge of the Loan Parties, no Loan Party (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

VI.	AFFIRMATIVE COVENANTS.

Each Loan Party shall, until payment in full of the Obligations and termination of this Agreement:

6.1 Payment of Fees.

Pay to Administrative Agent and Collateral Agent, as the case may be, on demand all usual and customary fees and expenses which Administrative Agent or Collateral Agent, as the case may be, incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.15(h) [Establishment of Lockbox Account]. Administrative Agent may, without making demand, charge Borrowers’ Account for all such fees and expenses.

6.2 Conduct of Business and Maintenance of Existence and Assets.

(a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement or as may be consistent with industry practices), including, without limitation, all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence (except in connection with the transactions permitted by Section 7.1(a)) and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so would reasonably be expected to have a Material Adverse Effect.

6.3 Violations.

Promptly notify Administrative Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Loan Party or the Collateral which could reasonably be expected to have a Material Adverse Effect.

6.4 Government Receivables.

To the extent any Borrower desires such Receivables to constitute Eligible Receivables, take all steps necessary to protect Administrative Agent’s interest in the Collateral under the Federal Assignment of Claims Act or other applicable state or local statutes or ordinances and deliver to Administrative Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between any Borrower and the United States, any state or any department, agency or instrumentality of any of them.

6.5 Reserved.

6.6 Fixed Charge Coverage Ratio.

Maintain a Fixed Charge Coverage Ratio (for IMCO and its Subsidiaries (excluding all Non-Loan Party Subsidiaries) on a consolidated basis) of not less than 1.1 to 1.0 calculated as of the last day of the fiscal quarter ending December 31, 2004 for the period equal to the four (4) consecutive fiscal quarters then ending and as of the last day of each fiscal quarter thereafter for the period equal to the four (4) consecutive fiscal quarters then ending; provided, however, unless a Financial Covenant Triggering Event has occurred and has not been suspended in accordance with Section 6.7 [Suspension of Financial Covenant Triggering Event], the

requirement to maintain the Fixed Charge Coverage Ratio pursuant to this Section 6.6 [Fixed Charge Coverage Ratio] shall not be applicable.

6.7 Suspension of Financial Covenant Triggering Event.

After the occurrence of a Financial Covenant Triggering Event, so long as (a) no Default or Event of Default has occurred and is continuing, and (b) the Borrowers’ daily average Undrawn Availability for the most recent thirty (30) consecutive days has been greater than or equal to One Hundred Million and 00/100 Dollars ($100,000,000.00), upon a written request received by the Administrative Agent from the Borrowing Agent certifying that the above items (a) and (b) are true and correct and requesting that the required compliance with and calculation of the Fixed Charge Coverage Ratio set forth in Section 6.6 [Fixed Charge Coverage Ratio] be suspended until the next Financial Covenant Triggering Event occurs, the compliance with and calculation of Section 6.6 [Fixed Charge Coverage Ratio] and the Fixed Charge Coverage Ratio shall be suspended until the occurrence of the next Financial Covenant Triggering Event.

6.8 Execution of Supplemental Instruments.

Execute and deliver to Administrative Agent and Collateral Agent from time to time, upon reasonable demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Administrative Agent and Collateral Agent may reasonably request, in order that the Administrative Agent shall have a first priority perfected Lien in the Collateral.

6.9 Payment of Indebtedness.

Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified cure periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and each Loan Party shall have provided for such reserves with respect thereto, as Administrative Agent may reasonably deem proper and necessary, subject at all times to any applicable subordination arrangement in favor of Lenders.

6.10 Standards of Financial Statements.

Cause all financial statements referred to in Sections 9.6 [Annual Financial Statements], 9.7 [Quarterly Financial Statements], 9.8 [Other Reports] and 9.10 [Projected Operating Budget] as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to notes and normal year-end audit adjustments) and to be prepared in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.11 Anti-Terrorism Laws.

The Loan Parties and their respective Affiliates shall not knowingly (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. The Loan Parties shall deliver to Lenders any certification or other evidence requested from time to time by any Lender in its sole reasonable discretion, confirming Loan Parties’ compliance with this Section 6.11 [Anti-Terrorism Laws].

6.12 First Amendment; IMCO Escrow Merger; Closing Date Available Liquidity.

Not later than 5:00 p.m. (Pittsburgh, Pennsylvania time) on the day after the Closing Date, the IMCO Escrow Merger shall be consummated, the First Amendment shall be executed and delivered in form and substance satisfactory to the Administrative Agent and, after giving effect to the initial Advances hereunder, and all closing costs, fees and expenses, the Borrowers shall have Available Liquidity of at least One Hundred Million and 00/100 Dollars ($100,000,000.00) as evidenced by the delivery by the Borrowers to the Administrative Agent, Collateral Agent and each Lender of a Borrowing Base Certificate dated the date of the First Amendment.

6.13 Dissolution of Certain Subsidiaries.

Not later than February 9, 2005, commence, or cause to be commenced, dissolution proceedings with respect to each of the following entities: (i) IMCO Indiana Partnership L.P., an Indiana limited partnership, (ii) Pittsburg Aluminum, Inc., a Kansas corporation, and (iii) IMCO Operations Services Company, a Delaware corporation and such entities shall be dissolved in accordance with such proceedings.

VII.	NEGATIVE COVENANTS.

No Loan Party shall (and solely with respect to Section 7.8 [Indebtedness], no Loan Party shall permit any of its Subsidiaries to), until satisfaction in full of the Obligations and termination of this Agreement:

7.1 Merger, Consolidation, Acquisition and Sale of Assets.

(a) Other than the Merger, enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or stock of any Person or permit any other Person to consolidate with or merge with it; provided however, that (i) any Loan Party may merge or consolidate into another Loan Party, (ii) IMCO Escrow may merge with and into IMCO in accordance with the IMCO Escrow Certificate of Merger so long as IMCO survives such merger and IMCO provides (x) prompt notice to the Administrative Agent of such merger and (y) such documentation related thereto as reasonably requested by the Administrative Agent, and (iii) Aleris International, Inc. may merge with and into IMCO, pursuant to the Name Change Certificate of Merger with respect to which IMCO will change its name to “Aleris International, Inc.” so long as IMCO survives such merger and IMCO provides (x) prompt notice to the Administrative Agent of such merger and (y) such documentation related thereto as reasonably requested by the Administrative Agent; and provided further that (i) any Loan Party may purchase or acquire all or a substantial portion of the assets or stock of any Person or a business or division of another Person (a “Permitted Acquisition”), and (ii) any Loan Party may merge or consolidate with or into any Person if all of the following requirements are met in connection with such Permitted Acquisition, merger or consolidation:

1) in the case of a Loan Party acquiring the ownership interests in such Person and such Person is a Domestic Subsidiary, (a) such Person shall become a Borrower or a Guarantor for the Obligations as reasonably determined by the Administrative Agent, (b) such Loan Party shall pledge all of the Capital Stock or other ownership interests in such Domestic Subsidiary acquired by such applicable Loan Party to the Administrative Agent for the benefit of the Lenders pursuant to a Pledge Agreement and (c) the Domestic Subsidiary acquired by such Loan Party shall pledge (i) all of the Capital Stock of or other ownership interests in each of its Wholly Owned Subsidiaries that are Domestic Subsidiaries and (ii) the Required Pledge Amount of the Capital Stock of or other ownership interests in each of its first tier Foreign Subsidiaries to the Administrative Agent for the benefit of the Lenders pursuant to a Pledge Agreement;

2) in the case of a merger or consolidation, a Loan Party shall be the continuing and surviving entity;

3) in the case of a Loan Party acquiring the ownership interests in such Person and such Person is a first tier Foreign Subsidiary, such Loan Party shall pledge the Required Pledge Amount of the Capital Stock or other ownership interests in such first tier Foreign Subsidiary acquired by such applicable Loan Party to the Administrative Agent for the benefit of the Lenders pursuant to a Pledge Agreement;

4) in the case of a stock or other ownership purchase, the Person acquired by such Loan Party shall, to the extent such Person becomes a Borrower or Guarantor, grant Liens in its assets to the Administrative Agent for the benefit of the Lenders covering the same type of assets as the Collateral, and in the case of a Permitted Acquisition or a merger or consolidation in which a Loan Party is the continuing or surviving entity, such Loan Party shall cause the Lien of the Administrative Agent to be a first priority, perfected security interest, provided, however, none of such assets which become Collateral as a result of a Permitted Acquisition or a merger or consolidation in which a Borrower is the continuing or surviving entity shall be included in the Formula Amount in accordance with the terms of this Agreement until such time as Administrative Agent and Collateral Agent make such determination in their reasonable discretion;

5) the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition, merger or consolidation;

6) the business acquired, or the business conducted by the Person whose ownership interests are being acquired or the business subject to the merger or consolidation, as applicable, shall be substantially the same as, or reasonably related to, one or more line or lines of business conducted by the Loan Parties as described in Section 5.22 [Business and Property of Loan Parties];

7) no Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition, merger or consolidation;

8) the proforma Fixed Charge Coverage Ratio (for IMCO and its Subsidiaries (excluding all Non-Loan Party Subsidiaries) on a consolidated basis) after giving effect to such Permitted Acquisition (including the payment of any prospective portion of the purchase price or earn-outs due within one year of the date of closing of such Permitted Acquisition), merger or consolidation for the period equal to the four (4) consecutive fiscal quarters most recently ended shall not be less than 1.1 to 1.0; and

9) immediately prior to and after giving effect to such Permitted Acquisition (including the payment of any prospective portion of the purchase price or earn-outs), merger or consolidation, the Borrowers’ Undrawn Availability on average for the most recently ended thirty (30) consecutive days as of the date of the Permitted Acquisition shall be in accordance with the amount set forth below based on the Aggregate Consideration paid by any such Loan Party for such Permitted Acquisition; provided, however, the Aggregate Consideration paid by any such Loan Party for all such Permitted Acquisitions, mergers or consolidations shall not exceed One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00) in the aggregate during the Term and, provided further    , that the Aggregate Consideration paid by any such Loan Party for all Permitted Acquisitions of Persons that are not organized under the laws of any state of the United States of America or the District of Columbia shall not exceed Twenty Million and 00/100 Dollars ($20,000,000.00) in the aggregate in any fiscal year of the Loan Party and Thirty Million and 00/100 Dollars ($30,000,000.00) in the aggregate during the Term:

Aggregate Consideration (in millions)	Undrawn Availability (in millions)
≤$35	> $65
> 35 ≤$90	> $100
> 90 ≤$150	> $125

(b) Sell, lease, transfer or otherwise dispose of any of its properties or assets, except:

1) transactions involving the sale, lease or transfer of Inventory, Equipment or Real Property in the ordinary course of business;

2) any sale, transfer or lease of assets (not consisting of Collateral) (i) in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party’s business or (ii) which are obsolete, of immaterial value or no longer utilized in the business of such Loan Party;

3) the licensing of intellectual property in the ordinary course of business;

4) the short-term rental of Equipment in the ordinary course of business;

5) like-kind exchanges of assets of reasonably equivalent value (other than Collateral) in the ordinary course of business;

6) any sale, transfer, disposition of, or lease of assets by any Loan Party to another Loan Party;

7) the sale (a) by Indiana Aluminum of Real Property and Equipment located at 4323 Kennedy Avenue, East Chicago, Indiana 46312, (b) by Alchem of Real Property and Equipment located at 900 North Adams, Zilwaukee, Michigan 48602, (c) by Alchem of the Saginaw, Michigan facility materially consistent with the terms set forth in the agreement, dated as of October 6, 2003, by and between General Motors and Alchem, (d) by IMCO or another Loan Party of the hot mill as described on Schedule 7.1(b)7) attached hereto and made a part hereof and (e) by IMCO Recycling of Illinois of Real Property and Equipment located at 1048 State Highway H, Sikeston, Missouri 63801 so long as all of the following requirements are met in connection with such sale: (i) no Default or Event of Default shall have occurred and be continuing, and (ii) each such sale shall be for fair market value and on arm’s length terms; and

8) any other sale, transfer or disposition of assets other than Collateral (not otherwise permitted by this Section 7.1(b) [Merger, Consolidation, Acquisition and Sale of Assets]) having a fair market value not exceeding Five Million and 00/100 Dollars ($5,000,000.00) provided that (i) no Event of Default or Default shall have occurred and be continuing, and (ii) the consideration received for such assets is at least equal to the fair market value thereof.

7.2 Creation of Liens.

Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.3 Guarantees.

Become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3, (b) guarantees made in the ordinary course of business up to an aggregate amount of Five Million and 00/100 Dollars ($5,000,000.00), (c) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (d) guarantees in respect of any Indebtedness or other obligations of another Loan Party to the extent that such Indebtedness or other obligations would not otherwise be prohibited by Section 7.8 [Indebtedness], (e) indemnities given in connection with this Agreement or the documents executed in connection herewith in favor of the Administrative Agent, and (f) the giving of indemnities in the ordinary course of business in connection with the sale of Inventory, other asset or business dispositions, or provision of services permitted hereunder.

7.4 Investments.

Except as permitted under Section 7.1(a) [Merger, Consolidation, Acquisition and Sale of Assets], purchase or acquire obligations or stock of, or any other interest in or make on or after the date of this Agreement any capital contribution to or make any other investment in, any Person, except (a) investments existing on the Closing Date and set forth on Schedule 7.4 and loans and advances permitted pursuant to Section 7.5 [Loans] hereof, (b) obligations issued or guaranteed by the United States of America or any agency thereof, (c) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (d) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least Five Hundred Million and 00/100 Dollars ($500,000,000.00), or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (e) U.S. money market funds (i) rated AAA by Standard & Poors, Inc. or with an equivalent rating from Moody’s Investors Service, Inc., or (ii) that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof, (f) investments by a Loan Party in a Loan Party, (g) bank accounts (whether or not interest bearing) created in the ordinary course of business that are prudent under the circumstances (including certificates of deposit) which are insured by the Federal Deposit Insurance Corporation (“FDIC”) or a similar federal insurance program, provided that such Loan Party may, in the ordinary course of its business, maintain in its disbursement accounts from time to time accounts in excess of then applicable FDIC or other program insurance limits, (h) investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business, (i) guaranties permitted hereunder, (j) Hedging Contracts permitted hereunder, (k) any investment in any Person to the extent the consideration paid consists of Qualified Stock of IMCO, and (l) investments (whether in cash or in kind) in (i) corporations, general or limited partnerships, limited liability companies, joint ventures and similar Persons (excluding natural Persons) that are not Subsidiaries, and (ii) Subsidiaries that are not Borrowers or Guarantors, provided, however, that immediately prior to and after giving effect to such investment, (A) the Borrowers’ Undrawn Availability shall exceed Fifty Million and 00/100 Dollars ($50,000,000.00) on average for the most recently ended thirty (30) consecutive days; and (B) the aggregate amount of such investments when combined with the aggregate amount of all such loans and advances set forth in Section 7.5(e) [Loans] below shall not exceed Ten Million and 00/100 Dollars ($10,000,000.00) in the aggregate in any fiscal year of the Loan Parties and Twenty Million and 00/100 Dollars ($20,000,000.00) in the aggregate during the Term.

7.5 Loans.

Make advances, loans or extensions of credit to any Person (other than another Loan Party), including, without limitation, any Parent, Subsidiary or Affiliate except with respect to (a) the existing advances, loans and extensions of credit set forth on Schedule 7.5 attached hereto and made a part hereof, (b) the extension of commercial trade credit in connection with the sale of Inventory or Equipment or other services in the ordinary course of its business, (c) loans to its employees in the ordinary course of business not to exceed the aggregate amount of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) at any time outstanding, (d) investments permitted pursuant to Section 7.4 [Investments] hereof, and (e) loans and advances in or to (i) corporations, general or limited partnerships, limited liability companies, joint ventures and similar Persons (excluding natural Persons) that are not Subsidiaries, and (ii) Subsidiaries that are not Borrowers or Guarantors, provided, however, that (A) immediately prior to and after giving effect to such loans and advances, the Borrowers’ Undrawn Availability shall exceed Fifty Million and 00/100 Dollars ($50,000,000.00) on average for the most recently ended thirty (30) consecutive day period preceding the date of the loan or advance; and (B) the aggregate amount of all such loans and advances when combined with the aggregate amount of all investments permitted pursuant to Section 7.4(l) [Investments] above shall not exceed Ten Million and 00/100 Dollars ($10,000,000.00) in the aggregate in any fiscal year of the Loan Parties and Twenty Million and 00/100 Dollars ($20,000,000.00) in the aggregate during the Term.

7.6 Capital Expenditures.

Make or incur any Capital Expenditure or commitments for Capital Expenditures (including capitalized leases) in any fiscal year in an aggregate amount for all Loan Parties in excess of Fifty Million and 00/100 Dollars ($50,000,000.00), in each case excluding (i) Capital Expenditures made following an insured casualty event to replace goods damaged or destroyed using the proceeds of such insurance so long as such proceeds are used for such purpose within one (1) year of the receipt of such insurance proceeds and (ii) Capital Expenditures made with funds that are directly attributable to and constituting proceeds of VAW-IMCO’s prepayment of Indebtedness under the VAW-IMCO Note (including all earnings and income earned on such funds) and are withdrawn from the collateral account in accordance with the terms of the Senior Secured Notes Indenture; provided, however, that to the extent that the amount made or incurred in any fiscal year is less than such annual limitation, the lesser of (x) Five Million and 00/100 Dollars ($5,000,000.00) or (y) the amount by which the amount of such annual limitation exceeds the amount of Capital Expenditures made or incurred in any such fiscal year may be carried over and expended in the immediately following fiscal year in addition to the annual permitted amount for Capital Expenditures in such immediately following year.

7.7 Dividends.

Declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock or other equity interest, as the case may be, of any Loan Party (other than dividends or distributions payable in Qualified Stock, or split-ups, stock dividends or reclassifications of its stock, or cash or other dividends paid by any Subsidiary of IMCO to (i) IMCO or (ii) any Subsidiary of IMCO that is a Loan Party) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock or other equity interest, as the case may be, or of any options to purchase or acquire any such shares of common or preferred stock or other equity interest, as the case may be, of any Loan Party except that (i) dividends or distributions described above in an aggregate amount which shall not exceed

Five Million and 00/100 Dollars ($5,000,000.00) per year may be declared, paid or made, and (ii) IMCO may repurchase its capital stock in connection with any cashless exercise of a stock option granted by IMCO so long as no cash is disbursed by IMCO in connection therewith (other than cash disbursements in settlement of fractions of a share), and (iii) IMCO may repurchase its capital stock in connection with the exercise of stock options (including for purposes of paying tax withholding applicable to stock option exercises) granted to officers, directors or employees of IMCO and its Subsidiaries in an aggregate amount which shall not exceed Five Million and 00/100 Dollars ($5,000,000.00) per year, so long as in each case (a) a notice of termination with regard to this Agreement shall not be outstanding, (b) no Event of Default or Default shall exist immediately prior to or after giving effect to such dividend or distribution, (c) the Borrowers’ Undrawn Availability exceeds Fifty Million and 00/100 Dollars ($50,000,000.00) on average for the most recently ended thirty (30) consecutive days immediately prior to and after giving effect to such dividend or distribution, and (d) the aggregate amount of all such dividends or distributions permitted in clause (i) above when combined with the aggregate amount of all capital stock repurchases permitted in clause (iii) above shall not exceed Five Million and 00/100 Dollars ($5,000,000.00) in the aggregate in any fiscal year of the Loan Parties.

In addition, the Loan Parties shall not permit their Subsidiaries to enter into or otherwise be bound by any agreement prohibiting or restricting the payment of dividends to a Loan Party, except as otherwise permitted under or limited by the Senior Secured Notes Indenture, the Senior Unsecured Notes Indenture or the German Loan Agreement as of the date hereof.

7.8 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt and accrued liabilities and reserves arising in the ordinary course of business as determined in accordance with GAAP) except in respect of

(a) Indebtedness existing on the Closing Date and set forth on Schedule 7.8 (including any extensions, renewals or refinancings thereof), provided that the principal amount of such Indebtedness shall not be increased without the prior written consent of the Required Lenders;

(b) Indebtedness to Lenders under or pursuant to this Agreement or the Other Documents;

(c) Indebtedness incurred for Capital Expenditures permitted under Section 7.6 [Capital Expenditures] hereof;

(d) as permitted under Section 7.3 [Guarantees] hereof;

(e) Indebtedness arising from Hedging Contracts entered into in the ordinary course of business consisting of bona fide hedging contracts;

(f) assumed Indebtedness incurred in connection with a Permitted Acquisition (but only to the extent permitted within the limitations on Aggregate Consideration thereunder);

(g) Indebtedness incurred under the Senior Unsecured Notes Documentation in the aggregate principal amount of One Hundred Twenty-Five Million and 00/100 Dollars ($125,000,000.00);

(h) Indebtedness of any Loan Party to any other Loan Party to the extent the loan pursuant to which such Indebtedness is created is permitted under Section 7.5 [Loans] hereof;

(i) in addition to the existing intercompany loans set forth in Schedule 7.5 attached hereto and made a part hereof, Indebtedness of Foreign Subsidiaries of the Loan Parties incurred for working capital financing and general corporate purposes in an aggregate principal amount at any time not exceeding Fifty Million and 00/100 Dollars ($50,000,000.00);

(j) judgments not constituting an Event of Default;

(k) Indebtedness in an amount not to exceed Five Million and 00/100 Dollars ($5,000,000.00) incurred pursuant to certain solid waste disposal bonds or industrial revenue bonds issued after the date hereof by a governmental entity in a location in which any Loan Party owns any Equipment, Real Property or other assets; and

(l) Indebtedness not otherwise covered by any of the foregoing in an amount not to exceed Twenty-Five Million and 00/100 Dollars ($25,000,000.00) in the aggregate outstanding at any one time.

7.9 Nature of Business.

Enter into or engage in any business materially different from that currently being conducted by the Loan Parties and their Subsidiaries taken as a whole nor, except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are useful in, necessary for and are to be used in the business of the Loan Parties and their Subsidiaries, taken as a whole, as presently conducted.

7.10 Transactions with Affiliates.

Except for transactions among the Loan Parties and transactions described in Schedule 7.10 hereof, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except transactions in the ordinary course of business, on an arm’s length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate.

7.11 Leases.

Enter as lessee into any operating lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6 [Capital Expenditures] hereof) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed Ten Million and 00/100 Dollars ($10,000,000.00) in any one fiscal year in the aggregate for all Loan Parties.

7.12 Subsidiaries.

Subject to Sections 7.1 [Merger, Consolidation, Acquisition and Sale of Assets] and 7.4 [Investments] hereof, acquire or create, directly or indirectly, (a) any Wholly Owned Subsidiary that is a Domestic Subsidiary (other than an Immaterial Subsidiary) unless, as determined by the Administrative Agent (i) (y) such Subsidiary expressly becomes a Borrower and becomes jointly and severally liable for the obligations of Borrowers hereunder, under the Notes and under any other agreement between any Borrower and Lenders, or (z) such Subsidiary becomes a Guarantor for the Obligations and among other things, executes a Guaranty in form and substance reasonably satisfactory to the Administrative Agent, (ii) Administrative Agent shall have received all documents, including organizational documents and legal opinions, it may reasonably require in connection therewith and (iii) (y) the Subsidiary created by such Loan Party shall, to the extent such Subsidiary becomes a Borrower or Guarantor, grant first priority, perfected Liens in its assets to the Administrative Agent for the benefit of the Lenders covering the same type of assets as the Collateral, provided, however, to the extent such Subsidiary becomes a Borrower, none of such assets which become Collateral shall be included in the Formula Amount in accordance with the terms of this Agreement until such time as Administrative Agent and Collateral Agent make such determination in their reasonable discretion, and (z) the applicable Loan Party shall pledge all of the Capital Stock or other ownership interests in such Domestic Subsidiary owned by such Loan Party to the Administrative Agent for the benefit of the Lenders pursuant to a Pledge Agreement; and (b) any Wholly Owned Subsidiary that is a first tier Foreign Subsidiary unless the Required Pledge Amount of the Capital Stock of or other ownership interests in such first tier Foreign Subsidiary held by the applicable Loan Party shall be pledged to the Administrative Agent pursuant to a Pledge Agreement.

7.13 Fiscal Year and Accounting Changes.

Change its fiscal year from a calendar year or make any material change (i) in accounting treatment and reporting practices except as required or permitted by GAAP or (ii) in tax reporting treatment except as required or permitted by law.

7.14 Pledge of Credit.

Now or hereafter use any portion of any Advance in or for any business other than such Loan Party’s business as conducted on the date of this Agreement.

7.15 Amendment of Articles of Incorporation, By-Laws, Certificate of Organization, Operating Agreement, Etc.

Amend, modify or waive any term or material provision of its Articles of Incorporation, By-Laws, Certificate of Limited Partnership, Partnership Agreement, Certificate of Formation, Operating Agreement or other organizational documents which amendment, modification or waiver would reasonably be considered material and adverse to Administrative Agent, unless required by law; provided, however IMCO may amend its organizational documents in connection with the Name Change Merger and the IMCO Escrow Merger to reflect the same. The parties hereto agree, that upon the effective date of the Name Change Merger, any and all references to IMCO in the Agreement or any Other Documents shall automatically be deemed to be references to Aleris International, Inc. without any further action on the part of the Borrowers or the Administrative Agent.

7.16 Compliance with ERISA.

(i) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in section 406 of ERISA and Section 4975 of the Code, (ii) permit any Plan to incur any “accumulated funding deficiency” (as that term is defined in Section 302 of ERISA or Section 412 of the Code) as of the end of the fiscal year of the Plan, (iii) terminate, or permit any member of the Controlled Group to terminate, any Plan in a distress situation under Section 4041(c) of ERISA, (iv) take an action, or permit any member of the Controlled Group to take an action, that will result in the imposition of a lien on the property of any Loan Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (v) incur, or permit any member of the Controlled Group to incur, any withdrawal liability (within the meaning of Section 4201 of ERISA) to any Multiemployer Plan; (vi) fail promptly to notify Administrative Agent of the occurrence of any Termination Event, (vii) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other applicable laws in respect of any Plan subject to Title IV of ERISA, (viii) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement under Section 302 of ERISA with respect of any Plan.

7.17 Prepayment of Indebtedness.

At any time, directly or indirectly, prepay any Indebtedness for Borrowed Money or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Loan Party, except for the prepayment, repurchase, redemption, retirement or acquisition of (a) any Indebtedness for Borrowed Money of any Loan Party owed to the Lenders pursuant to this Agreement or the Other Documents; (b) any Indebtedness of any Loan Party owed to another Loan Party; (c) the Indebtedness of IMCO the prepayment of which is mandatory pursuant to Section 3.5 of the Senior Secured Notes Indenture from Excess Collateral Proceeds (as defined in the Senior Secured Notes Indenture); (d) the Indebtedness of IMCO the prepayment of which is mandatory pursuant to Section 4.15 of the Senior Unsecured Notes Indenture from Excess Net Cash Proceeds (as defined in the Senior Unsecured Notes Indenture) or (e) other Indebtedness in an amount not to exceed Twenty-Five Million and 00/100 Dollars ($25,000,000.00) in the aggregate in any fiscal year of the Loan Parties and Fifty Million and 00/100 Dollars ($50,000,000.00) in the aggregate during the Term so long as (i) no Default or Event of Default shall exist immediately prior to and after giving effect to such prepayment and (ii) immediately prior to and after giving effect to such prepayment, the Borrowers’ Available Liquidity shall exceed One Hundred Million and 00/100 Dollars ($100,000,000.00) on average for the most recently ended thirty (30) consecutive days.

7.18 Other Agreements.

Enter into any amendment, waiver or modification of (i) the Senior Secured Notes Documentation that could reasonably be expected to materially and adversely affect the Administrative Agent and the Lenders or (ii) the Senior Unsecured Notes Documentation that could reasonably be expected to materially and adversely affect the Administrative Agent and the Lenders.

VIII.	CONDITIONS PRECEDENT.

8.1 Conditions to Initial Advances.

The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Lenders, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a) Notes. Administrative Agent shall have received the Notes duly executed and delivered by an authorized officer of each Borrower;

(b) Pledge Agreements. Administrative Agent shall have received in form and substance satisfactory to Administrative Agent (i) the Pledge Agreements, (ii) all stock certificates or other certificates evidencing the Subsidiary Stock, and (iii) appropriate stock powers or other transfer powers with respect thereto;

(c) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Administrative Agent or Collateral Agent to be filed, registered or recorded in order to create, in favor of Administrative Agent, a perfected security interest in or Lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Administrative Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(d) Corporate Proceedings of Loan Parties. Administrative Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Administrative Agent, of the board of directors, partners, managers or members, as the case may be, of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement, the Notes, and any related agreements to which such Loan Party is a party, and (ii) the granting by each Loan Party of the security interests in and Liens upon the Collateral in each case certified by the Secretary of each Loan Party (or the General Partner of each Loan Party that is a limited partnership) as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(e) Incumbency Certificates of Loan Parties. Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party or the General Partner of each Loan Party that is a limited partnership, dated the Closing Date, as to the incumbency and signature of the officers of each Loan Party or such General Partner of such Loan Party executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary;

(f) Certificates. Administrative Agent shall have received a copy of the Articles or Certificate of Incorporation, Certificate of Limited Partnership or Certificate of Formation of each Loan Party, as the case may be, together with all amendments thereto, certified by the Secretary of State or other appropriate official of such entity’s jurisdiction of incorporation or formation, as the case may be, together with copies of the By-Laws, Partnership Agreement or Operating Agreement, of each Loan Party, as the case may be, and all material agreements of each Loan Party’s shareholders, partners or members, as the case may be, certified as accurate and complete by the Secretary of each Loan Party or the General Partner of each Loan Party that is a limited partnership, as the case may be;

(g) Good Standing Certificates. Administrative Agent shall have received copies of good standing certificates, or similar certifications, as applicable, for each Loan Party dated not more than sixty (60) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such entity’s jurisdiction of incorporation or formation, as the case may be, and each jurisdiction where the conduct of each entity’s business activities or the ownership of each such entity’s properties necessitates qualification;

(h) Legal Opinion. Administrative Agent shall have received the executed legal opinions of Fulbright & Jaworski, L.L.P., in house counsel of IMCO, and local counsel opinions in form and substance satisfactory to Administrative Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes, and related agreements as Administrative Agent may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinions to Administrative Agent and Lenders;

(i) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party or against the officers or directors of any Loan Party, (A) in connection with the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Administrative Agent, is deemed material or (B) which could, in the reasonable opinion of Administrative Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Body;

(j) Financial Condition Certificates. Administrative Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(j);

(k) Collateral Examination; Take Over Field Audit. Administrative Agent and Collateral Agent shall have completed and/or received a Collateral examination, a take over field audit and an inventory appraisal, the results of which shall be satisfactory in form and substance to the Administrative Agent, Collateral Agent and the Lenders;

(l) Fees. Administrative Agent and Collateral Agent shall have received all fees payable to Administrative Agent, Collateral Agent and Lenders on or prior to the Closing Date pursuant to Article III hereof, the Administrative Agent’s Letter or the Collateral Agent’s Letter;

(m) Projections. Administrative Agent shall have received a copy of the Projections which shall be satisfactory in all respects to Lenders;

(n) Senior Unsecured Notes Documentation. Administrative Agent shall have received final executed copies of the Senior Unsecured Notes Documentation as in effect on the Closing Date and the transactions contemplated by such documentation shall be consummated prior to the making of the initial Advance and IMCO Escrow shall have received at least One Hundred Twenty-Five Million and 00/100 Dollars ($125,000,000.00) in gross proceeds from the Senior Unsecured Notes transaction.

(o) Insurance. Administrative Agent shall have received in form and substance satisfactory to Administrative Agent, certificates of insurance for Loan Parties’ casualty insurance policies, together with loss payable endorsements on Administrative Agent’s standard form of loss payee endorsement naming Administrative Agent as lender loss payee with respect to the Collateral, and certificates of insurance for Loan Parties’ liability insurance policies, together with endorsements naming Administrative Agent as an additional insured;

(p) Payment Instructions. Administrative Agent shall have received written instructions from Borrowers directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(q) Blocked Accounts. Administrative Agent shall have received the duly executed Blocked Account Agreements or other agreements establishing the Blocked Accounts or Depository Accounts with financial institutions acceptable to Administrative Agent for the collection or servicing of the Receivables and proceeds of the Collateral;

(r) Consents. Administrative Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Administrative Agent and its counsel shall deem necessary;

(s) No Adverse Material Change. (i) since September 30, 2004, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Administrative Agent shall have been proven to be inaccurate or misleading in any material respect;

(t) Leasehold and Similar Agreements. Administrative Agent shall have received the landlord, mortgagee, warehouseman, consignment, processing or similar agreements (if any) satisfactory to Administrative Agent with respect to all premises leased by Loan Parties or at which Inventory is located as set forth on Schedule 8.1(t);

(u) Other Documents. Administrative Agent shall have received the executed Other Documents (other than the Waivers) all in form and substance satisfactory to Administrative Agent provided that to the extent an executed Waiver with respect to a location set forth on Schedule 8.1(t) in form and substance satisfactory to the Administrative Agent has not been received by the Administrative Agent, the Administrative Agent shall institute reserves with respect thereto reasonably satisfactory to Administrative Agent and Collateral Agent;

(v) Existing Commonwealth Indebtedness. Administrative Agent shall have received (i) a payoff letter, in form and substance satisfactory to Administrative Agent, pursuant to which the Commonwealth Existing Lender Indebtedness will be paid in full and terminated, (ii) a payoff letter, in form and substance satisfactory to Administrative Agent, pursuant to which the Receivables Purchase Facility will be paid in full and terminated, (iii) a payoff letter, in form and substance satisfactory to Administrative Agent, pursuant to which the Commonwealth Notes will be redeemed in full and terminated or deemed discharged pursuant to the deposit of funds (sufficient to discharge the Commonwealth Notes) with the trustee under the Commonwealth Indenture, and (iv) evidence satisfactory to Administrative Agent that all necessary termination statements, satisfaction documents and any other applicable releases in connection with the Commonwealth Existing Lender Indebtedness, the Receivables Purchase Facility, the Commonwealth Notes and all other Liens with respect to the Loan Parties that are not Permitted Encumbrances have been filed or arrangements satisfactory to Administrative Agent have been made for such filing;

(w) Closing Certificate. Administrative Agent shall have received a closing certificate signed by the Vice President-Treasurer of each Loan Party or the General Partner of each Loan Party that is a limited partnership, dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents to which such Loan Party is a party are true and correct in all material respects on and as of such date, (ii) the Loan Parties are on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents, as the case may be, and (iii) on such date no Default or Event of Default has occurred or is continuing;

(x) Borrowing Base. Administrative Agent, Collateral Agent and each Lender shall have received evidence from Borrowers that the aggregate amount of Eligible Receivables, Eligible Unbilled Receivables and Eligible Inventory is sufficient in value and amount to support Advances in the amount requested by Borrowers on the Closing Date;

(y) [Reserved.]

(z) Proforma Balance Sheet. Administrative Agent shall have received a proforma, condensed, combined balance sheet prepared by IMCO and its Subsidiaries after giving effect to the Merger, in form and substance satisfactory to the Administrative Agent.

(aa) Merger Documents. Administrative Agent shall have received final executed copies of the Merger Agreement and all related agreements, documents and instruments as in effect on the Closing Date and the transactions contemplated by such documentation shall be consummated prior to the making of the initial Advance.

(bb) IMCO Escrow Merger Documents. Administrative Agent shall have received final executed copies of the IMCO Escrow Certificate of Merger and all related agreements, documents and instruments as in effect on the Closing Date.

(cc) Name Change Merger Documents. Administrative Agent shall have received final executed copies of the Name Change Certificate of Merger and all related agreements, documents and instruments as in effect on the Closing Date.

(dd) Bills of Sale. Administrative Agent shall have received final executed copies of the Bills of Sale and the transactions contemplated by such documentation shall be consummated prior to the making of the initial Advance.

(ee) Payoff of Existing Lenders. Administrative Agent shall have received (i) from each Existing Lender the original executed promissory note issued to such Existing Lender pursuant to the Existing Credit Agreement, and (ii) evidence satisfactory to the Administrative Agent that the Indebtedness owed to each Existing Lender which is not a Lender hereunder has been paid in full.

(ff) Solvency Certificate. Administrative Agent shall have received a certificate signed by the Senior Vice President-Treasurer of each Loan Party or the General Partner of each Loan Party that is a limited partnership, dated as of the date hereof, stating that after giving effect to the Merger and the transactions contemplated by this Agreement, the Loan Parties will be solvent, able to pay their debts as they mature, have capital sufficient to carry on their business and all businesses in which they are about to engage, and (i) as of the Closing Date, the fair present saleable value of their assets, calculated on a going concern basis, is in excess of the amount of their liabilities and (ii) subsequent to the Closing Date, the fair saleable value of their assets (calculated on a going concern basis) will be in excess of the amount of their liabilities.

(gg) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Administrative Agent and its counsel.

8.2 Conditions to Each Advance.

The agreement of Lenders to make any Advance requested to be made on any date (including, without limitation, the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made.

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement and any related agreements to which it is a party, as the case may be, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

(b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that, subject to the terms of Section 16.2(b) [Entire Understanding], the Administrative Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default so long as (i) an existing Event of Default has not occurred (A) as a result of a failure by any Borrower to pay any principal on the Obligations when due, (B) pursuant to Sections 10.8, 10.9, 10.18 or 10.20 of this Agreement, or (C) as a result of Liens that were created hereunder or provided for hereby or under any related agreement on any material portion of the Collateral no longer being valid and perfected Liens having a first priority security interest and (ii) the Required Lenders shall not have directed the Administrative Agent to cease making further Advances. To the extent the Administrative Agent has knowledge or notice of the occurrence of any such Default or Event of Default pursuant to Section 14.6 [Notice of Default] hereof, it shall give prompt notice of such Advances to the Lenders. Notwithstanding anything contained in this Section 8.2(b) [No Default], any Advances so made shall not be deemed a waiver of any such Event of Default or Default.

(c) Maximum Advances. Subject to the terms of Section 16.2(b) [Entire Understanding], in the case of any Advances requested to be made, after giving effect thereto, the aggregate Advances shall not exceed the maximum amount of Advances permitted under Section 2.1 [Revolving Advances] hereof.

Each request for an Advance by Borrowing Agent hereunder shall constitute a representation and warranty by each Loan Party as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX.	INFORMATION AS TO LOAN PARTY.

Each Loan Party shall, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1 Disclosure of Material Matters.

Immediately upon learning thereof, report to Administrative Agent and Collateral Agent all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral including, without limitation, any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or material claims or material disputes asserted by any Customer or other obligor.

9.2 Schedules.

Deliver to Administrative Agent and Collateral Agent on or before the fifteenth (15th) day of each month as and for the prior month (a) accounts receivable agings of the Borrowers (plus a reconciliation to the general ledger balance), (b) accounts payable schedules of the Borrowers (reconciled to the general ledger), (c) Inventory reports of the Borrowers, including month-end inventory summary schedules showing raw materials, work-in-process, finished goods, and by-products by location, (d) a Borrowing Base Certificate (which shall be calculated as of the last day of the prior month and which shall not be binding upon Administrative Agent or Collateral Agent or restrictive of Administrative Agent’s or Collateral

Agent’s rights under this Agreement) including the summary extract schedules supporting each ineligible reserve as reported on the accounts receivable and inventory sections of the Borrowing Base Certificate. Such summary extract schedules should include, at a minimum, the following items: for accounts receivable, chargebacks/short payments, customer accounts located outside the United States or Canada, contra accounts, amounts due from affiliates, customers that have filed bankruptcy, accounts with extended payment terms, customer deposits, goods in transit for which title remains with a Borrower, and tolling liability; and for inventory, goods on consignment, goods at outside processors, and goods in transit from vendors to a Borrower, and (e) a schedule showing unbilled accounts receivable trade accruals. In addition, each Borrower will deliver to Administrative Agent and Collateral Agent at such intervals as Administrative Agent and Collateral Agent may reasonably require: (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Administrative Agent and Collateral Agent may require including, without limitation, trial balances, test verifications and interim Borrowing Base Certificates. Administrative Agent and Collateral Agent shall have the right to confirm and verify all Receivables by any manner and through any medium they consider advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Administrative Agent and Collateral Agent and executed by each applicable Borrower and delivered to Administrative Agent and Collateral Agent from time to time solely for Administrative Agent’s and Collateral Agent’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to Administrative Agent and Collateral Agent shall not affect, terminate, modify or otherwise limit Administrative Agent’s Lien with respect to the Collateral.

9.3 Environmental Reports.

Furnish Administrative Agent, concurrently with the delivery of the financial statements referred to in Sections 9.6 [Annual Financial Statements] and 9.7 [Quarterly Financial Statements], with a certificate signed by the President, Chief Financial Officer or Treasurer of each Loan Party stating, to the best of his knowledge, that each Loan Party is in compliance with all Environmental Laws except to the extent that the failure to so comply would not reasonably be expected to have a Material Adverse Effect. To the extent that such certificate identifies any such non-compliance matter, such certificate shall be accompanied by a general description of such matter and the plant or location involved.

9.4 Litigation.

Promptly notify Administrative Agent in writing of any litigation, suit or administrative proceeding affecting any Loan Party or any Subsidiary of a Loan Party, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which in any such case could reasonably be expected to have a Material Adverse Effect.

9.5 Material Occurrences.

Promptly notify Administrative Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event of default under the Senior Secured Notes

Documentation or the Senior Unsecured Notes Documentation; (c) any event which with the giving of notice or lapse of time, or both, would constitute an event of default under the Senior Secured Notes Documentation or the Senior Unsecured Notes Documentation, (d) any event, development or circumstance whereby any financial statements or other reports furnished to Administrative Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied by IMCO, the financial condition or operating results of IMCO and its Subsidiaries on a consolidated basis as of the date of such statements; (e) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Loan Party to a tax imposed by Section 4971 of the Code; (f) each and every default by any Loan Party or any Subsidiary of any Loan Party which would reasonably be expected to result in the acceleration of the maturity of any Indebtedness for Borrowed Money, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (g) any other development in the business or affairs of IMCO and its Subsidiaries taken as a whole which could reasonably be expected to have a Material Adverse Effect; in each case, to the extent permitted by applicable law, describing the nature thereof and the action Loan Parties propose to take with respect thereto.

9.6 Annual Financial Statements.

Furnish Administrative Agent within ninety (90) days after the end of each fiscal year of the Borrowers, financial statements of IMCO and its Subsidiaries on a consolidated and consolidating basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Loan Parties and satisfactory to Administrative Agent (the “Accountants”). Such statements shall also include information with respect to IMCO, its Subsidiaries that are Loan Parties and its Non-Loan Party Subsidiaries on a condensed, consolidating basis, each in such detail as reasonably deemed necessary by the Administrative Agent in its discretion. In addition, the reports shall be accompanied by a certificate of IMCO’s senior financial officer which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by such Loan Party with respect to such event, and such certificate shall have appended thereto calculations which set forth compliance with the requirements or restrictions imposed by Sections 6.6 [Fixed Charge Coverage Ratio], 6.7 [Suspension of Financial Covenant Triggering Event], 7.1 [Merger, Consolidation, Acquisition and Sale of Assets], 7.3 [Guarantees], 7.4 [Investments], 7.5 [Loans], 7.6 [Capital Expenditures] and 7.11 [Leases]. In addition, upon the reasonable request of the Administrative Agent, the Loan Parties shall provide to the Administrative Agent the financial statements set forth above of IMCO and its Subsidiaries on a consolidating basis.

9.7 Quarterly Financial Statements.

Furnish Administrative Agent within forty-five (45) days after the end of each fiscal quarter, an unaudited balance sheet of IMCO and its Subsidiaries on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of IMCO and its Subsidiaries on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of the Loan Parties. Such statements shall also include information solely with respect to IMCO, its Subsidiaries that are Loan Parties and its Non-Loan Party Subsidiaries on a condensed, consolidating basis, each in such detail as reasonably deemed necessary by the Administrative Agent in its discretion. The reports shall be accompanied by a certificate signed by the senior financial officer of IMCO, which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by the Loan Parties with respect to such default and, such certificate shall have appended thereto calculations which set forth compliance with the requirements or restrictions imposed by Sections 6.6 [Fixed Charge Coverage Ratio], 7.1 [Merger, Consolidation, Acquisition and Sale of Assets], 7.3 [Guarantees], 7.4 [Investments], 7.5 [Loans], 7.6 [Capital Expenditures] and 7.11 [Leases]. In addition, upon the reasonable request of the Administrative Agent, the Loan Parties shall provide to the Administrative Agent the financial statements set forth above of IMCO and its Subsidiaries on a consolidating basis.

9.8 Other Reports.

Furnish Administrative Agent as soon as available, but in any event within ten (10) days after the filing thereof, with copies of such financial statements, proxy statements, registration statements, reports and returns as IMCO is or may be required to file with the United States Securities Exchange Commission or any State Securities Commission.

9.9 Additional Information.

Furnish Administrative Agent with such additional information as Administrative Agent shall reasonably request in order to enable Administrative Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by the Loan Parties including, without limitation, environmental reports or summaries of matters which may relate to material noncompliance matters (arising under this Agreement) identified by the Loan Parties; provided that, if the Loan Parties reasonably assert that such reports or summaries are covered by the attorney-client privilege, prior to disclosing such reports or summaries, the Administrative Agent and the applicable Loan Parties shall enter into a joint defense agreement or similar arrangement reasonably acceptable to the Loan Parties and the Administrative Agent sufficient to preserve the claim of such privilege. In addition, to enable the Administrative Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by the parties, furnish the following information to the Administrative Agent without the necessity of any request by the

Administrative Agent, (a) at least thirty (30) days prior thereto, notice of any Loan Party’s opening of any new place of business (excluding sales offices) or any Loan Party’s closing of any existing place of business (except sales offices), and (b) promptly upon any Loan Party’s learning thereof, notice of any strikes or walkouts or threats of any strikes or walkouts relating to any of its plants or other facilities.

9.10 Projected Operating Budget.

Furnish Administrative Agent, the later of (a) fifteen (15) days prior to the beginning of each fiscal year of IMCO, or (b) within five (5) days after the Board of Directors of IMCO approves such operating budget, (i) for fiscal year 2005, a quarter by quarter projected operating budget and cash flow of IMCO and its Subsidiaries on a consolidated basis for such fiscal year (including an income statement and cash flow statement for each quarter and a balance sheet as at the end of each fiscal quarter), and an annual projected operating budget and cash flow of IMCO and its Subsidiaries on a consolidated basis for fiscal year 2006 and each remaining fiscal year through the end of the Term (including an income statement for each fiscal year and a balance sheet as at the end of each fiscal quarter), (ii) for fiscal year 2006, a quarter by quarter projected operating budget and cash flow of IMCO and its Subsidiaries on a consolidated basis for such fiscal year (including an income statement and cash flow statement for each quarter and a balance sheet as at the end of each fiscal quarter), and an annual projected operating budget and cash flow of IMCO and its Subsidiaries on a consolidated basis for fiscal year 2007 and each remaining fiscal year through the end of the Term (including an income statement for each fiscal year and a balance sheet as at the end of each fiscal quarter), (iii) for fiscal year 2007, a quarter by quarter projected operating budget and cash flow of IMCO and its Subsidiaries on a consolidated basis for such fiscal year (including an income statement and cash flow statement for each quarter and a balance sheet as at the end of each fiscal quarter), and an annual projected operating budget and cash flow of IMCO and its Subsidiaries on a consolidated basis for fiscal year 2008 (including an income statement and cash flow statement for each fiscal year and a balance sheet as at the end of each fiscal quarter), and (iv) for fiscal year 2008, a quarter by quarter projected operating budget and cash flow of IMCO and its Subsidiaries on a consolidated basis for such fiscal year (including an income statement and cash flow statement for each quarter and a balance sheet as at the end of each fiscal quarter), all such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of IMCO to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reasonable basis to question the reasonableness of any material assumptions on which such projections were prepared.

9.11 Notice of Suits, Adverse Events.

Furnish Administrative Agent with prompt notice of (i) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person the lapse or termination of which would reasonably be expected to have a Material Adverse Effect, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent provided that such refusal would reasonably be expected to have a Material Adverse Effect; (iii) copies of any periodic or special reports filed by any Loan Party with any Governmental Body or Person, if such reports indicate any material adverse change in the business, operations, affairs or condition of IMCO and its Subsidiaries taken as a whole, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body from which one might reasonably conclude that a Material Adverse Effect has occurred.

9.12 ERISA Notices and Requests.

Furnish Administrative Agent with immediate written notice in the event that (i) any Loan Party or any member of the Controlled Group knows that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Loan Party or any member of the Controlled Group knows that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Loan Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Loan Party or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan subject to Title IV of ERISA or the establishment of any new Plan subject to Title IV of ERISA or the commencement of contributions to any Multiemployer Plan or Plan subject to Title IV of ERISA to which any Loan Party or any member of the Controlled Group was not previously contributing shall occur, (v) any Loan Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Loan Party or any member of the Controlled Group shall receive any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Loan Party or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Loan Party or any member of the Controlled Group shall fail to make a required contribution installment under Section 412 of the Code on or before the due date for such contribution or any Plan subject to Title IV of ERISA has incurred an “accumulated funding deficiency” (as defined in Section 301(a)(2) of ERISA or Section 412(a) of the Code) as of the close of the fiscal year of such Plan; (ix) any Loan Party or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

9.13 Additional Documents.

Execute and deliver to Administrative Agent, upon request, such documents and agreements as Administrative Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

X.	EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1 failure by any Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document;

10.2 any representation or warranty made or deemed made by any Loan Party in this Agreement or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith, as the case may be, shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

10.3 failure by any Loan Party to (i) furnish financial information required to be provided hereunder when due or when requested, or (ii) permit the inspection of its books or records as required hereunder;

10.4 issuance of a notice of Lien, levy, assessment, injunction or attachment against a material portion of any Loan Party’s property which is not stayed or lifted within thirty (30) days and does not otherwise constitute a Permitted Encumbrance;

10.5 except as otherwise provided for in Sections 10.1 [Events of Default] and 10.3 [Events of Default], failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition, covenant herein contained and applicable to such Loan Party (other than those in Sections 4.6 [Defense of Agent], 4.7 [Books and Records], 4.9 [Compliance with Laws] or 6.3 [Violations] hereof), or contained in any other agreement or arrangement, now or hereafter entered into between any Loan Party and Administrative Agent or any Lender;

10.6 failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition or covenant contained in Sections 4.6 [Defense of Agent], 4.7 [Books and Records], 4.9 [Compliance with Laws] or 6.3 [Violations] hereof and such failure shall continue for ten (10) days from the occurrence of such failure or neglect;

10.7 any judgment or judgments are rendered or judgment liens filed against any Loan Party for an aggregate uninsured amount in excess of Ten Million and 00/100 Dollars ($10,000,000.00) (i) which within thirty (30) days of such rendering or filing is not either appealed, satisfied, stayed or discharged of record and (ii) for which such Loan Party has not established sufficient reserves in accordance with GAAP;

10.8 any Loan Party shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

10.9 any Loan Party or any Subsidiary of any Loan Party shall admit in writing its inability, or be generally unable, to pay its debts as they become due or any Loan Party or any Subsidiary of any Loan Party with total assets consisting of five percent (5%) or more of the total consolidated assets of IMCO and its Subsidiaries shall cease operations of its present business;

10.10 any Affiliate or any Subsidiary of any Loan Party, shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

10.11 any change in any Loan Party’s condition or affairs (financial or otherwise) which in Agent’s reasonable opinion has a Material Adverse Effect; provided, however, that this Section 10.11 [Events of Default] shall not be applicable and the Agent and the Lenders shall have no rights under this Section 10.11 [Events of Default] so long as (a) the Borrowers’ Undrawn Availability for any period of three (3) consecutive Business Days is not less than Twenty-Five Million and 00/100 Dollars ($25,000,000.00), and (b) the Borrowers’ daily average Undrawn Availability for any calendar month is not less than or equal to Thirty Million and 00/100 Dollars ($30,000,000.00);

10.12 any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest, except to the extent such Lien is a Permitted Encumbrance;

10.13 an event of default has occurred under the (a) Senior Secured Notes Documentation which default shall not have been cured or waived within any applicable cure period or (b) Senior Unsecured Notes Documentation which default shall not have been cured or waived within any applicable cure period;

10.14 a default of the obligations of any Loan Party under any other material agreement to which it is a party shall occur which default is not cured within any applicable cure period and which could reasonably be expected to have a Material Adverse Effect;

10.15 any Loan Party or any Subsidiary of any Loan Party shall (a) default in any payment of principal of or interest on any Indebtedness for Borrowed Money that individually, or in the aggregate, is in excess of Five Million and 00/100 Dollars ($5,000,000.00) beyond any period of grace with respect to such payment or (b) default in the observance of any other covenant, term or condition contained in any agreement or instrument pursuant to which such Indebtedness for Borrowed Money that individually, or in the aggregate, is in excess of Five

Million and 00/100 Dollars ($5,000,000.00) is created, secured or evidenced, if the effect of such default is to cause or permit the acceleration of any such Indebtedness (whether or not such right shall have been waived);

10.16 termination or breach of any Guaranty or similar agreement executed and delivered to Administrative Agent in connection with the Obligations of any Loan Party, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or similar agreement;

10.17 any Change of Control shall occur;

10.18 any material provision of this Agreement shall, for any reason, cease to be valid and binding on any Loan Party, or any Loan Party shall so claim in writing to Administrative Agent unless such provision ceases to be valid and binding on any Loan Party at the request of, or because of any action taken by, the Administrative Agent or the other Lenders;

10.19 (i) any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent, trademark or tradename of any Loan Party which would reasonably be expected to have a Material Adverse Effect, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent which would reasonably be expected to have a Material Adverse Effect and such proceedings shall not be dismissed or discharged within sixty (60) days, or (C) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of any Loan Party’s business and (x) the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent and (y) such termination, revocation, suspension or material adverse modification would reasonably be expected to have a Material Adverse Effect; (ii) any agreement which is necessary or material to the operation of any Loan Party’s business shall be revoked or terminated and not replaced by a substitute acceptable to Administrative Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;

10.20 any portion of the Collateral in excess of Two Million and 00/100 Dollars ($2,000,000.00) shall be seized or taken by a Governmental Body, or any Loan Party or the title and rights of any Loan Party shall have become the subject matter of litigation which might, in the reasonable opinion of Administrative Agent, upon final determination, result in material impairment or loss of the security provided by this Agreement or the Other Documents;

10.21 the operations of any Loan Party’s manufacturing facility are interrupted at any time for more than twenty (20) consecutive days, which interruption would reasonably be expected to have a Material Adverse Effect excluding, however, the cessation of operations of any Loan Party’s present business which would not otherwise constitute an Event of Default under Section 10.9 [Events of Default] hereof; or

10.22 an event or condition specified in Sections 7.16 [Compliance with ERISA] or 9.12 [ERISA Notices and Requests] hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party or any member of the Controlled Group shall incur, or in the opinion of Administrative Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Administrative Agent, would have a Material Adverse Effect.

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1 Rights and Remedies.

Upon the occurrence and during the continuation of (i) an Event of Default pursuant to Section 10.8 or Section 10.9 [Events of Default], all Obligations (other than those arising under Hedging Contracts) shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Required Lenders, all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances; and (iii) a filing of a petition against any Loan Party in any involuntary case under any state or federal bankruptcy laws, the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over any Loan Party. Upon the occurrence and during the continuation of any Event of Default, Administrative Agent shall have the right to exercise any and all other rights and remedies provided for herein, under the Uniform Commercial Code and at law or equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take, to the extent permitted by applicable law, possession of and sell any or all of the Collateral with or without judicial process. Upon the occurrence and during the continuation of an Event of Default, Administrative Agent and Collateral Agent may enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and Administrative Agent and Collateral Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Administrative Agent and Collateral Agent may deem advisable and Administrative Agent and Collateral Agent may require the Loan Parties to make the Collateral available to Administrative Agent and Collateral Agent at a convenient place. Upon the occurrence and during the continuation of an Event of Default, with or without having the Collateral at the time or place of sale, Administrative Agent and Collateral Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Administrative Agent and Collateral Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Administrative Agent and Collateral Agent shall give the Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to the Loan Parties at least five (5) days prior to such sale or sales is reasonable notification. At any public sale of the Collateral, Administrative Agent, Collateral Agent or any Lender may bid for and become the purchaser, and Administrative Agent, Collateral Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by each Loan Party. In connection with the exercise of the foregoing remedies, Administrative Agent and Collateral Agent are granted permission to use all of each Loan Party’s trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with (a) Inventory for the purpose of disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The proceeds realized from the sale of any Collateral shall be applied as set forth in Section 11.5 [Allocation of Payments After Event of Default] hereof. If any deficiency shall arise, Loan Parties shall remain liable to Administrative Agent and Lenders therefor.

11.2 Administrative Agent’s and Collateral Agent’s Discretion.

Subject to Section 14.6 [Notice of Default] and Section 16.2(b) [Entire Understanding], Administrative Agent and Collateral Agent shall have the right in their sole discretion to determine which rights, Liens, security interests or remedies Administrative Agent and Collateral Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Administrative Agent’s, Collateral Agent’s or Lenders’ rights hereunder.

11.3 Setoff.

In addition to any other rights which Administrative Agent, Collateral Agent or any Lender may have under applicable law, upon the occurrence and during the continuation of an Event of Default hereunder, Administrative Agent, Collateral Agent and such Lender, including any branch, Subsidiary or Affiliate of Administrative Agent, Collateral Agent or such Lender, shall have a right to apply any Loan Party’s property held by Administrative Agent, Collateral Agent, such Lender, such branch, Subsidiary or Affiliate to reduce the Obligations.

11.4 Rights and Remedies not Exclusive.

The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5 Allocation of Payments After Event of Default.

Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of the Administrative Agent and the Collateral Agent in connection with enforcing the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to the Administrative Agent and the Collateral Agent with respect to this Agreement and the Other Documents (other than fees related to Hedging Contracts);

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under this Agreement and the Other Documents or otherwise with respect to the Obligations owing to such Lender;

FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest arising under or pursuant to this Agreement or the Other Documents;

FIFTH, to the payment of the outstanding principal amount of the Obligations constituting Advances (including the payment or cash collateralization of the outstanding amount of Letters of Credit);

SIXTH, to all other Obligations (including those arising under Hedging Contracts) and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above;

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 11.5 [Allocation of Payments].

XII.	WAIVERS AND JUDICIAL PROCEEDINGS.

12.1 Waiver of Notice.

Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2 Delay.

No delay or omission on Administrative Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

12.3 Jury Waiver.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.	EFFECTIVE DATE AND TERMINATION.

13.1 Term.

This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, Administrative Agent, Collateral Agent, each Co-Documentation Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until December 9, 2008 (the “Term”) unless sooner terminated as herein provided. The Loan Parties may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations.

13.2 Termination.

The termination of this Agreement shall not affect any Loan Party’s, Administrative Agent’s, Collateral Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. The security interests, Liens and rights granted to Administrative Agent, Collateral Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Loan Party have been paid or performed in full after the termination of this Agreement or each Loan Party has furnished Administrative Agent, Collateral Agent and Lenders with an indemnification satisfactory to Administrative Agent, Collateral Agent and Lenders with respect thereto. Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Administrative Agent shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid or performed in full. Without limitation, all indemnification obligations contained herein shall survive the termination hereof and payment in full of the Obligations.

XIV.	REGARDING ADMINISTRATIVE AGENT AND COLLATERAL AGENT.

14.1 Appointment.

Each Lender hereby designates PNC to act as Administrative Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby designates CUSA to act as Collateral Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Administrative Agent and Collateral Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Administrative Agent and Collateral Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Administrative Agent shall hold all Collateral, payments of principal and interest, charges, collections (without giving effect to any collection days) and with respect to both the Administrative Agent and the Collateral Agent, fees (except the fees described in the Administrative Agent’s Letter or the Collateral Agent’s Letter) received pursuant to this Agreement, for the ratable benefit of Lenders. Administrative Agent and Collateral Agent may perform any of their respective duties hereunder by or through their respective agents or employees. As to any matters not expressly provided for by this Agreement (including without limitation, collection of the Notes) neither Administrative Agent nor Collateral Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that neither Administrative Agent nor Collateral Agent shall be required to take any action which exposes Administrative Agent or Collateral Agent to liability or which is contrary to this Agreement or the Other Documents or applicable law unless Administrative Agent and Collateral Agent is furnished with an indemnification reasonably satisfactory to Administrative Agent and Collateral Agent with respect thereto.

14.2 Nature of Duties.

(a) Administrative Agent and Collateral Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Administrative Agent, Collateral Agent nor any of their respective officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct, or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent or Collateral Agent under or in connection with, this Agreement or any of the Other Documents, as the case may be, or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Loan Party to perform its obligations hereunder. Neither Administrative Agent nor Collateral Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Loan Party. The duties of Administrative Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; neither Administrative Agent nor Collateral Agent shall have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent or Collateral Agent any obligations in respect of this Agreement except as expressly set forth herein.

(b) The parties hereto acknowledge and agree that no Person shall have, solely by reason of its designation as a co-documentation agent, joint lead arranger or joint book runner any power, duty, responsibility or liability whatsoever under this Agreement or any of the Other Documents.

14.3 Lack of Reliance on Administrative Agent or Collateral Agent and Resignation.

Independently and without reliance upon Administrative Agent, Collateral Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Loan Party in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Loan Party. Administrative Agent and Collateral Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof. Neither Administrative Agent nor Collateral Agent shall be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other Document, or of the financial condition of any Loan Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of any Loan Party, or the existence of any Event of Default or any Default.

Administrative Agent or Collateral Agent may resign on sixty (60) days’ written notice to each of Lenders and Borrowing Agent and upon such resignation, the Required Lenders will promptly designate a successor Administrative Agent or Collateral Agent, as applicable, provided that so long as an Event of Default does not exist, such successor Administrative Agent or Collateral Agent, as applicable, shall be reasonably satisfactory to the Loan Parties.

Any such successor Administrative Agent or Collateral Agent shall succeed to the rights, powers and duties of Administrative Agent or Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent” shall mean such successor agent effective upon its appointment, and the former Administrative Agent’s or Collateral Agent’s, as the case may be, rights, powers and duties as Administrative Agent or Collateral Agent, as the case may be, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Collateral Agent. After any Administrative Agent’s or Collateral Agent’s resignation as Administrative Agent or Collateral Agent, as the case may be, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as the case may be, under this Agreement.

14.4 Certain Rights of Administrative Agent and Collateral Agent.

If Administrative Agent or Collateral Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Administrative Agent or Collateral Agent, as the case may be, shall be entitled to refrain from such act or taking such action unless and until Administrative Agent or Collateral Agent, as the case may be, shall have received instructions from the Required Lenders; and neither Administrative Agent nor Collateral Agent shall incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Administrative Agent or Collateral Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5 Reliance.

Administrative Agent and Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its respective duties hereunder, upon advice of counsel selected by either of them. Administrative Agent and Collateral Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Administrative Agent or Collateral Agent with reasonable care.

14.6 Notice of Default.

Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Administrative Agent has received notice from a Lender or a Loan Party referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Administrative Agent receives such a notice, Administrative Agent shall give notice thereof to Lenders. Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.7 Indemnification.

To the extent Administrative Agent or Collateral Agent is not reimbursed and indemnified by the Loan Parties, each Lender will reimburse and indemnify Administrative Agent and Collateral Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent or Collateral Agent, as the case may be, in performing its respective duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s or Collateral Agent’s, as the case may be, gross (not mere) negligence or willful misconduct.

14.8 Administrative Agent and Collateral Agent in their Individual Capacity.

With respect to the obligation of Administrative Agent and Collateral Agent to lend under this Agreement, the Advances made by each of them shall have the same rights and powers hereunder as any other Lender and as if they were not performing the duties as Administrative Agent or Collateral Agent, as the case may be, specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Administrative Agent and Collateral Agent in their individual capacity as a Lender. Administrative Agent may engage in business with any Loan Party as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.9 Delivery of Documents.

To the extent Administrative Agent receives financial statements required under Sections 9.6 [Annual Financial Statements], 9.7 [Quarterly Financial Statements] and 9.10 [Projected Operating Budget] and a Borrowing Base Certificate from the Borrowing Agent pursuant to the terms of this Agreement, Administrative Agent will promptly furnish such documents and information to Lenders.

14.10 Borrowers’ Undertaking to Administrative Agent.

Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with Administrative Agent to pay to Administrative Agent from time to time on demand all amounts from time to time due and payable by it for the account of Administrative Agent or Lenders or any of them pursuant to this

Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.11 No Reliance on Administrative Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

14.12 Administrative Agent and Collateral Agent.

If the Administrative Agent or the Collateral Agent (each referred to in this Section (and solely for purposes of this Section) as a “Collateral Agent” and, collectively, as the “Collateral Agents”) proposes any (or proposes any adjustment or revision to any existing) reserves, advance rates or any other borrowing base eligibility standards, or makes any other proposal regarding a determination or action which may be made by the Collateral Agents pursuant to this Agreement or any Other Document, the other Collateral Agent shall respond to such proposal with three (3) Business Days. In the event that the Collateral Agents cannot agree on reserves, advance rates, any other borrowing base eligibility standards or any other action or determination which may be made by the Collateral Agents pursuant to this Agreement or any Other Document, the determination shall be made by the particular Collateral Agent either asserting the more conservative judgment or declining to permit the requested action for which consent is being sought by the Loan Parties, as applicable.

XV.	BORROWING AGENCY.

15.1 Borrowing Agency Provisions.

(a) Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Administrative Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither Administrative Agent, Collateral Agent nor any Lender shall incur liability to Borrowers as a result thereof. To induce Administrative Agent, Collateral

Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Administrative Agent, Collateral Agent and each Lender and holds Administrative Agent, Collateral Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Administrative Agent, Collateral Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Administrative Agent, Collateral Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Administrative Agent, Collateral Agent or any Lender with respect to this Section 15.1 [Borrowing Agency Provisions] except due to willful misconduct or gross (not mere) negligence by the indemnified party.

(c) All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted to Administrative Agent, Collateral Agent or any Lender to any Borrower, failure of Administrative Agent, Collateral Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Administrative Agent, Collateral Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Administrative Agent, Collateral Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Administrative Agent, Collateral Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

15.2 Waiver of Subrogation.

Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

XVI.	MISCELLANEOUS.

16.1 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 [Notice] and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at the Administrative Agent’s, Collateral Agent’s and/or any Lender’s option, by service upon Borrowing Agent which each Loan Party irrevocably appoints as such Loan Party’s agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Administrative Agent, Collateral Agent or any Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by any Loan Party against Administrative Agent, Collateral Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

16.2 Entire Understanding.

(a) This Agreement and the documents executed concurrently herewith contain the entire understanding among each Loan Party, Administrative Agent, Collateral Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party’s, Administrative Agent’s, Collateral Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) The Required Lenders, Administrative Agent with the consent in writing of the Required Lenders, and the Loan Parties may, subject to the provisions of this Section 16.2(b) [Entire Understanding], from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by the Loan Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Administrative Agent, Collateral Agent or Loan Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, (A) without the consent of all Lenders:

(i) increase the Commitment Percentage or maximum dollar commitment of any Lender or increase the Maximum Revolving Advance Amount;

(ii) extend the maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrowers to Lenders pursuant to this Agreement;

(iii) alter the definition of the term Required Lenders or the term Super Majority Lenders or alter, amend or modify this Section 16.2(b);

(iv) release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of Ten Million and 00/100 Dollars ($10,000,000.00);

(v) change the rights and duties of Administrative Agent or Collateral Agent;

(vi) permit any Revolving Advance to be made if after giving effect thereto the sum of the Revolving Advances outstanding, the amount of Letters of Credit outstanding and the Swing Loans outstanding hereunder would exceed (x) the Maximum Revolving Advance Amount, (y) the Formula Amount for more than twenty (20) consecutive Business Days or (z) exceed one hundred and five percent (105%) of the Formula Amount at any time;

(vii) release any Loan Party from the Obligations under this Agreement, the applicable Guaranty, if any, or any Other Document; or

(viii) alter, amend or modify Section 11.5 [Allocation of Payments] hereof; or

(ix) increase the Advance Rates by more than five percentage points (5.0%) above the Advance Rates in effect on the Closing Date (provided, however, any increases in the NOLV Advance Rate shall require the consent of all Lenders);

or (B) without the consent of the Supermajority Lenders, increase the Advance Rates by up to five percentage points (5.0%) above the Advance Rates in effect on the Closing Date (provided, however, any increases in the NOLV Advance Rate shall require the consent of all Lenders).

Any such supplemental agreement shall apply equally to each Lender and shall be binding upon the Loan Parties, Lenders, Administrative Agent and Collateral Agent and all future holders of the Obligations. In the case of any waiver, the Loan Parties, Administrative Agent, Collateral Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

In the event that Administrative Agent requests the consent of a Lender pursuant to this Section 16.2 [Entire Understanding] and such consent is denied, then PNC may, at its option, require such Lender to assign its interest in the Advances to PNC or to another Lender or to any other Person designated by the Administrative Agent (the “Designated Lender”), for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event PNC elects to require any Lender to assign its interest to PNC or to the Designated Lender, PNC will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to PNC or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, PNC or the Designated Lender, as appropriate, and Administrative Agent.

In the event that Involuntary Overadvances exist, the Administrative Agent may, for the immediately following twenty (20) Business Days, in its sole discretion, without the consent of the Required Lenders, permit the sum of the outstanding Revolving Advances, the outstanding Swing Loans and the outstanding Letters of Credit to exceed the Formula Amount by up to five percent (5%) of the Formula Amount; provided, however, Administrative Agent shall require Borrowers to pay in full or otherwise eliminate any Involuntary Overadvance that remains outstanding at the end of such twenty (20) day period. The provisions of this paragraph constitute agreements among the Administrative Agent and the Lenders inter se and do not in any manner limit, impair or otherwise effect Borrowers’ obligations with respect to overadvances (whether or not Involuntary Overadvances) under Section 2.6 [Repayment of Excess Advances] above.

In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2 [Entire Understanding], the Administrative Agent is hereby authorized by the Loan Parties and the Lenders, from time to time in the Administrative Agent’s sole discretion, (a) after the occurrence and during the continuation of a Default or an Event of Default, or (b) at any time that any of the other applicable conditions precedent set forth in Section 8.2 [Conditions to Each Advance] hereof have not been satisfied, for the immediately following twenty (20) Business Days, to make Revolving Advances and/or Swing Loans to the Borrowers on behalf of the Lenders which the Administrative Agent, in its reasonable business judgment, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (iii) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement; provided, that at any time after giving effect to any such Revolving Advances, the outstanding Revolving Advances, the amount of Letters of Credit outstanding and the amount of Swing Loans outstanding do not exceed the lesser of (a) one hundred five percent (105%) of the Formula Amount, (b) the Maximum Revolving Advance Amount, or (c) one hundred fifteen percent (115%) of the Advances outstanding immediately prior to such Default or Event of Default or such noncompliance with the conditions set forth in Section 8.2 [Conditions to Each Advance] hereof.

16.3 Successors and Assigns; Participations; New Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of the Loan Parties, Administrative Agent, Collateral Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Administrative Agent, Collateral Agent and each Lender.

(b) Each Loan Party acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a “Transferee”). Each Transferee may exercise all rights of payment (including without limitation rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Transferee were the direct holder thereof provided that Borrowers shall not be required to pay to any Transferee more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Transferee had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Transferee. Each Loan Party hereby grants to any Transferee a continuing security interest in any deposits, moneys or other property actually or constructively held by such Transferee as security for the Transferee’s interest in the Advances.

(c) Any Lender may with the consent of Administrative Agent which shall not be unreasonably withheld or delayed, sell, assign or transfer all or any part of its rights under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than Five Million and 00/100 Dollars ($5,000,000.00), pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Administrative Agent and delivered to Administrative Agent for recording; provided that (i) no such consent of the Administrative Agent shall be required in the case of a sale, assignment or transfer by a Lender to an Affiliate of such Lender, and (ii) no such minimum amount shall be applicable with respect to a sale, transfer or assignment from one Lender to another Lender or with respect to a sale, transfer or assignment of a Lender’s entire commitment. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. The Loan Parties hereby consent to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. The Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d) Notwithstanding any other provision in this Agreement, any Lender may at any time pledge all or a portion of its rights under this Agreement, its Notes and the Other Documents to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. §341 without notice to or consent of the Loan Parties or the Administrative Agent. No such pledge or enforcement thereof shall release the transferor Lender of its obligations hereunder or under any Other Document.

(e) Administrative Agent shall maintain at its address a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Advances owing to each Lender from time to time. The entries in the Register shall be presumed correct, in the absence of demonstrable error, and Borrowers, Administrative Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall receive a fee in the amount of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00) payable by the applicable Purchasing Lender upon the effective date of each transfer or assignment to such Purchasing Lender; provided that no such fee shall be payable if the Purchasing Lender is an Affiliate of the transferor Lender.

(f) Each Loan Party authorizes each Lender to disclose to any Transferee or Purchasing Lender and any prospective Transferee or Purchasing Lender any and all financial information in such Lender’s possession concerning such Loan Party which has been delivered to such Lender by or on behalf of such Loan Party pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Loan Party provided that such Lender first obtain a confidentiality agreement from such prospective Transferee or Purchasing Lender.

16.4 Application of Payments.

Subject to the terms of Section 11.5 [Allocation of Payments After Event of Default] hereof, Administrative Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Loan Party makes a payment or Administrative Agent, Collateral Agent or any Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Administrative Agent, Collateral Agent or such Lender.

16.5 Indemnity.

Each Loan Party shall indemnify Administrative Agent, Collateral Agent, each Lender and each of their respective officers, directors, Affiliates, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Administrative Agent, Collateral Agent or any Lender in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Administrative Agent, Collateral Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the party being indemnified.

16.6 Notice.

Any notice or request hereunder may be given to Borrowing Agent or any Loan Party or to Administrative Agent, Collateral Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 [Notice] only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6 [Notice]) in accordance with this Section 16.6 [Notice]. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 [Notice] hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6 [Notice]. Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6 [Notice]; and

(g) If given by any other means (including by overnight courier), when actually received.

(h) Any Lender giving a Notice to Borrowing Agent or any Loan Party shall concurrently send a copy thereof to the Administrative Agent, and the Administrative Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A) If to Administrative Agent
or PNC at:	PNC Bank, National Association 2121 San Jacinto, Suite 1850 Dallas, Texas 75201 Attention: Paul R. Frank Telephone: (214) 871-1211 Telecopier: (214) 871-2015

with a copy to:	PNC Bank, National Association PNC Agency Services PNC Firstside Center 500 First Avenue Pittsburgh, Pennsylvania 15219 Attention: Rini Davis Telephone: (412) 762-6442 Telecopier: (412) 762-8672

and a copy to:	Thorp Reed & Armstrong LLP One Oxford Centre 301 Grant Street, 14th Floor Pittsburgh, Pennsylvania 15219-1425 Attention: Jeffrey J. Conn, Esquire Telephone: (412) 394-2324 Telecopier: (412) 394-2555

(B) If to Collateral Agent:	Citicorp USA, Inc. 388 Greenwich Street New York, New York 10013 Attention: David Jaffe Telephone: (212) 816-2329 Telecopier: (212) 816-2613

(C) If to a Lender other than Administrative Agent or Collateral Agent, as specified on the signature pages hereof.

(D) If to Borrowing Agent
or any Loan Party, at:

IMCO Recycling Inc.

PNC Plaza

500 West Jefferson Street

Suite 500

Louisville, KY 40202-2823

Attention: Christopher R. Clegg, Senior

Vice President, General Counsel and

Secretary

Telephone: (502) 588-3984

Telecopier: (502) 588-3923

with a copy to:

IMCO Recycling Inc.

PNC Plaza

500 West Jefferson Street

Suite 500

Louisville, KY 40202-2823

Attention: Michael D. Friday, Executive

Vice President and Chief Financial Officer

Telephone: (502) 588-3981

Telecopier: (502) 588-3923

and a copy to:	Fulbright & Jaworski L.L.P. 1301 McKinney, Suite 5100 Houston, Texas 77010-3095 Attention: Marc Folladori Telephone: (713) 651-5538 Telecopier: (713) 651-5246

16.7 Survival.

The obligations of the Loan Parties under Sections 2.2(f) [Procedure for Borrowing Advances], 3.7 [Increased Cost], 3.8 [Basis For Determining Interest Rate], 3.9 [Capital Adequacy], 4.18(g) [Environmental Matters], 14.7 [Indemnification] and 16.5 [Indemnity] shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

16.8 Severability.

If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9 Expenses.

All costs and expenses including, without limitation, reasonable attorneys’ fees (including the allocated costs of in house counsel) and disbursements incurred by Administrative Agent and Collateral Agent on their behalves or on behalf of Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Administrative Agent’s security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Administrative Agent’s, Collateral Agent’s or any Lender’s transactions with any Loan Party, or (e) in connection with any advice given to Administrative Agent, Collateral Agent or any Lender with respect to its rights and obligations under this Agreement and all related agreements, may be charged to Borrowers’ Account and shall be part of the Obligations.

16.10 Injunctive Relief.

Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lenders; therefore, Administrative Agent, if Administrative Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11 Consequential Damages.

Neither Administrative Agent, Collateral Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Loan Party for any special, incidental, consequential or punitive damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

16.12 Captions.

The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13 Counterparts; Telecopied Signatures.

This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

16.14 Construction.

The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15 Confidentiality; Sharing Information.

(a) Administrative Agent, Collateral Agent, each Lender and each Transferee shall hold all non-public information obtained by Administrative Agent, Collateral Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Administrative Agent’s, Collateral Agent’s such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Administrative Agent, Collateral Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (b) to Administrative Agent, Collateral Agent, any Lender or to any prospective Transferees and Purchasing Lenders, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by applicable law or court order, Administrative Agent, Collateral Agent, each Lender and each Transferee shall use its best efforts prior to disclosure thereof, to notify the applicable Loan Party of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Administrative Agent, Collateral Agent, any Lender or any Transferee be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of Administrative Agent, Collateral Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.

(b) Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Loan Party hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of Section 16.15 [Confidentially; Sharing Information] as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of the Loan Agreement.

16.16 Tax Withholding Clause.

Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of the Administrative Agent, each other Lender or assignee or participant of a Lender) agrees that it will deliver to each of the Borrowing Agent and the Administrative Agent two (2) duly completed appropriate valid Withholding Certificates certifying its status (as a U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code.

The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under § 1.1441-1(e)(2) and/or (3) of the Income Tax Regulations (the “Regulations”); a statement described in § 1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Internal Revenue Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Each Lender, assignee or participant required to deliver to the Borrowing Agent and the Administrative Agent a Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows: (A) each Lender which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrowers hereunder for the account of such Lender; (B) each assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Administrative Agent in its sole discretion shall permit such assignee or participant to deliver such valid Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Administrative Agent). Each Lender, assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to each of the Borrowing Agent and the Administrative Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrowing Agent or the Administrative Agent. Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax, the Administrative Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so. Further, the Administrative Agent is indemnified under § 1.1461-1(e) of the Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code.

16.17 USA Patriot Act.

(a) Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United states or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA Patriot Act.

(b) Each Lender that is subject to the requirements of the USA Patriot Act hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the USA Patriot Act.

16.18 Publicity.

Each Loan Party and each Lender hereby authorizes Administrative Agent to make appropriate announcements of the financial arrangement entered into among Loan Parties, Administrative Agent and Lenders, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Administrative Agent shall in its sole and absolute discretion deem appropriate.

16.19 Transitional Arrangements.

On the Closing Date, this Agreement shall supersede the Existing Credit Agreement in its entirety, except as provided in this Section 16.19 [Transitional Arrangements]. On the Closing Date, the rights and obligations of the parties evidenced by the Existing Credit Agreement shall be evidenced by this Agreement and the Other Documents. Without limiting the generality of the foregoing and to the extent necessary, the Lenders and the Administrative Agent reserve all of their rights under the Existing Credit Agreement and the Borrowers hereby obligate themselves again in respect of all present and future Obligations under, inter alia, the Existing Credit Agreement, as amended and restated by this Agreement.

[INTENTIONALLY LEFT BLANK]

Each of the parties has signed this Agreement as of the day and year first above written.

BORROWERS:

ATTEST/WITNESS		IMCO RECYCLING INC.

By:	/s/ Christopher R. Clegg	By:	/s/ Sean M. Stack

Name:	Christopher R. Clegg	Name:	Sean M. Stack

Title:	Senior Vice President	Title:	Senior Vice President

IMCO INVESTMENT COMPANY

IMCO RECYCLING OF INDIANA INC.

IMCO ENERGY CORP.

IMCO RECYCLING OF ILLINOIS INC.

ALCHEM ALUMINUM, INC.

INTERAMERICAN ZINC, INC.

IMCO RECYCLING OF CALIFORNIA, INC.

IMCO INTERNATIONAL, INC.

IMCO RECYCLING OF OHIO INC.

IMSAMET, INC.

IMCO RECYCLING OF IDAHO INC.

IMCO RECYCLING OF UTAH INC.

ROCK CREEK ALUMINUM, INC.

U.S. ZINC CORPORATION

GULF REDUCTION CORPORATION

MIDWEST ZINC CORPORATION

METALCHEM, INC.

U.S. ZINC EXPORT CORPORATION

ALCHEM ALUMINUM SHELBYVILLE INC.

ATTEST/WITNESS		INDIANA ALUMINUM INC. IMCO RECYCLING SERVICES COMPANY WESTERN ZINC CORPORATION

By:	/s/ Christopher R. Clegg	By:	/s/ Sean M. Stack

Name:	Christopher R. Clegg	Name:	Sean M. Stack

Title:	Senior Vice President	Title:	Senior Vice President

ATTEST/WITNESS		IMCO Recycling of Michigan, L.L.C.

By:	/s/ Christopher R. Clegg	By:	IMCO Recycling Inc., Its Manager

Name:	Christopher R. Clegg	By:	/s/ Sean M. Stack

Title:	Senior Vice President	Name:	Sean M. Stack

		Title:	Senior Vice President

IMCO MANAGEMENT PARTNERSHIP L.P.

ATTEST/WITNESS		By:	IMCO Recycling Inc., its General Partner

By:	/s/ Christopher R. Clegg	By:	/s/ Sean M. Stack

Name:	Christopher R. Clegg	Name:	Sean M. Stack

Title:	Senior Vice President	Title:	Senior Vice President

Administrative Agent and Lenders:

PNC Bank, National Association, as Lender and as Administrative Agent

By:	/s/ Timothy S. Culver

Name:	Timothy S. Culver

Title:	Vice President

Address:	249 Fifth Avenue, 6th Floor Pittsburgh, PA 15222

Commitment Percentage: 8.307692308%

Citicorp USA, Inc., as Lender and as Collateral Agent

By:	/s/ David Jaffe

Name:	David Jaffe

Title:	Vice President

Address:	399 Park Avenue New York, NY 10043

Commitment Percentage: 8.307692308%

Deutsche Bank Trust Company Americas, as Lender and as Co-Documentation Agent

By:	/s/ Mark E. Funk

Name:	Mark E. Funk

Title:	Managing Director

Address:	60 Wall Street

New York, NY 10005

Commitment Percentage: 8.307692308%

National City Business Credit, Inc., as Lender and as Co-Documentation Agent

By:	/s/ Gregory A. Steve

Name:	Gregory A. Steve

Title:	Managing Director

Address:	1965 East 6th Street 4th Floor Locator 01-3049 Cleveland, OH 44114

Commitment Percentage: 7.692307692%

Key Bank National Association, as Lender and as Co-Documentation Agent

By:	/s/ Jason T. Sylvester

Name:	Jason T. Sylvester

Title:	Assistant Vice President

Address:	127 Public Square, 6th Floor

Mailcode: OH-01-27-0618

Cleveland, OH 44114

Commitment Percentage: 7.692307692%

LaSalle Business Credit, LLC, as Lender

By:	/s/ Susan M. Davis

Name:	Susan M. Davis

Title:	Vice President

Address:	435 S. LaSalle Street, Ste. 450

Chicago, IL 60603

Commitment Percentage: 7.692307692%

Wachovia Bank, National Association, as Lender

By:	/s/ Elizabeth L. Schoen

Name:	Elizabeth L. Schoen

Title:	Director

Address:	191 Peachtree Street MC GA-8056

Atlanta, GA 30303-1757

Commitment Percentage: 7.692307692%

Allied Irish Banks plc, as Lender

By:	/s/ Martin S. Chin

Name:	Martin S. Chin

Title:	Vice President

Address:	601 S. Figueroa St. Suite 4650

Los Angeles, CA 90017

Commitment Percentage: 4.923076923%

JPMorgan Chase Bank, N.A., as Lender

By:	/s/ David L. Carey

Name:	David L. Carey

Title:	VP

Address:	8044 Montgomery Rd, Suite 350

Cincinnati, OH 45236

Commitment Percentage: 4.923076923%

The CIT Group/Business Credit, Inc., as Lender

By:	/s/ Juan R. Ramirez

Name:	Juan R. Ramirez

Title:	Assistant Vice President

Address:	10 S. LaSalle Street, Suite 2200

Chicago, IL 60603

Commitment Percentage: 4.923076923%

Wells Fargo Foothill, LLC, as Lender

By:	/s/ Sanat S. Amladi

Name:	Sanat S. Amladi

Title:	Vice President

Address:	2450 Colorado Avenue, Ste. 3000W

Santa Monica, CA 90404

Commitment Percentage: 4.923076923%

General Electric Capital Corporation, as Lender

By:	/s/ James O’Donnell

Name:	James O’Donnell

Title:	Duly Authorized Signatory

Address:	500 West Monroe St.

Chicago, IL 60661

Commitment Percentage: 4.923076923%

HSBC Business Credit (USA) Inc., as Lender

By:	/s/ Matthew W. Rickert

Name:	Matthew W. Rickert

Title:	Assistant Vice President

Address:	452 5th Avenue, 4th Floor

New York, NY 10018

Commitment Percentage: 4.923076923%

Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., as Lender

By:	/s/ Tom Bukowski

Name:	Tom Bukowski

Title:	Director

Address:	225 Liberty St.

New York, NY 10281

Commitment Percentage: 4.923076923%

US Bank, National Association, as Lender

By:	/s/ Jeffrey A. Kessler

Name:	Jeffrey A. Kessler

Title:	Vice President

Address:	425 Walnut Street, 14th Floor

Cincinnati, OH 45202

Commitment Percentage: 4.923076923%

Fifth Third Bank, as Lender

By:	/s/ Mike Ehlert

Name:	Mike Ehlert

Title:	Vice President

Address:	5430 LBJ Freeway, Suite 1200

Dallas, Texas 75240

Commitment Percentage: 2.769230769%

Webster Business Credit Corporation, as Lender

By:	/s/ Alan F. McKay

Name:	Alan F. McKay

Title:	Vice President

Address:	One State Street, 7th Floor

New York, NY 10004

Commitment Percentage: 2.153846154%

List of Exhibits and Schedules

Exhibits:

Exhibit 2.1(a)	Revolving Credit Note

Exhibit 2.16(d)	Swing Loan Note

Exhibit 5.5(a)	Projections

Exhibit 8.1(j)	Financial Condition Certificate

Exhibit 16.3	Commitment Transfer Supplement

Exhibit A	Borrowing Base Certificate

Exhibit B	Blocked Account Agreements

Schedules:

Schedule 1.2	Liens

Schedule 2.9	Existing Letters of Credit

Schedule 4.5	Inventory Locations

Schedule 4.15(c)	Location of Executive Offices

Schedule 5.2(a)	States of Qualification and Good Standing

Schedule 5.2(b)	Subsidiaries

Schedule 5.4	Federal Tax Identification Number

Schedule 5.6	Prior Names

Schedule 5.7	Environmental

Schedule 5.8(b)	Litigation

Schedule 5.8(d)	Plans

Schedule 5.9	Intellectual Property

Schedule 5.10	Licenses and Permits

Schedule 5.14	Labor Disputes

Schedule 5.22	Business and Property of Loan Parties

Schedule 7.1(b)(7)	Sale of the Cook Hot Mill

Schedule 7.3	Guarantees

Schedule 7.4	Investments

Schedule 7.5	Loans

Schedule 7.8	Indebtedness

Schedule 7.10	Transactions with Affiliates

Schedule 8.1(t)	Inventory Locations (Leasehold and Similar Agreements)